                          AGREEMENT AND PLAN OF MERGER


                                      among


                       PEGASUS COMMUNICATIONS CORPORATION

                        and certain of its shareholders,

                          PEGASUS DTS MERGER SUB, INC.,

                                       and

                        DIGITAL TELEVISION SERVICES, INC.

                         and certain of its shareholders










                        --------------------------------

                                 January 8, 1998

                        --------------------------------

                                Table of Contents


              ARTICLE I
                              DEFINITIONS..................................  1
1.1     Certain Definitions................................................  1
1.2     Other Definitions.................................................. 10

             ARTICLE II
                           BASIC TRANSACTION............................... 11
2.1     Merger; Surviving Corporation...................................... 11
2.2     Certificate of Incorporation....................................... 11
2.3     By-Laws............................................................ 11
2.4     Directors and Officers............................................. 11
2.5     Effective Time..................................................... 12
2.6     Exchange of Certificates........................................... 12
2.7     Merger Consideration; Conversion and Cancellation of
        Securities......................................................... 12
2.8     Stock Transfer Books............................................... 14
2.9     Dissenting Shares.................................................. 14
2.10    Failure to Surrender Share Certificates............................ 14
2.11    Closing............................................................ 14
2.12    Treatment of Certain Outstanding Warrants and Options of
        the Company........................................................ 15
2.13    Shareholder Notes.................................................. 16

             ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY................. 17
3.1     Organization and Qualification..................................... 17
3.2     Capitalization..................................................... 18
3.3     Authority and Validity............................................. 19
3.4     No Breach or Violation............................................. 19
3.5     Consents and Approvals............................................. 20
3.6     Title to Assets.................................................... 20
3.7     Intellectual Property.............................................. 20
3.8     Compliance with Legal Requirements................................. 21
3.9     Financial and Other Information.................................... 21
3.10    Company Credit Facility............................................ 22
3.11    Subsequent Events.................................................. 22
3.12    Undisclosed Liabilities............................................ 22
3.13    Legal Proceedings.................................................. 22
3.14    Taxes.............................................................. 23
3.15    Employee Benefits; Employees....................................... 23
3.16    Contracts.......................................................... 25
3.17    Books and Records.................................................. 27

3.18    Business Information................................................ 27
3.19    Insurance........................................................... 28
3.20    Disclosure.......................................................... 28
3.21    Brokers or Finders.................................................. 29
3.22    Certain Payments.................................................... 29
3.23    Subscribers......................................................... 29
3.24    Favorable Business Relationships.................................... 29
3.25    Securities Matters.................................................. 30
3.26    Billing and Authorization System.................................... 30

             ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF
                  THE PRINCIPAL COMPANY SHAREHOLDERS........................ 30
4.1     Authority and Validity.............................................. 30
4.2     Ownership........................................................... 30
4.3     Consents and Approvals.............................................. 31
4.4     Certain Information................................................. 31

              ARTICLE V
   REPRESENTATIONS AND WARRANTIES OF PEGASUS
5.1     Organization and Qualification...................................... 31
5.2     Capitalization...................................................... 32
5.3     Authority and Validity.............................................. 32
5.4     No Breach or Violation.............................................. 32
5.5     Consents and Approvals.............................................. 33
5.6     Title to Assets..................................................... 33
5.7     Intellectual Property............................................... 33
5.8     Compliance with Legal Requirements.................................. 33
5.9     Legal Proceedings................................................... 34
5.10    Subsequent Events................................................... 34
5.11    Financial and Other Information..................................... 34
5.12    Undisclosed Liabilities............................................. 35
5.13    Taxes............................................................... 35
5.14    Employee Benefits; Employees........................................ 36
5.15    Contracts........................................................... 37
5.16    Business Information................................................ 38
5.17    Disclosure.......................................................... 38
5.18    Brokers or Finders.................................................. 39
5.19    Certain Payments.................................................... 39
5.20    Subscribers......................................................... 39
5.21    Favorable Business Relationships.................................... 39
5.22    Securities Matters.................................................. 39
5.23    FCC Matters......................................................... 40

                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF MERGER SUB............ 40
      6.1     Organization and Qualification............................... 40
      6.2     Certificate of Incorporation and Bylaws...................... 41
      6.3     Authority.................................................... 41
      6.4     No Conflict; Required Filings and Consents................... 41
      6.5     Vote Required................................................ 42


                   ARTICLE VII
                       PRE-CLOSING COVENANTS OF THE SELLERS................ 42
      7.1     Additional Information....................................... 42
      7.2     Exclusivity.................................................. 42
      7.3     Continuity and Maintenance of Operations..................... 43
      7.4     Consents and Approvals....................................... 45
      7.5     Adoption by Shareholders..................................... 45
      7.6     Securities Filings; Financial Information.................... 46
      7.7     Notification of Certain Matters.............................. 46
      7.8     Supplements to Company Disclosure Statement and Company
              Registration Statement....................................... 46
      7.9     Duty of Good Faith and Fair Dealing.......................... 47
      7.10    Employee Matters............................................. 47
      7.11    1997 Company Financial Statements............................ 47
      7.12    1997 Tax Returns............................................. 47
      7.13    Indemnity under Prior Company Acquisitions................... 47

                  ARTICLE VIII

PRE-CLOSING COVENANTS OF THE PEGASUS PARTIES............................... 48
      8.1     Additional Information....................................... 48
      8.2     Exclusivity.................................................. 48
      8.3     Conduct of Business.......................................... 49
      8.4     Consents and Approvals....................................... 49
      8.5     Adoption by Pegasus Shareholders............................. 50
      8.6     Merger Registration Statement................................ 50
      8.7     Notification of Certain Matters.............................. 50
      8.8     Supplements to Pegasus Disclosure Statement.................. 51
      8.9     Duty of Good Faith and Fair Dealing.......................... 51
      8.10    Tax Certificate.............................................. 51

                   ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PEGASUS PARTIES................. 51
      9.1     Accuracy of Representations.................................. 51
      9.2     Covenants.................................................... 52
      9.3     Consents and Approvals....................................... 52

     9.4     Dissenters' Rights............................................. 53
     9.5     Delivery of Documents.......................................... 53
     9.6     No Material Adverse Change..................................... 54
     9.7     No Litigation.................................................. 54
     9.8     NRTC Compliance Certificate.................................... 54

                   ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS.......................... 55
     10.1    Accuracy of Representations.................................... 55
     10.2    Covenants...................................................... 55
     10.3    Consents and Approvals......................................... 55
     10.4    Delivery of Documents.......................................... 56
     10.5    No Material Adverse Change..................................... 57
     10.6    Litigation..................................................... 57

                  ARTICLE XI
                             POST-CLOSING COVENANTS......................... 57
     11.1    Transition..................................................... 57
     11.2    Indemnification of Directors, Officers and Managers of the
             Company and its Predecessors; Directors' and Officers'
             Insurance...................................................... 57
     11.3    Certain Securities Law Matters................................. 59
     11.4    Offer to Purchase.............................................. 59


                  ARTICLE XII
                                   TERMINATION.............................. 59
     12.1    Events of Termination.......................................... 59
     12.2    Effect of Termination.......................................... 61
     12.3    Procedure Upon Termination..................................... 61

                 ARTICLE XIII
                                 INDEMNIFICATION............................ 61
     13.1    Survival of Representations and Warranties..................... 61
     13.2    Indemnification Provisions for Benefit of the Pegasus Parties.. 61
     13.3    Indemnification Provisions for Benefit of the Shareholders..... 62
     13.4    Matters Involving Third Parties................................ 63
     13.5    Determination of Adverse Consequences.......................... 64
     13.6    Payment in Shares.............................................. 65
     13.7    No Indemnification for Certain Disclosed Matters............... 65

                  ARTICLE XIV
MISCELLANEOUS............................................................... 66
     14.1     Parties Obligated and Benefited............................... 66
     14.2     Notices....................................................... 66

   14.3     Attorneys' Fees............................................... 67
   14.4     Headings...................................................... 67
   14.5     Choice of Law................................................. 67
   14.6     Rights Cumulative............................................. 67
   14.7     Further Actions............................................... 67
   14.8     Time of the Essence........................................... 67
   14.9     Late Payments................................................. 68
   14.10    Counterparts.................................................. 68
   14.11    Entire Agreement.............................................. 68
   14.12    Amendments and Waivers........................................ 68
   14.13    Construction.................................................. 68
   14.14    Expenses...................................................... 68
   14.15    Disclosure.................................................... 68
   14.16    Company Action................................................ 69



                                    Exhibits



Exhibit 1         Fleet Confidentiality Agreement

Exhibit 2         Indemnification Agreement of Columbia Principals

Exhibit 3         Noncompetition Agreement -- Management

Exhibit 4         Noncompetition Agreement -- Owners

Exhibit 5         Registration Rights Agreement

Exhibit 6         Voting Agreement

Exhibit 7         Certificate of Merger

Exhibit 8         Tax Certificate

Exhibit 9         Certain addresses for notices

         AGREEMENT AND PLAN OF MERGER, dated January 8, 1998 (the "Agreement"), among PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation ("Pegasus"), PEGASUS DTS MERGER SUB, INC., a Delaware corporation ("Merger Sub"), DIGITAL TELEVISION SERVICES, INC., a Delaware corporation (the "Company," which term also includes (unless the context otherwise requires) Digital Television Services, LLC, a Delaware limited liability company to which the Company succeeded by merger (the "Corporate Conversion") on October 10, 1997, the shareholders of Pegasus that have executed this Agreement (the "Principal Pegasus Shareholders"), and the shareholders of the Company that have executed this Agreement (the "Principal Company Shareholders"). Pegasus, Merger Sub, the Company, the Principal Pegasus Shareholders and the Principal Company Shareholders are collectively referred to herein as the "Parties." The Company and the Principal Company Shareholders are sometimes referred to herein collectively as the "Sellers." Pegasus, Merger Sub and the Principal Pegasus Shareholders are sometimes referred to herein collectively as the "Pegasus Parties."

                                    RECITALS:

         Subsidiaries (this and certain other terms are defined in Article I) of the Company are party to certain NRTC Distribution Agreements with the National Rural Telecommunications Cooperative ("NRTC"), pursuant to which Subsidiaries of the Company hold rights to distribute DIRECTV(R) ("DIRECTV") programming offered by DirecTV, Inc. in the Service Areas.

         The Parties intend for Pegasus to acquire the Company and its Subsidiaries by means of the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein.

         For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under Section 368(a) of the Code.

         NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

                  1.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

                  "Accounts Receivable" means the accounts receivable identified in the Books and Records and reported on NRTC Report 19A.

                  "Acquisition" means the acquisition by a Person of any business (including a DIRECTV Distribution Business), assets or property other than in the Ordinary Course, whether by way of the purchase of assets or stock, by merger, consolidation or otherwise.

                  "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, assessments, dues, penalties, fines, interest, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees (including court costs, settlement costs, legal, accounting, experts' and other fees, costs and expenses).

                  "Affiliate" means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

                  "Agreement in Principle" means that certain letter agreement dated November 5, 1997, among the Parties.

                  "Applicable Rate" means the prime rate reported in The Wall Street Journal from time to time, plus 3%.

                  "Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Business and in which the Company or any of its Subsidiaries has any right, title or interest or in which the Company or any of its Subsidiaries acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the Books and Records of the Company or any of its Subsidiaries, including Accounts Receivable, Books and Records, Consumer Contracts, Contracts, Intangibles, Intellectual Property, Inventory, NRTC Patronage Capital, Personal Property and subscribers.

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

                  "Books and Records" mean all of the Company's and its Subsidiaries' books and records, including purchase and sale order files, invoices, sales materials and records, customer lists, mailing lists, marketing information, personnel records and files, technical data and records, all NRTC Reports and invoices, all correspondence with and documents pertaining to NRTC, DIRECTV, subscribers, suppliers, Governmental Authorities and other third parties, all records evidencing the Accounts Receivable and a schedule of Accounts Receivable aging, all other financial records and all books and records relating to the Company's and its Subsidiaries' formation and capitalization, including corporate seals, minute books and stock books.

                  "Business" means the DIRECTV distribution business conducted by the Company and its Subsidiaries pursuant to rights granted under the NRTC Distribution Agreements.

                  "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York, are required or authorized to be closed.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Collateral Documents" mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or thereunder.

                  "Columbia Principals" means James B. Murray, Jr., David P. Mixer, Mark R. Warner, Robert B. Blow, Mark J. Kington, Harry F. Hopper, III, R. Philip Herget, III, Neil P. Byrne, Barton Schneider, and James Fleming.

                  "Commission" means the Securities and Exchange Commission or any Governmental Authority that succeeds to its functions.

                  "Committed Member Residence" has the meaning assigned to it in the NRTC Distribution Agreement.

                  "Company Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of July 30, 1997, as amended as of October 30, 1997, among the Company, the lenders identified therein, and Canadian Imperial Bank of Commerce, New York Agency, as agent.

                  "Company Disclosure Statement" means the disclosure statement delivered by the Company and the Principal Company Shareholders to Pegasus concurrently with the execution of this Agreement, as supplemented pursuant to
Section 7.8.

                  "Company Financial Model" means the Company's financial projections attached as Exhibit A to the Company Disclosure Statement, as updated from time to time pursuant to Section 7.3(c)(i).

                  "Company Indenture" means the indenture dated as of July 30, 1997, among the Company as successor by merger to Digital Television Services, LLC, DTS Capital, Inc., the

Guarantors identified therein, and the Bank of New York, as trustee, as supplemented by a supplemental indenture dated as of October 10, 1997.

                  "Company Registration Statement" means the Company's registration statement on Form S-4, No. 333-36217, as filed with the Commission on September 24, 1997, by Digital Television Services, LLC, DTS Capital, Inc. and the other registrants identified therein, as amended by Amendment No. 1 thereto, filed with the Commission on November 19, 1997, by Amendment No. 2 thereto, filed with the Commission on December 15, 1997, by Amendment No. 3 thereto, filed with the Commission on December 23, 1997, and by Amendment No. 4 thereto, filed with the Commission on December 24, 1997, and as amended from time to time thereafter.

                  "Company Senior Management" means Douglas S. Holladay, Jr., Earl A. MacKenzie and Donald A. Doering.

                  "Confidentiality Agreement" means the Confidentiality Agreement dated April 10, 1997, between Pegasus and the Company, as successor by merger to Digital Television Services, LLC.

                  "Consumer Contract" means any rental agreement, lease agreement, installment sale agreement or other agreement or arrangement under which the Company or any of its Subsidiaries (or predecessors in interest) has rented, leased or sold any DSS System or other Inventory to a subscriber or has otherwise financed the acquisition or use of any DSS System or other Inventory by a subscriber.

                  "DIRECTV Distribution Business" means the distribution of any service transmitted using the frequencies licensed to Hughes Communications Galaxy or its successors at the 101(0) West orbital location.

                  "DSS System" means the satellite receiving system for DIRECTV consisting of an eighteen inch satellite antenna dish, an integrated receiver decoder and a remote control.

                  "Employee Benefit Plan" means any: (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan; or (e) other employee benefit arrangement or payroll practice.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(l).

                  "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including restrictive covenants, leases and licenses).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" means First Union National Bank.

                  "Escrow Agreement" means an escrow agreement in form and substance reasonably satisfactory to the Parties to be entered into on the Closing Date to provide for the escrow of the Company Escrow Shares pursuant to
Section 2.7(b), which shall in all material respects conform to Revenue Procedure 84-42.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Exchange Offer" means the exchange offer made by means of the Company Registration Statement.

                  "Fleet Confidentiality Agreement" means the form of confidentiality agreement attached hereto as Exhibit 1.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "Governmental Authority" means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indemnification Agreement" means the form of indemnification agreement attached hereto as Exhibit 2, as executed by the Columbia Principals and each of the Successor Principal Company Shareholders.

                  "Intangibles" mean all accounts, notes and other receivables, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, rights of recoupment and other intangible assets owned, used or held for use in the Business.

                  "Intellectual Property" means (i) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith; (ii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (iv) all computer software (including data and related documentation); (v) all other proprietary rights; and (vi) all copies and tangible embodiments thereof (in whatever form or medium).

                  "Inventory" means the DSS Systems and other equipment owned by the Company or any of its Subsidiaries for sale, lease or rent to subscribers or that has been rented or leased to subscribers or sold to subscribers on an installment basis.

                  "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice, magistrate or any other Governmental Authority.

                  "Legal Requirement" means any statute, ordinance, law, rule, regulation, code, plan, injunction, judgment, order, decree, ruling, charge or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                  "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Market Price" per share of Pegasus Class A Common Stock on any day means the average of the Quoted Prices of the Pegasus Class A Common Stock for 30 consecutive trading days commencing 45 trading days before such day. The "Quoted Price" of the Pegasus Class A Common Stock on any day means the last reported sale price on such day of the Pegasus Class A Common Stock as reported by the Nasdaq National Market or, if the Pegasus Class A Common Stock is listed on a securities exchange, the last reported sale price of the Pegasus Class A Common Stock on such exchange, which shall be for consolidated trading if applicable to such exchange, or, if not so reported or listed, the last reported bid price of the Pegasus Class A Common Stock.

                  "Material Adverse Effect on the Company" means a material adverse effect on (a) the Company, its Subsidiaries, the Assets and the Business, taken as a whole, (b) the validity, binding effect or enforceability of this Agreement or the Collateral Documents, or (c) the ability of the Company or any of the DTS Parties to perform its obligations under this Agreement or any of the Collateral Documents.

                  "Material Adverse Effect on Pegasus" means a material adverse effect on (a) Pegasus, its Subsidiaries and their assets and business, taken as a whole, (b) the validity, binding effect or enforceability of this Agreement or the Collateral Documents, or (c) the ability of any of the Pegasus Parties to perform its obligations under this Agreement or any of the Collateral Documents.

                  "Merger Consideration" means the shares of Pegasus Class A Common Stock and the cash in lieu of fractional shares of Pegasus Class A Common Stock deliverable by Pegasus in exchange for Company Capital Stock pursuant to
Section 2.7.

                  "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37).

                  "Noncompetition Agreement -- Management" means the form of noncompetition agreement attached hereto as Exhibit 3.

                  "Noncompetition Agreement -- Owners" means the form of noncompetition agreement attached hereto as Exhibit 4.

                  "NRTC Distribution Agreement" means any contract, commitment, agreement, instrument or other document pursuant to which NRTC and/or DirecTV, Inc. and/or any of their Affiliates has granted the Company or any of its Subsidiaries rights relating to the marketing and distribution of DIRECTV in the Service Areas, including those certain NRTC/Member Agreements for Marketing and Distribution of DBS Services, as amended and supplemented, identified in Section
3.16 of the Company Disclosure Statement.

                  "NRTC Patronage Capital" means any equity interest in NRTC allocated to the Company or any of its Subsidiaries or if such equity interest is not transferrable the right to receive any distributions on account of such equity interest.

                  "Offer to Purchase" means the Offer to Purchase (as defined in the Company Indenture) required by Section 4.14 of the Company Indenture to be made as a result of the Merger.

                  "Ordinary Course" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Pegasus Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of Pegasus.

                  "Pegasus Credit Agreement" means the credit agreement dated as of December 10, 1997, among Pegasus Media & Communications, Inc., the lenders party thereto, and Bankers Trust Company, as agent for such lenders.

                  "Pegasus Disclosure Statement" means the disclosure statement delivered by the Pegasus Parties to the Company concurrently with the execution of this Agreement, as supplemented pursuant to Section 8.8.

                  "Pegasus Exchange Offer Registration Statement" means Pegasus's registration statement on Form S-4, No. 333-40205, as filed with the Commission on November 14, 1997, and as amended from time to time thereafter.

                  "Permit" means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Governmental Authority.

                  "Permitted Liens" means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Governmental Authority to regulate the affected property; (iii) statutory liens of banks and rights of set-off; (iv) as to leased Assets, interests of the lessors thereof and liens affecting the interests of the lessors thereof; (v) inchoate materialmen's, mechanics', workmen's, repairmen's or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation and other types of social security; (vii) earnest money deposits made to secure the performance of contracts to acquire DIRECTV Distribution Businesses, so long as no foreclosure, sale or similar proceedings have been commenced; (viii) licenses of trademarks or other intellectual property rights granted by the Company in the ordinary course and not interfering in any material respect with the ordinary conduct of the business of the Company; and (ix) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any Contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the Ordinary Course or render title thereto unmarketable or uninsurable.

                  "Permitted Redemption" means the redemption of or the agreement to redeem shares of the Company's common stock (or the agreement described in Section 2.13(b) to purchase shares of Pegasus Class A Common Stock into which the Company's common stock is converted pursuant to the Merger) held by the maker of any Shareholder Note (or such maker's successors and assigns) solely in exchange for all or a portion of such maker's Shareholder Note.

                  "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  "Personal Property" means all tangible personal property of the Company and its Subsidiaries, whether or not identified in Section 3.6 of the Company Disclosure Statement.

                  "Registration Rights Agreement" means the form of registration rights agreement attached hereto as Exhibit 5.

                  "Representative" means any director, officer, employee, agent, consultant, adviser or other representative of a Person, including legal counsel, accountants and financial advisors.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Service Areas" means the areas identified on Exhibits "C" of each NRTC Distribution Agreement identified in Section 3.16 of the Company Disclosure Statement.

                  "Shareholder Notes" means those three noninterest bearing, nonrecourse promissory notes in the aggregate principal amount of $870,490 received by the Company from Douglas S. Holladay, Jr., Donald A. Doering and William Dorran in connection with their purchase of 87,049 shares of the Company's common stock.

                  "Specified Owners" means Columbia Capital Corporation, Columbia DBS, Inc., Columbia DBS Investors, L.P., Columbia DBS Class A Investors, LLC, the Columbia Principals, J.H. Whitney Equity Partners LLC, and Whitney Equity Partners, L.P.

                  "Subscriber" means any subscriber who is reported by the NRTC as an active DIRECTV subscriber account of the Business, excluding the account of any subscriber who (i) does not pay for a core DIRECTV programming package (except commercial subscribers); (ii) receives a discount from the Company for DIRECTV programming other than pursuant to promotions of the NRTC or DIRECTV;
(iii) resides outside the Service Areas or is not otherwise a Committed Member Residence; (iv) is pending disconnection for any reason; or (v) is 60 days or more past due in the payment of any amount payable to the Company or any of its Subsidiaries or is categorized as a "Level 2 Disconnection".

                  "Subsidiary" of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its Subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or Subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

                  "Successor Principal Company Shareholders" means those Persons who, at any time after the date hereof and prior to the Effective Time, become the owners of any of the capital stock of the Company owned by the Principal Company Shareholders on the date hereof.

                  "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

                  "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Voting Agreement" means the form of voting agreement attached hereto as Exhibit 5.

                  1.2 Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated. Term Section

"Additional Shareholder Note Shares".......................................2.13
"Agreement"............................................................Preamble
"Certificate of Merger".....................................................2.5
"Claim"....................................................................11.2
"Closing"..................................................................2.11
"Closing Date".............................................................2.11
"Company Alternative Transaction"...........................................7.2
"Company Capital Stock".....................................................2.7
"Company Financial Statements".............................................3.19
"Company Indemnitees"......................................................13.3
"Contracts"................................................................3.16
"Conversion Ratio".......................................................2.7(b)
"Corporate Conversion".................................................Preamble
"DGCL"......................................................................2.1
"DIRECTV"..............................................................Recitals
"Dissenting Shares".........................................................2.9
"DTS Indemnified Parties"..................................................11.2
"DTS Parties"...............................................................3.3
"Effective Time"............................................................2.5
"Escrowed Shares"........................................................2.7(b)
"FCC"......................................................................5.23
"FCC Licenses".............................................................5.23
"Indemnification Period"...................................................13.2
"Indemnified Party"........................................................13.4
"Indemnifying Party".......................................................13.4
"Merger"....................................................................2.1
"NRTC".................................................................Recitals
"Options"..................................................................2.12
"Parties"..............................................................Preamble
"Pegasus Alternative Transaction"...........................................8.2
"Pegasus Financial Statements".............................................5.11
"Pegasus Indemnitees"......................................................13.2
"Pegasus Merger Registration Statement".....................................8.6
"Pegasus Parties"......................................................Preamble
"Pegasus SEC Reports"......................................................5.22

"Proxy Statement/Prospectus"...............................................8.6
"Sellers".............................................................Preamble
"Shareholders".............................................................2.6
"Surviving Corporation"....................................................2.1
"Third Party Claim".......................................................13.4
"Unvested Bing Warrants...................................................2.12
"Vested Bing Warrants"....................................................2.12
"Warrants"................................................................2.12


                                   ARTICLE II
                                BASIC TRANSACTION

         2.1 Merger; Surviving Corporation. In accordance with and subject to the provisions of this Agreement and the General Corporation Law of the State of Delaware ("DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of Merger Sub shall cease. All properties, franchises and rights belonging to the Company and Merger Sub, by virtue of the Merger and without further act or deed, shall be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Merger Sub and the Company.

         2.2 Certificate of Incorporation. The Company's certificate of incorporation shall be amended and restated effective at the Effective Time to be as set forth in the Certificate of Merger, and, as so amended and restated, shall thereafter continue in full force and effect as the certificate of incorporation of the Surviving Corporation until altered or amended as provided therein or by law, to the extent permitted by Section 11.2.

         2.3 By-Laws. The Company's by-laws, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until altered, amended or repealed as provided therein or by law, to the extent permitted by Section 11.2.

         2.4 Directors and Officers. The directors of the Surviving Corporation following the Effective Time shall be the persons serving as directors of Merger Sub immediately before the Effective Time and shall serve thereafter in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL. The officers of Merger Sub immediately before the Effective Time shall serve in the same capacities as officers of the Surviving Corporation at the pleasure of the board of directors of the Surviving Corporation following the Effective Time in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL.

         2.5 Effective Time. The Merger shall become effective at the time and date that the certificate of merger (the "Certificate of Merger"), in the form attached hereto as Exhibit 7, is accepted for filing by the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL. The Certificate of Merger shall be executed by the Surviving Corporation and delivered to the Secretary of State of the State of Delaware for filing on the Closing Date. The date and time when the Merger becomes effective are referred to herein as the "Effective Time."

         2.6 Exchange of Certificates. At the Closing, immediately after the Effective Time, all of the shareholders of the Company (the "Shareholders"), who are listed in Section 3.2(b) of the Company Disclosure Statement along with their respective ownership interests (as Section 3.2(b) of the Company Disclosure Statement may be modified pursuant to Section 2.7(b)), shall surrender to the Surviving Corporation all of the outstanding certificates theretofore representing shares of Company Capital Stock in exchange for the Merger Consideration deliverable to the Shareholders as provided in Section 2.7. Until such certificates are surrendered, outstanding certificates formerly representing shares of Company Capital Stock shall be deemed for all purposes as evidencing the right to receive the Merger Consideration into which such shares are converted as though said surrender and exchange had taken place. In no event will a holder of shares of Company Capital Stock be entitled to interest on the Merger Consideration issuable in respect of such shares.

         2.7 Merger Consideration; Conversion and Cancellation of Securities.

                  (a) Conversion of Company Capital Stock. At the Effective Time of the Merger all of the issued and outstanding shares of the common stock, par value $.01 per share and preferred stock, par value $.01 per share, of the Company (the "Company Capital Stock") outstanding immediately before the Effective Time, other than shares described in Section 2.7(c) and other than Dissenting Shares, shall be converted, by virtue of the Merger and without any further action on the part of the holders thereof, into the number of shares of Pegasus Class A Common Stock determined as follows:

                           (i) 5,500,000 shares of Pegasus Class A Common Stock,
plus

                           (ii) the adjustment specified in Section 2.13(a) or
(c), if any, minus

                           (iii) the number of shares of Pegasus Class A Common
Stock having an aggregate Market Price on the Closing Date equal to one-half of the difference between (A) the aggregate Market Price on the Closing Date of the Pegasus Class A Common Stock underlying the warrants and options that replace the Vested Bing Warrants and the Warrants and Options described in Section 2.12(a)(i) and (B) the aggregate exercise price of such replacement warrants and replacement options, minus

                           (iv) the number of shares of Pegasus Class A Common
Stock having an aggregate Market Price on the Closing Date equal to the difference between (A) the aggregate Market Price on the Closing Date of the Pegasus Class A Common Stock underlying the options that replace the Options described in Section 2.12(a)(ii) and (B) the aggregate exercise price of such replacement options, minus

                           (v) the number of shares of Pegasus Class A Common
Stock having an aggregate Market Price on the Closing Date equal to $75,000.

                  (b) Conversion Ratio; Escrowed Shares; Delivery of Shares at Closing. The ratio of the number of shares of Pegasus Class A Common Stock into which each share of the Company's preferred stock and common stock, respectively, shall be converted (the "Conversion Ratio") shall be computed pursuant to the formula specified in Section 3.2(b) of the Company Disclosure Statement. Not later than 24 hours before the Closing, the Company shall provide to Pegasus (i) a list of the Shareholders specifying that portion of the total number of shares computed as provided in Section 2.7(a) to be issued to each such Shareholder based upon the Conversion Ratio, and (ii) an amendment to
Section 3.2(b) of the Company Disclosure Statement consistent with such list. Both the list and the amendment shall be signed by each of the Principal Company Shareholders. At the Closing, Pegasus shall (subject to Section 2.10) deliver
(A) to the Escrow Agent (subject to the provisions of Section 13.6 and the Escrow Agreement) share certificates registered in the name of the Escrow Agent evidencing 10% of the number of shares of Pegasus Class A Common Stock (rounded down to the next whole share) that would be included in the Merger Consideration if there were no Dissenting Shares (the "Escrowed Shares," which shares shall be deemed to be owned by the Shareholders (other than holders of Dissenting Shares) in proportion to their entitlement to the Merger Consideration, subject to the Escrow Agreement), and (B) to such Shareholders (other than holders of Dissenting Shares), or a person designated in writing by the Company to serve as agent for the Shareholders, share certificates registered in the names of the applicable Shareholders evidencing the balance of the shares of Pegasus Class A Common Stock to be received by each such Shareholder (other than holders of Dissenting Shares), rounded down to the nearest whole share and accompanied by any payment in lieu of fractional shares required by Section 2.7(e).

                  (c) Treasury Shares, Etc. Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock, if any, held by Pegasus or any Subsidiary of Pegasus or of the Company immediately before the Effective Time shall be cancelled and extinguished, and nothing shall be issued or paid in respect thereof.

                  (d) Conversion of Merger Sub Shares. Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

                  (e) Fractional Shares. No certificates or scrip evidencing fractional shares of Pegasus Class A Common Stock shall be issued in exchange for Company Capital Stock. In lieu of any such fractional shares, each holder of Company Capital Stock shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Market Price on the Closing Date of the Pegasus Class A Common Stock by (ii) the fractional share of

Pegasus Class A Common Stock to which such holder would otherwise be entitled (taking into account all shares held of record by such holder at the Effective
Time).

                  (f) Withholding. Pegasus (or any Affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Capital Stock such amounts, if any, as Pegasus (or any Affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Pegasus, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Company Capital Stock in respect of which such deduction and withholding was made by Pegasus (or such Affiliate).

         2.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company.

         2.9 Dissenting Shares. Shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and holders of such shares of Company Capital Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of Company Capital Stock in accordance with the provisions of such
Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Capital Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company will give Pegasus prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock. Prior to the Effective Time, the Company will not, except with the prior written consent of Pegasus make any payment with respect to, or settle or offer to settle, any such demands.

         2.10 Failure to Surrender Share Certificates. Pegasus shall be obligated to deliver certificates evidencing the Merger Consideration and cash in lieu of fractional shares only upon receipt of certificates representing the Company Capital Stock converted by reason of the Merger into the Merger Consideration. If the share certificates delivered to Pegasus at the Closing represent fewer than all the outstanding shares of Company Capital Stock, Pegasus may withhold from its delivery to the applicable Shareholder and the Escrow Agent the corresponding portion of the Merger Consideration until such time as the applicable share certificates (or, in case of lost, stolen or missing share certificates, an affidavit of loss and unsecured indemnity agreement reasonably satisfactory to Pegasus) shall be delivered.

         2.11 Closing. The closing of the transactions contemplated by this Agreement and the Collateral Documents ("Closing") shall take place at the offices of Drinker Biddle & Reath LLP, Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania 19107, or at such other location as the parties may agree, at 10:00 a.m., Eastern Time, on a Business Day specified by Pegasus that may be on, but shall not be more than five Business Days after, all conditions precedent to the Closing set forth in Articles IX and X have been satisfied or waived, or on such other date and at such other time as the Parties may agree, provided that all such conditions precedent have been satisfied or waived. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

         2.12 Treatment of Certain Outstanding Warrants and Options of the Company.

                  (a) The Company represents and warrants that only the following warrants ("Warrants") and options ("Options") to acquire Company Capital Stock are outstanding on the date hereof:

                           (i) Warrants to purchase an aggregate of 79,500
shares of the Company's common stock for an exercise price of $22.50 per share and Options to purchase an aggregate of 30,000 shares of the Company's common stock for an exercise price of $22.50 per share, held by members of Company Senior Management and by Craig Benn and Suzanne Beisner;

                           (ii) Options to purchase an aggregate of 11,133
shares of the Company's common stock for an exercise price of $22.50 per share, granted to members of Company Senior Management as of October 30, 1997, and expiring two years after such date, as ratified by action of the Company's board of directors taken at its meeting on December 16, 1997.

                           (iii) Warrants to purchase an aggregate of 25,000
shares of the Company's common stock for an exercise price of $22.50 per share, held by Steven Bing, 3,181 of which have vested or are anticipated to vest prior to the Closing Date (the "Vested Bing Warrants"), and the balance of which are unvested (the "Unvested Bing Warrants"); and

                           (iv) Warrants to purchase an aggregate of 19,500
shares of the Company's common stock for an exercise price of $22.50 per share and Options to purchase 2,500 shares of the Company's common stock for an exercise price of $22.50 per share, held by employees of the Company other than those identified in paragraphs (i) and (ii), none of which vests before May 1, 1998.

                  (b) The Company shall not issue additional Options or Warrants between the date of this Agreement and the Closing Date.

                  (c) At the Effective Time, Pegasus will assume the Company's obligations under the Vested Bing Warrants and the Warrants and Options described in Section 2.12(a)(i), (a)(ii) and (a)(iv), and will replace them (upon surrender thereof by the Persons who hold them) with warrants and options to purchase the number of shares of Pegasus Class A Common Stock equal to the Conversion Ratio applicable to the Company's common stock times the number of shares of Company common stock issuable upon the exercise of such Warrants and Options, for an exercise price equal to the exercise price applicable to such Warrants and Options divided by the Conversion Ratio applicable to the Company's common stock.

                  (d) Neither Pegasus nor the Surviving Corporation shall have any obligation in respect of the Unvested Bing Warrants, and the indemnification obligations under Section 13.2 shall apply to the Unvested Bing Warrants.

         2.13     Shareholder Notes.

                  (a) If Pegasus shall be reasonably satisfied (by way of obtaining the concurrence of the trustee under the Company Indenture, an amendment to the Company Indenture or otherwise) that the following is permitted under the Company Indenture, then:

                           (i) the Merger Consideration shall be adjusted upward
by the number of shares of Pegasus Class A Common Stock (the "Additional Shareholder Note Shares") equal to the outstanding balance of the Shareholder Notes as of the Closing Date divided by the Market Price of a share of Pegasus Class A Common Stock on the Closing Date, provided that

                           (ii) the Surviving Corporation and each maker of a
Shareholder Note enter into an agreement on or before the Closing Date under which each such maker agrees to sell to the Surviving Corporation, and the Surviving Corporation agrees to purchase from such maker, upon the termination of such maker's employment with the Surviving Corporation, all of such maker's Additional Shareholder Note Shares for a price per share equal to the Market Price of a share of Pegasus Class A Common Stock on the Closing Date, payable by cancellation of such maker's Shareholder Note.

                  (b) If Pegasus shall not be reasonably satisfied that the transactions described will be permitted under the Company Indenture, then, on the Closing Date and simultaneously with the Closing:

                           (i) the employment of each maker of a Shareholder
Note with the Company will be terminated, and such maker will become an employee of Pegasus or one of its Subsidiaries;

                           (ii) Pegasus and such maker will enter into
agreements confirming the existing agreements (as previously approved by Pegasus) between such maker and the Company relating to base compensation, bonus and severance (including the vesting of Warrants and Options) and modifying such agreements to provide that employment by Pegasus or one of its Subsidiaries after the Closing will be the equivalent of continued employment by the Company; and

                           (iii) there will be no adjustment to the Merger
Consideration pursuant to Section 2.7(a)(ii); and

                           (iv) just prior to Closing, the Company shall be
permitted to redeem shares of the Company's common stock held by the makers of the Shareholder Notes solely in exchange for such Shareholder Notes, and if it does so and the Closing occurs prior to May 20, 1998, the Company shall be entitled in its discretion to pay such makers a special bonus, not exceeding $88,000 in the aggregate, reasonably calculated to compensate such makers for the difference, if any, between the federal tax rate applicable to capital gain on capital assets held for one year but not more than 18 months, and the federal tax rate applicable to capital gain on capital assets held for more than 18 months.

                  (c) In the event that the Company does not enter into an agreement with the maker of one or more of the Shareholder Notes for a Permitted Redemption as described in either Section 2.13(a) or 2.13(b) prior to Closing and as a consequence such maker's Shareholder Note becomes due in full upon the Closing, then (i) to the extent such Shareholder Notes are paid in full in cash, Pegasus shall adjust the Merger Consideration upward by the Additional Shareholder Note Shares computed with respect to the amount of such Shareholder Notes that are paid, and (ii) to the extent such Shareholders Notes are not paid, Pegasus shall cause the Company to foreclose on or otherwise exercise the Company's rights with respect to that portion of the Merger Consideration otherwise receivable by the maker of such Shareholder Note with respect to such maker's shares of the Company's common stock that are pledged as security for the payment of the Shareholder Note and shall adjust the Merger Consideration upward by the net proceeds to the Company of such foreclosure or exercise of other rights.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Pegasus Parties that the statements contained in Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article III).

         3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Subsidiary of the Company is a business organization of the type described in Section 3.1 of the Company Disclosure Statement and is duly organized, validly existing and in good standing under the laws of the state identified in Section 3.1 of the Company Disclosure Statement. All of the Company's Subsidiaries are identified in Section 3.1 of the Company Disclosure Statement. Digital Television Services, LLC, a Delaware limited liability company, merged with and into the Company on October 10, 1997, and the Company has succeeded to all property and rights formerly held by Digital Television Services, LLC and has become the successor issuer under the Company Indenture. The Company has, and each of its Subsidiaries has, all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The Company is, and each of its Subsidiaries is, duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, all of which are identified in Section 3.1 of the Company Disclosure Statement, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company.

         3.2 Capitalization.

                  (a) The authorized, issued and outstanding capital stock and other ownership interests of the Company and each of its Subsidiaries are fully and accurately described in Section 3.2 (a) of the Company Disclosure Statement.

                  (b) All of the issued and outstanding shares of Company Capital Stock, are owned of record, and to the best knowledge of the Company beneficially, by the Persons set forth in Section 3.2 (b) of the Company Disclosure Statement, in the numbers and percentages set forth therein, and, to the best knowledge of the Company, no other Person has any right, title or interest, whether legal or equitable, in said shares other than equitable distribution rights and other similar rights.

                  (c) All of the issued and outstanding ownership interests in each Subsidiary of the Company are owned, beneficially and of record, by the Persons set forth in Section 3.2(c) of the Company Disclosure Statement, in the numbers and percentages set forth therein, and no other Person has any right, title or interest, whether legal or equitable, in said ownership interests.

                  (d) Except as described in Section 3.2 (d) of the Company Disclosure Statement, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests. There are no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any of its Subsidiaries.

                  (e) All of the issued and outstanding shares of Company Capital Stock, and all outstanding ownership interests of each of its Subsidiaries, have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (with respect to Subsidiaries that are corporations), have been issued in compliance with applicable securities laws and other Legal Requirements, and are subject to no Encumbrances other than under the Company Credit Agreement, or as described in Section 3.2(e) of the Company Disclosure Statement, or where any such Encumbrance would not have a Material Adverse Effect on the Company.

                  (f) This Section 3.2 does not prohibit the transfer of Company Capital Stock, consistent with applicable law, between the date of this Agreement and the Closing Date, provided that any Principal Company Shareholder so transferring shares of Company Capital Stock requires its transferee to a agree in writing to be bound by this Agreement (including the covenant in Section 7.5 to vote for the Merger). All such transfers will be reflected in the Company's notification and in the amendment to Section 3.2(b) of the Company Disclosure Statement delivered pursuant to Section 2.7(b). If any shares of Company Capital Stock shall be transferred before the Closing Date, shares of Pegasus Class A Common Stock issued in exchange for the transferred shares shall be treated for purposes of Section 4.1 of the Voting Agreement as Covered Shares received by the transferor at the Closing and transferred to the transferee thereafter, and the form of Voting Agreement executed at the Closing shall be appropriately modified. If, however, the Principal Company Shareholders shall transfer all their shares of Company Capital Stock before the Closing Date to a partnership or limited liability company owned by them, the form of Voting Agreement executed at the Closing shall include such partnership or limited liability company as an additional party and the shares of Pegasus Class A Common Stock issued in exchange therefor shall not be treated pursuant to the immediately preceding sentence as having been transferred after the Closing Date for purposes of Section 4.1 of the Voting Agreement.

         3.3 Authority and Validity. The Company has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by the Company of, the performance by the Company of its obligations under, and the consummation by the Company of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company (subject to the approval of the Shareholders as contemplated by Section 7.5). This Agreement has been duly executed and delivered by the Company and is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms. Each Person other than Pegasus and its Affiliates that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents (collectively, the "DTS Parties") has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by the Collateral Documents to which it is a party. Upon the execution and delivery by the DTS Parties of the Collateral Documents, the Collateral Documents will be the legal, valid and binding obligations of each of them, enforceable against each in accordance with their respective terms.

         3.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Governmental Authorities and Persons identified in the exceptions to Section 3.5, the execution, delivery and performance by the Sellers of this Agreement and by the DTS Parties of the Collateral Documents, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company or any other DTS Party under, or result in the creation or imposition of any Encumbrance upon the Company, any of its Subsidiaries, the Assets, the Business or the Company Capital Stock by reason of the terms of (i) the certificate of incorporation, by-laws or other charter or organizational document of the Company, any of the other DTS Parties or any Subsidiary of the Company, (ii) any material contract, agreement, lease, indenture or other instrument to which the Company, any of the other DTS Parties or any Subsidiary of the Company is a party or by or to which the Company, any of the other DTS Parties, any Subsidiary of the Company or the Assets may be bound or subject,
(iii) any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority or any statute, law, rule or regulation applicable to the Company, any of the other DTS Parties or any Subsidiary of the Company or (iv) any Permit of the Company or any Subsidiary of the Company, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on the Company.

         3.5 Consents and Approvals. Except for (i) requirements under the NRTC Distribution Agreements, the Securities Act, the Exchange Act, the HSR Act, and the Company Credit Agreement, (ii) the requirement to make the Offer to Purchase following the Closing, and (iii) requirements described in Section 3.5 of the Company Disclosure Statement, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by the Company or any DTS Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Document or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company.

         3.6 Title to Assets. Section 3.6 of the Company Disclosure Statement includes an accurate and complete description of (i) all real property owned by the Company or any of its Subsidiaries (identifying the owner), (ii) all real property leased by the Company or any of its Subsidiaries (identifying the lessee and the lessor and describing the term and the payment terms), and (iii) each place of business of the Company or any of its Subsidiaries. The Company and its Subsidiaries have exclusive, good and marketable title to the material Assets, free and clear of any and all Encumbrances, except (A) Encumbrances arising under the Company Credit Agreement, (B) the security interest in the interest escrow established by the Company Indenture and the related escrow agreement, (C) the matters described in Section 3.6 of the Company Disclosure Statement, (D) Permitted Liens and (E) Encumbrances (other than in the nature of liens and security interests) that would not have a Material Adverse Effect on the Company. Except as provided by this Agreement, and except as described in
Section 3.2 or 3.6 of the Company Disclosure Statement, no Person has any right to acquire, directly or indirectly, any interest in any of the Company's Subsidiaries or any material Assets, and there is no agreement to which any Seller, any Subsidiary of the Company or any of their Affiliates is a party or is otherwise bound relating to the direct or indirect sale of any of the NRTC Distribution Agreements or the capital stock, other ownership interests or any material Assets of the Company or any of its Subsidiaries.

         3.7 Intellectual Property.

                  (a) Neither the Company nor any of its Subsidiaries uses or holds any copyrights, trade names, trademarks, service marks, service names, logos, licenses, permits or other similar intellectual property rights and interests in the operations of the Business that do not incorporate the name "Digital Television Services," abbreviations or variations thereof or names permitted for use by the Company and its Subsidiaries under the NRTC Distribution Agreements.

                  (b) To the best knowledge of the Company, neither the Company nor any of its Subsidiaries has in its operation of the Business interfered with, infringed upon, misappropriated or otherwise come into conflict with, and the operation of the Business as currently conducted does not violate or infringe upon, any Intellectual Property rights of third parties, and neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or any of its Subsidiaries or any of their predecessors in interest must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of the Sellers, no third party has interfered with, infringed upon, appropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries.

         3.8 Compliance with Legal Requirements. The Company and its Subsidiaries have operated the Business in material compliance with all material Legal Requirements and requirements of the NRTC (including NRTC's by-laws, policies, procedures and guidelines) applicable to the Company and its Subsidiaries. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the best of the Sellers' knowledge, threatened against the Company, any of its Subsidiaries or any of the Principal Company Shareholders alleging any failure to so comply, and, to the best knowledge of the Sellers, there is no Basis for any claim that such a failure to comply exists.

         3.9 Financial and Other Information.

                  (a) The historical financial statements ("Company Financial Statements") contained in the Company Registration Statement (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Persons reported on and their results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

                  (b) The Company Registration Statement became effective on December 24, 1997. The Company Registration Statement did not, as of its effective date, and will not, as of the date the Exchange Offer is consummated, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (c) No written information concerning the Company or its Shareholders furnished to Pegasus by the Company specifically for inclusion in the Pegasus Merger Registration Statement will at the time provided and, assuming that the Company is given reasonable opportunity to review and comment on the filings with the Commission, as of the filing date thereof, the filing date of any amendment thereof, or the effective date thereof, or as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (d) The Company Financial Model has been prepared in good faith and on the basis of assumptions believed to be reasonable by the Company's management and the Principal Company Shareholders.

         3.10 Company Credit Facility. Except as described in Section 3.10 of the Company Disclosure Statement, the credit facility established under the Company Credit Agreement is adequate, to satisfy all future cash requirements of the Company and its Subsidiaries to the extent shown in the Company Financial Model, including but not limited to capital expenditures, working capital and debt service (excluding the Offer to Purchase).

         3.11 Subsequent Events. Except as set forth in Section 3.11 of the Company Disclosure Statement, in connection with the Corporate Conversion, or to the extent consented to in writing by Pegasus, since September 30, 1997: (i) neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any of the Assets except in the Ordinary Course; (ii) no third party has accelerated, terminated, modified or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the Company, any of its Subsidiaries or the Business;
(iii) neither the Company nor any of its Subsidiaries has imposed or permitted the imposition of any Encumbrance upon any of the material Assets; (iv) neither the Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any Acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or Acquisitions) other than Subsidiaries of the Company; (v) neither the Company nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations except under the Company Credit Agreement or as contemplated by the Exchange Offer; (vi) neither the Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course; (vii) neither the Company nor any of its Subsidiaries has canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $150,000 or outside the Ordinary Course; (viii) neither the Company nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property used or useful in the Business, other than in connection with the Acquisition of certain portions of the DIRECTV Distribution Business of the Company; (ix) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course involving the Company or any of its Subsidiaries except matters generally known to, and that generally affect, other NRTC members and affiliates; and (x) neither the Company nor any of its Subsidiaries has committed to any of the foregoing. Since September 30, 1997, no event has occurred which is likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

         3.12 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability and there is no Basis for any Liability, except for (i) Liabilities reflected in the Company Financial Statements, (ii) current Liabilities incurred after September 30, 1997, in the Ordinary Course, (iii) Liabilities incurred after September 30, 1997, under the Company Credit Agreement to finance expenditures not prohibited by this Agreement, (iv) Liabilities incurred after September 30, 1997, in connection with Acquisitions permitted by Section 7.3(c)(i), (v) Liabilities disclosed in Section 3.12 of the Company Disclosure Statement, and (vi) Liabilities in an aggregate amount not exceeding $500,000.

         3.13 Legal Proceedings. Other than proceedings affecting the direct broadcast satellite industry generally, and except as set forth in Section 3.13 of the Company Disclosure Statement,

(i) there are no outstanding judgments or orders against or otherwise affecting or related to the Company, any of its Subsidiaries, the Business or the Assets;
(ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best of any Seller's knowledge, threatened that, if adversely determined, might result in Adverse Consequences in an amount exceeding $500,000, or that challenges the validity or propriety of any of the transactions contemplated by this Agreement or the Collateral Documents; and (iii) there is no Basis upon which any such action, suit, proceeding or investigation could be brought or initiated.

         3.14 Taxes. The Company has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where the Adverse Consequences of all such failures to file do not exceed $500,000 in the aggregate. All Taxes due and payable by the Company and its Subsidiaries (or claimed to be due and payable) have been paid (regardless whether Tax Returns relating to such Taxes have been duly and timely filed or, if filed, regardless whether such Tax Returns are deficient), except such amounts as (i) are not in the aggregate material or (ii) are being contested diligently and in good faith and for which the Company has adequately reserved in the Company Financial Statements. The Company has furnished to Pegasus true and correct copies of all federal and state income Tax Returns ever filed by it or any of its Subsidiaries, all of which are accurate and complete in all material respects. Except as set forth in Section 3.14 of the Company Disclosure Statement, there are no pending tax audits, claims or proceedings relating to the Company any of its Subsidiaries, the Assets or the Business and income therefrom. Neither the Company nor any of its Subsidiaries has agreed to any waiver or extension of any statute of limitations relating to any Tax.

         3.15 Employee Benefits; Employees. All Employee Benefit Plans maintained or contributed to by the Company are set forth in Section 3.15 of the Company Disclosure Statement. Except for matters that individually and in the aggregate would not have Adverse Consequences in excess of $500,000:

                  (a) Except as set forth in Section 3.15 of the Company Disclosure Statement, all such Employee Pension Benefit Plans are, and have been at all times since their establishment, qualified for federal income tax purposes under Code Section 401(a) and the related trusts are, and have been at all times since their establishment, exempt from federal income tax under Code
Section 501(a). All such Employee Benefit Plans are in compliance with all applicable provisions of ERISA, including, but not limited to, the applicable reporting and disclosure requirements, as they relate to such plans, and the Company is not subject to any liabilities based on past non-compliance, if any. Pegasus and Merger Sub are not required under ERISA, the Code, any collective bargaining agreement or any other agreement to maintain or to continue to contribute to any Employee Benefit Plan maintained or contributed to by the Company.

                  (b) The Company has made all required contributions under each Employee Benefit Plan listed in Section 3.15 of the Company Disclosure Statement for all periods through and including the fiscal year ended December 31, 1996, and has made all required contributions for subsequent periods or has provided adequate accruals therefor in the Company Financial Statements.

                  (c) There is not now, and has not been, any violation of the Code or ERISA with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plans maintained or contributed to by the Company with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

                  (d) No fiduciary or other party in interest with respect to any of the Employee Benefit Plans maintained or contributed to by the Company has caused any of such plans to engage in a "prohibited transaction," as defined in ERISA Section 406.

                  (e) The Company has never been obligated to contribute to any Multiemployer Plan.

                  (f) There has been no violation of the "continuation coverage requirements" of "group health plans" as set forth in Code Section 4980B and
Part 6 of Subtitle B of Title I of ERISA with respect to any Employee Benefit Plan maintained by the Company to which such continuation coverage requirements apply.

                  (g) The Company does not maintain retiree life and retiree health insurance plans which are Employee Welfare Benefit Plans providing for continuing benefits or coverage for any employee or any beneficiary of any employee after such employee's termination of employment (except to the extent such continued coverage is required by Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA).

                  (h) Prior to the Closing, the Company will not establish or create any new Employee Benefit Plan, except with the consent of Pegasus, nor will the Company amend or modify as to any benefit or in any other way any existing Employee Benefit Plan, except with the consent of Pegasus.

                  (i) The Company does not maintain and is not obligated to contribute to any Employee Pension Benefit Plan that is a defined benefit plan, and has not maintained and has not been obligated to contribute to such a plan within the last six years.

                  (j) "Company," as used in subsections (a) through (i) of this
Section 3.15 shall include any other entity required to be aggregated with the Company under Sections 414(b), 414(c), 414(m), or 414(o) of the Code and the regulations thereunder.

                  (k) There are no collective bargaining agreements applicable to any Persons employed by the Company or any of its Subsidiaries, and the Company and its Subsidiaries have no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against the Company or any of its Subsidiaries, nor is there any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of its Subsidiaries.

                  (l) The Company and its Subsidiaries are in substantial compliance with all applicable Legal Requirements respecting employment conditions and practices, have withheld all amounts required by any applicable Legal Requirements or Contracts to be withheld from the wages or salaries of their employees, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

                  (m) The Company and its Subsidiaries have not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and have not violated any Legal Requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in their employment conditions or practices, except where such violations would not have a Material Adverse Effect on the Company. There is not pending or, to the best of the Company's knowledge, threatened any unfair labor practice charge or discrimination complaint relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or any of its Subsidiaries before any Governmental Authority nor, to the best of the Company's knowledge, does any Basis therefor exist.

                  (n) There is no existing or, to the best of the Company's knowledge, threatened, labor strike, dispute, grievance or other labor controversy affecting the Company or any of its Subsidiaries. There is no pending or, to the best of the Company's knowledge, threatened representation question respecting the employees of the Company or any of its Subsidiaries. There is no pending or, to the best of the Company's knowledge, threatened arbitration proceeding under any Contract. To the best of the Company's knowledge, there exists no Basis for any of the above.

                  (o) Except as disclosed in Section 3.15 of the Company Disclosure Statement, neither the Company nor any of its Subsidiaries is a party to any employment agreement or arrangement, written or oral, relating to any employee, consultant or independent contractor that cannot be terminated at will by the Company or such Subsidiary without further liability.

                  (p) Section 3.15 of the Company Disclosure Statement sets forth a true and complete list of the names, titles and rates of compensation of all of the Company's employees.

         3.16 Contracts.

                  (a) Section 3.16 of the Company Disclosure Statement contains a true, correct and complete list of (or a specific cross-reference to one or more other sections of the Company Disclosure Statement where there is described) the following contracts, agreements and commitments, whether written or oral, to which the Company or any its Subsidiaries is a party ("Contracts"):

                           (i) each NRTC Distribution Agreement (together with
the Service Area covered by each) and any other agreement with NRTC or DirecTV, Inc. or any of their Affiliates;

                           (ii) each agreement to which the Company or any of
its Subsidiaries is a party relating to the Acquisition of a DIRECTV Distribution Business;

                           (iii) any agreement (or group of related agreements)
relating to the financing, lease or rental of Personal Property to the Company or any of its Subsidiaries by any Person requiring payments in excess of $75,000 per year;

                           (iv) each lease of real property to which the Company
or any of its Subsidiaries is a party;

                           (v) each form of agreement used by the Company or any
of its Subsidiaries to provide for the maintenance or installation of DSS Systems since the date of the Company's Acquisition of the DIRECTV Distribution Business in which such agreement or contract is used;

                           (vi) any agreement (or group of related agreements)
for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services (including any forms of agreement or purchase order relating to the sale of DSS Systems or the sale of DIRECTV services) requiring payments in excess of $75,000 per year;

                           (vii) any agreement concerning a partnership or joint
venture;

                           (viii) any agreement with the Shareholders (or any of
them), including agreements related to registration rights;

                           (ix) any agreement (or group of related agreements)
under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which the Company or any of its Subsidiaries has imposed an Encumbrance, the liability on which, determined in accordance with GAAP, exceeds $75,000;

                           (x) any agreement concerning confidentiality or
noncompetition;

                           (xi) any agreement involving any officer, director,
shareholder or member of the Company or any of its Affiliates;

                           (xii) any agreement for the employment or hire of any
individual on a full-time, part-time, consulting or other basis requiring payments in excess of $50,000 per year;

                           (xiii) each form of agreement used by the Company or
any of its Subsidiaries relating to the services of sales representatives, agents and other independent contractors (including agreements relating to the maintenance or installation of DSS Systems) since the date of the Company's Acquisition of the DIRECTV Distribution Business with respect to which such agreement or contract is used;

                           (xiv) any agreement under which the Company or any of
its Subsidiaries has advanced or lent any amount to any employee or any of the current or former directors, officers or shareholders of the Company or any of its Affiliates (other than advances against properly documented and properly reimbursable business expenses in the Ordinary Course);

                           (xv) any agreement under which the consequences of a
default or termination could have a Material Adverse Effect on the Company; and

                           (xvi) any other agreement (or group of related
agreements) entered into other than in the Ordinary Course the performance of which involves consideration in excess of $150,000.

         The Company has delivered to Pegasus a correct and complete copy of each written agreement listed in Section 3.16 of the Company Disclosure Statement and a written summary setting forth the terms and conditions of each oral agreement listed therein. With respect to each such agreement, except as described in Section 3.16 of the Company Disclosure Statement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) subject to obtaining any consent referred to in Section 3.5 or disclosed in Section 3.5 of the Company Disclosure Statement, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any of its Subsidiaries, nor, to the best knowledge of the Company, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; (D) neither the Company nor any of its Subsidiaries, nor, to the best knowledge of the Company, any other party thereto, has repudiated any provision of the agreement; and (E) to the best knowledge of the Company, there is no Basis for any Person to claim that any of clauses (A) through (D) is untrue.

                  (b) Each Consumer Contract conforms, and the Company's and its Subsidiaries' conduct in the origination, administration and enforcement of each Consumer Contract has conformed, to all applicable Legal Requirements, including those relating to usury, consumer credit, consumer credit disclosure and terms, consumer leasing and rental, debt collection and enforcement practices, equal credit opportunity and credit reporting practices, except where failures to so conform would not, in the aggregate have a Material Adverse Effect on the Company.

         3.17 Books and Records. Section 3.17 of the Company Disclosure Statement identifies and describes all of the Books and Records. The Books and Records accurately and fairly represent the Business and its results of operations in all material respects. All Accounts Receivable and Inventory of the Business are reflected properly on such Books and Records in all material respects.

         3.18 Business Information. Section 3.18 of the Company Disclosure Statement sets forth a materially true and accurate description of the following information as of the date set forth therein: (i) the approximate number of Committed Member Residences in each Service Area; (ii) the approximate number of Committed Member Residences in each Service Area that is cabled; (iii) the approximate number of Committed Member Residences in each Service Area that is uncabled; and (iv) the rates charged to subscribers in each Service Area.

         3.19 Insurance. Section 3.19 of the Company Disclosure Statement sets forth the following information with respect to each insurance policy relating to the Business (including policies providing property, casualty, liability, directors' and officers' liability and workers' compensation coverage and bond and surety arrangements) to which the Company or any of its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time:

                           (i) the name, address, and telephone number of the
agent;

                           (ii) the name of the insurer, the name of the
policyholder and the name of each covered insured;

                           (iii) the policy number and the period of coverage;

                           (iv) the scope (including an indication of whether
the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           (v) a description of any retroactive premium
adjustments or other loss-sharing arrangements.

                  With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither the Company, nor any predecessor in interest nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. The Business and the Assets have been covered since the beginning of Business operations in scope and amount customary and reasonable for such a business and in the case of workers' compensation coverage, in scope and amount required by applicable Legal Requirements. Section
3.19 of the Company Disclosure Statement describes any self-insurance arrangements affecting the Assets or the Business. Section 3.19 of the Company Disclosure Statement also sets forth each insurance claim (other than medical claims) in excess of $100,000 made or loss incurred relating to the Business pursuant to property, casualty, liability, workers' compensation and bond and surety policies and, except as indicated therein, no such claim is outstanding.

         3.20 Disclosure. No representation or warranty of any Seller in this Agreement or of any DTS Party in the Collateral Documents and no statement in any certificate, report, instrument, list or other document furnished or to be furnished by the Company pursuant to this Agreement or by any DTS Party in the Collateral Documents contained, contains or will contain on the date such agreement, certificate, report, instrument, list or other document was or is delivered, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; nor will any such representation or warranty or statement contain on the Closing Date any untrue statement of a material fact or omit on the Closing Date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There is no fact known to any Seller and not disclosed in this Agreement (other than facts generally known to, and that generally affect, NRTC members and affiliates providing DIRECTV services) that could be reasonably likely to have a Material Adverse Effect on the Company.

         3.21 Brokers or Finders. No broker or finder has acted directly or indirectly for the Company, any Seller or any of their Affiliates in connection with the transactions contemplated by this Agreement. Neither the Company, any Seller nor any of their Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

         3.22 Certain Payments. Neither the Company, any of the Sellers, any of their Affiliates nor the Representatives of any of them has directly or indirectly, on behalf of or for the purpose of assisting the Business, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other similar payments to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, in violation of any Legal Requirement, nor has any such Person established or maintained any fund or asset that has not been recorded in the Books and Records.

         3.23 Subscribers.

                  (a) As of December 7, 1997, the Company had the number of Subscribers shown in Section 3.23 of the Company Disclosure Statement, inclusive of persons included in the most recent Subscribers Without Core Packages Report.

                  (b) Neither the Company, any of its Affiliates, nor any of their Representatives has solicited, nor has the Company, any of its Affiliates, or any of their Representatives employed any scheme or device for the purpose of encouraging, Persons residing outside the Service Areas or Persons who would not be deemed Committed Member Residences to become subscribers of the DIRECTV service offered by the Business. Except as disclosed in the most recent Subscribers Without Core Packages Reports for all the Service Areas, which have been provided by the Company to Pegasus, the Business does not provide DIRECTV service to any Person who does not pay for a core DIRECTV programming package, who to the best knowledge of the Company resides outside the Service Areas or who is not a Committed Member Residence for a reason other than residing outside the Service Areas.

         3.24 Favorable Business Relationships. To the best knowledge of the Sellers, except as described in Section 3.24 of the Company Disclosure Statement, there are no favorable business relationships relating to the Business with lessors, licensors, subscribers, suppliers or other business associates of the Company or any of its Subsidiaries which will terminate after Closing.

         3.25 Securities Matters. Each Principal Company Shareholder is an "accredited investor," as that term is defined in Rule 501 under the Securities Act, and not more than 35 Persons to whom Pegasus Class A Common Stock will be issued at the Closing are not "accredited investors."

         3.26 Billing and Authorization System. The Company has not altered, modified or manipulated the NRTC Reporting System and/or the Billing and Authorization System (together, the "Information Systems") in any way out of the Ordinary Course for NRTC members and affiliates generally, including, without limitation, alteration, modification or manipulation of the collection or processing of data by the Information Systems, the standard parameters set by the Information Systems with respect to subscriber authorization, billing and cut-off and the standard reports generated by the Information Systems.


                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                       THE PRINCIPAL COMPANY SHAREHOLDERS

         Each of the Principal Company Shareholders, severally and not jointly, represents and warrants to the Pegasus Parties that with respect to itself the statements contained in Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article IV).

         4.1 Authority and Validity. Each Principal Company Shareholder has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents to which it is or is to be a party. The execution and delivery by each Principal Company Shareholder of, the performance by each Principal Company Shareholder of its obligations under, and the consummation by each Principal Company Shareholder of the transactions contemplated by, this Agreement and the Collateral Documents to which it is or is to be a party have been duly authorized by all requisite action of such Principal Company Shareholder. This Agreement has been duly executed and delivered by each Principal Company Shareholder and is the legal, valid, and binding obligation of such Principal Company Shareholder, enforceable against it in accordance with its terms. Upon the execution and delivery by such Principal Company Shareholder of the Collateral Documents to which it is or is to be a party, such Collateral Documents will be the legal, valid and binding obligations of such Principal Company Shareholder, enforceable against it in accordance with its terms.

         4.2 Ownership. Each Principal Company Shareholder owns, beneficially and of record, the number of shares of Company Capital Stock shown as owned by it on Schedule 3.2(b) of the Company Disclosure Statement. Except as described in Section 3.2(d) or 4.2 of the Company

Disclosure Statement, no Person has any right to acquire, and there are no Encumbrances on, the shares of Company Capital Stock owned by such Principal Company Shareholder, other than transfer restrictions under applicable securities laws.

         4.3 Consents and Approvals. Except for (i) requirements under the NRTC Distribution Agreements, the Securities Act, the Exchange Act, the HSR Act, and the Company Credit Agreement, (ii) the requirement to make the Offer to Purchase following the Closing, and (iii) requirements described in Section 3.5 of the Company Disclosure Statement, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by any Principal Company Shareholder in connection with the execution, delivery and performance by them of this Agreement or any Collateral Document or for the consummation by them of the transactions contemplated hereby or thereby.

         4.4 Certain Information. No written information concerning any Principal Company Shareholder or its interest in the Company furnished to Pegasus by any Principal Company Shareholder specifically for inclusion in the Pegasus Merger Registration Statement will at the time provided and, assuming that such Principal Company Shareholder is given reasonable opportunity to review and comment on the filings with the Commission, as of the filing date thereof, the filing date of any amendment thereof, or the effective date thereof, or as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PEGASUS

         Pegasus represents and warrants to the Company and the Principal Company Shareholders that the statements contained in this Article V are correct and complete as of the date of this Agreement and, except as provided in Section 10.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date).

         5.1 Organization and Qualification. Each of Pegasus and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Subsidiary of Pegasus is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Pegasus has, and each Subsidiary of Pegasus (including Merger Sub) has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Pegasus is, and each of its Subsidiaries (including Merger Sub) is, duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Pegasus.

         5.2 Capitalization. Pegasus's authorized capital stock consists of (i) 30,000,000 shares of Class A Common Stock, par value $.01 per share, of which 5,739,842 shares are outstanding, (ii) 15,000,000 shares of Class B Common Stock, par value $.01 per share, of which 4,581,900 shares are outstanding, and
(iii) 5,000,000 shares of preferred stock, par value $.01 per share, 112,214.9875 of which have been designated as 12.75% Series A Cumulative Exchangeable Preferred Stock, all of which is outstanding. Except as described in Section 5.2 of the Pegasus Disclosure Statement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require Pegasus to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Pegasus. The issuance by Pegasus of additional capital stock or other securities between the date of this Agreement and the Closing Date shall not be deemed to cause the representations and warranties in this Section to be untrue or breached as of the Closing Date. The shares of Pegasus Class A Common Stock included in the Merger Consideration, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

         5.3 Authority and Validity. Each Pegasus Party has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by each Pegasus Party of, the performance by each Pegasus Party of its respective obligations under, and the consummation by the Pegasus Parties of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of each Pegasus Party (subject to the approval of Pegasus's shareholders as contemplated by Section 8.5). This Agreement has been duly executed and delivered by each of the Pegasus Parties and is the legal, valid and binding obligation of each Pegasus Party, enforceable against each of them in accordance with its terms. Upon the execution and delivery by each of the Pegasus Parties and Marshall W. Pagon of the Collateral Documents to which each of them is a party, the Collateral Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms.

         5.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Governmental Authorities and Persons identified in the exceptions to Section 5.5, the execution, delivery and performance by the Pegasus Parties of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any Pegasus Party under, or result in the creation or imposition of any Encumbrance upon the property of Pegasus or Merger Sub by reason of the terms of
(i) the certificate of incorporation, by-laws or other charter or organizational document of any Pegasus Party, (ii) any material contract, agreement, lease, indenture or other instrument to which any Pegasus Party is a party or by or to which any Pegasus Party or its property may be bound or subject, (iii) any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority or any statute, law, rule or regulation applicable to any Pegasus Party or (iv) any Permit of Pegasus or Merger Sub, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on Pegasus.

         5.5 Consents and Approvals. Except for requirements under the NRTC Distribution Agreements, the Securities Act, the Exchange Act and the HSR Act, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by any Pegasus Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on Pegasus.

         5.6 Title to Assets. Pegasus and its Subsidiaries have exclusive, good and marketable title to their material property and assets, free and clear of any and all Encumbrances, except (i) Encumbrances arising under the Pegasus Credit Agreement, (ii) Permitted Liens, (iii) the matters described in Section
5.6 of the Pegasus Disclosure Statement and (iv) Encumbrances (other than in the nature of liens and security interests) that would not have a Material Adverse Effect on Pegasus. Except as provided by this Agreement, and except as described in Section 5.2 or 5.6 of the Pegasus Disclosure Statement, no Person has any right to acquire, directly or indirectly, any interest in any of Pegasus's Subsidiaries or any substantial portion of their respective properties or assets, and there is no agreement to which Pegasus or any of its Subsidiaries is a party relating to the direct or indirect sale of any substantial portion of such properties or assets or the capital stock or other ownership interests of Pegasus or any of its Subsidiaries.

         5.7 Intellectual Property. To the best knowledge of Pegasus, neither Pegasus nor any of its Subsidiaries has in the operation of their respective businesses interfered with, infringed upon, misappropriated or otherwise come into conflict with, and the operation of such businesses as currently conducted does not violate or infringe upon, any Intellectual Property rights of third parties, and neither Pegasus nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Pegasus or any of its Subsidiaries or any of their predecessors in interest must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of the Pegasus Parties, no third party has interfered with, infringed upon, appropriated or otherwise come into conflict with any Intellectual Property rights of Pegasus or any of its Subsidiaries.

         5.8 Compliance with Legal Requirements. Pegasus and its Subsidiaries have operated their respective businesses in material compliance with all material Legal Requirements and requirements of the NRTC (including NRTC's by-laws, policies, procedures and guidelines) applicable to Pegasus and its Subsidiaries. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the best knowledge of the Pegasus Parties, threatened against Pegasus, any of its Subsidiaries or any of the Principal Pegasus Shareholders alleging any failure to so comply and, to the best knowledge of the Pegasus Parties, there is no Basis for any claim that such a failure to comply exists.

         5.9 Legal Proceedings. Other than proceedings affecting the broadcast television, cable television or direct broadcast satellite industry generally, and except as set forth in Section 5.9 of the Pegasus Disclosure Statement, (i) there are no outstanding judgments or orders against or otherwise affecting or related to Pegasus, any of its Subsidiaries, or their business or assets; (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of any Pegasus Party, threatened that, if adversely determined, could have a Material Adverse Effect on Pegasus; and (iii) there is no Basis upon which any such action, suit, proceeding or investigation could be brought or initiated.

         5.10 Subsequent Events. Except as set forth in Section 5.10 of the Pegasus Disclosure Statement or to the extent consented to in writing by the Company, between September 30, 1997, and the date of this Agreement: (i) neither Pegasus nor any of its Subsidiaries has sold, leased, transferred or assigned any substantial portion of its properties or assets except in the Ordinary Course; (ii) no third party has accelerated, terminated, modified or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to Pegasus any of its Subsidiaries; (iii) neither Pegasus nor any of its Subsidiaries has imposed or permitted the imposition of any Encumbrance upon any substantial portion of its properties or assets except under the Pegasus Credit Agreement; (iv) neither Pegasus nor any of its Subsidiaries has made any capital investment in, any loan to, or any Acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or Acquisitions) in excess of $500,000, other than in Subsidiaries of the Company and other than Acquisitions of DIRECTV Distribution Businesses; (v) neither Pegasus nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations except under the Pegasus Credit Agreement; (vi) neither Pegasus nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course; (vii) neither Pegasus nor any of its Subsidiaries has canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $500,000 or outside the Ordinary Course; (viii) neither Pegasus nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property used or useful in the DIRECTV Distribution Business of Pegasus, other than in the Ordinary Course or in connection with the Acquisition of certain parts of such business; (ix) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course involving Pegasus or any of its Subsidiaries except matters generally known to, and that generally affect, other NRTC members and affiliates or that generally affect the broadcast television or cable television industries; and (x) neither Pegasus nor any of its Subsidiaries has committed to any of the foregoing. Since September 30, 1997, no event has occurred which is likely, individually or in the aggregate, to have a Material Adverse Effect on Pegasus.

         5.11 Financial and Other Information.

                  (a) The historical financial statements ("Pegasus Financial Statements") contained (or incorporated by reference) in the Pegasus Exchange Offer Registration Statement (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the

Persons reported on and their results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

                  (b) Except as provided in subsection (d), the Pegasus Exchange Offer Registration Statement did not, as of its filing date, and does not as of the date of this Agreement, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (or incorporated therein reference) not misleading.

                  (c) Except as provided in subsection (d), the Pegasus Merger Registration Statement will not, as of its effective date, at the date it is first mailed to the shareholders of Pegasus, at the time of the meeting of shareholders of Pegasus contemplated by Section 8.5, or as of the Closing Date, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state (directly or by incorporation by reference) a material fact required to or stated therein (or incorporated therein by reference) or necessary to make the statements therein (or incorporated therein by reference) not misleading.

                  (d) The representation and warranties in subsections (b) and
(c) do not extend to any information concerning the Company, any of its Subsidiaries or any of the Principal Company Shareholders furnished by the Company or any of the Principal Company Shareholders and contained or incorporated by reference in the Pegasus Exchange Offer Registration Statement or the Pegasus Merger Registration Statement.

         5.12 Undisclosed Liabilities. Neither Pegasus nor any of its Subsidiaries has any Liability and there is no Basis for any Liability, except for (i) Liabilities reflected in the Pegasus Financial Statements, (ii) current Liabilities incurred after September 30, 1997, in the Ordinary Course, (iii) Liabilities incurred after September 30, 1997, under the Pegasus Credit Agreement, (iv) Liabilities incurred after September 30, 1997, in connection with Acquisitions that do not give rise to a right of termination under Section 12.1(d) (or Acquisitions that are approved in writing by the Company), (v) Liabilities disclosed in Section 5.12 of the Pegasus Disclosure Statement, and
(vi) Liabilities in an aggregate amount of up to $1,000,000.

         5.13 Taxes. Pegasus has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where the Adverse Consequences of all such failures to file do not exceed $500,000 in the aggregate. All Taxes due and payable by Pegasus and its Subsidiaries (or claimed to be due and payable) have been paid (regardless whether Tax Returns relating to such Taxes have been duly and timely filed or, if filed, regardless whether such Tax Returns are deficient), except such amounts as (i) are not in the aggregate material or (ii) are being contested diligently and in good faith and for which Pegasus has adequately reserved in the Pegasus Financial Statements. All copies of federal and state income Tax Returns furnished or to be furnished by Pegasus to the Company are accurate and complete in all material respects. There are no pending tax audits, claims or proceedings relating to Pegasus, any of its Subsidiaries, their assets or their business and income therefrom. Neither the Pegasus nor any of its Subsidiaries has agreed to any waiver or extension of any statute of limitations relating to any Tax.

         5.14 Employee Benefits; Employees. All Employee Benefit Plans maintained or contributed to by Pegasus as of the date of this Agreement are set forth in Section 5.14 of the Pegasus Disclosure Statement. Except for matters that individually or in the aggregate would not have Adverse Consequences in excess of $250,000:

                  (a) Except as set forth in Section 5.14 of the Pegasus Disclosure Statement, all such Employee Pension Benefit Plans are, and have been at all times since their establishment, qualified for federal income tax purposes under Code Section 401(a) and the related trusts are, and have been at all times since their establishment, exempt from federal income tax under Code
Section 501(a). All such Employee Benefit Plans are in compliance with all applicable provisions of ERISA, including, but not limited to, the applicable reporting and disclosure requirements, as they relate to such plans, and Pegasus is not subject to any liabilities based on past non-compliance, if any.

                  (b) Pegasus has made all required contributions under each Employee Benefit Plan listed in Section 5.14 of the Company Disclosure Statement for all periods through and including the fiscal year ended December 31, 1996, and has made all required contributions for subsequent periods or has provided adequate accruals therefor in the Company Financial Statements.

                  (c) There is not now, and has not been, any violation of the Code or ERISA with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plans maintained or contributed to by Pegasus with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

                  (d) No fiduciary or other party in interest with respect to any of the Employee Benefit Plans maintained or contributed to by Pegasus has caused any of such plans to engage in a "prohibited transaction," as defined in ERISA Section 406.

                  (e) Pegasus has never been obligated to contribute to any Multiemployer Plan.

                  (f) There has been no violation of the "continuation coverage requirements" of "group health plans" as set forth in Code Section 4980B and
Part 6 of Subtitle B of Title I of ERISA with respect to any Employee Benefit Plan maintained by Pegasus to which such continuation coverage requirements apply.

                  (g) Pegasus does not maintain retiree life and retiree health insurance plans which are Employee Welfare Benefit Plans providing for continuing benefits or coverage for any employee or any beneficiary of any employee after such employee's termination of employment (except to the extent such continued coverage is required by Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA).

                  (h) Pegasus does not maintain and is not obligated to contribute to any Employee Pension Benefit Plan that is a defined benefit plan, and has not maintained and has not been obligated to contribute to such a plan within the last six years.

                  (i) "Pegasus," as used in subsections (a) through (h) of this
Section 5.14 shall include any other entity required to be aggregated with Pegasus under Sections 414(b), 414(c), 414(m), or 414(o) of the Code and the regulations thereunder.

                  (j) There are no collective bargaining agreements applicable to any Persons employed by Pegasus or any of its Subsidiaries, and Pegasus and its Subsidiaries have no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against Pegasus or any of its Subsidiaries, nor is there any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any Person employed by Pegasus or any of its Subsidiaries.

                  (k) Pegasus and its Subsidiaries are in substantial compliance with all applicable Legal Requirements respecting employment conditions and practices, have withheld all amounts required by any applicable Legal Requirements or Contracts to be withheld from the wages or salaries of their employees, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

                  (l) Pegasus and its Subsidiaries have not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and have not violated any Legal Requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in their employment conditions or practices, except where such violations would not have a Material Adverse Effect on Pegasus. There is not pending or, to the best knowledge of Pegasus, threatened any unfair labor practice charge or discrimination complaint relating to race, color, national origin, sex, religion, age, marital status, or handicap against Pegasus or any of its Subsidiaries before any Governmental Authority nor, to the best knowledge of Pegasus, does any Basis therefor exist.

                  (m) There is no existing or, to the best knowledge of Pegasus, threatened, labor strike, dispute, grievance or other labor controversy affecting Pegasus or any of its Subsidiaries. There is no pending or, to the best knowledge of Pegasus, threatened representation question respecting the employees of Pegasus or any of its Subsidiaries. There is no pending or, to the best knowledge of Pegasus, threatened arbitration proceeding under any Contract. To the best knowledge of Pegasus, there exists no Basis for any of the above.

                  (n) Neither Pegasus nor any of its Subsidiaries is a party to any employment agreement or arrangement, written or oral, relating to any employee, consultant or independent contractor that cannot be terminated at will by Pegasus or such Subsidiary without further liability.

         5.15 Contracts. Section 5.15 of the Pegasus Disclosure Statement contains a true, correct and complete list as of the date hereof of (or a specific cross-reference to one or more other sections of the Pegasus Disclosure Statement where there is described) (i) each NRTC

Distribution Agreement (together with the Service Area covered by each) and any other agreement with NRTC or DirecTV, Inc. or any of their Affiliates to which Pegasus or any of its Subsidiaries is a party, (ii) a description of any agreement pursuant to which Pegasus or any of its Subsidiaries acquired any portion of their DIRECTV Distribution Business (other than rights acquired directly from the NRTC), and (iii) any other agreement entered into other than in the Ordinary Course the performance of which involves consideration in excess of $150,000.

         Pegasus has made available to the Company the opportunity to inspect and copy a correct and complete copy of each agreement referred to in this
Section 5.15. With respect to each such agreement: except as included in Section
5.15 of the Pegasus Disclosure Statement (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) subject to obtaining any consent referred to in Section 5.5 or disclosed in Section 5.5 of the Pegasus Disclosure Statement, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Pegasus nor any of its Subsidiaries, nor to the best knowledge of Pegasus, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; (D) neither Pegasus nor any of its Subsidiaries, nor to the best knowledge of Pegasus, any other party thereto, has repudiated any provision of the agreement; and (E) to the best knowledge of the Pegasus, there is no Basis for any Person to claim that any of clauses (A) through (D) is untrue.

         5.16 Business Information. Section 5.16 of the Pegasus Disclosure Statement sets forth a materially true and accurate description of the following information as of the date of this Agreement: (i) the approximate number of Committed Member Residences in each Service Area; (ii) the approximate number of Committed Member Residences in each Service Area that is cabled; and (iii) the approximate number of Committed Member Residences in each Service Area that is uncabled.

         5.17 Disclosure. No representation or warranty of any Pegasus Party in this Agreement or in the Collateral Documents and no statement in any certificate, report, instrument, list or other document furnished or to be furnished by any Pegasus Party pursuant to this Agreement or the Collateral Documents, contained, contains or will contain on the date such agreement, certificate, report, instrument, list or other document was or is delivered, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; nor will any such representation or warranty or statement (to the extent it is required by Section 10.1 to be accurate at the Closing Date) contain on the Closing Date any untrue statement of a material fact or omit on the Closing Date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There is no fact known to any Pegasus Party and not disclosed in this Agreement (other than facts generally known to, and that generally affect, NRTC members and affiliates providing DIRECTV services or Persons in the broadcast television or cable television industry) that could reasonably be expected to have a Material Adverse Effect on Pegasus.

         5.18 Brokers or Finders. No broker or finder (with the possible exception of the services rendered by Merrill Lynch & Co., as financial adviser to Pegasus and in connection with rendering its fairness opinion relating to the Merger) has acted directly or indirectly for any of the Pegasus Parties in connection with the transactions contemplated by this Agreement, and none of the Pegasus Parties has incurred any obligation to pay any brokerage or finder's fee or other commission in connection therewith.

         5.19 Certain Payments. Neither Pegasus, any of its Subsidiaries, any of their Affiliates nor the Representatives of any of them has directly or indirectly, on behalf of or for the purpose of assisting their business, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other similar payments to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, in violation of any Legal Requirement, nor has any such Person established or maintained any fund or asset that has not been recorded in its books and records.

         5.20 Subscribers.

                  (a) As of December 7, 1997, Pegasus had the number of subscribers shown in Section 5.20 of the Pegasus Disclosure Statement, inclusive of persons included in the most recent Subscribers Without Core Packages Report.

                  (b) Neither Pegasus, any of its Affiliates, nor any of their Representatives has solicited, nor has Pegasus, any of its Affiliates, or any of their Representatives employed any scheme or device for the purpose of encouraging, Persons residing outside the Service Areas or Persons who would not be deemed Committed Member Residences to become subscribers of the DIRECTV service offered by Pegasus and its Subsidiaries. Except as disclosed in the most recent Subscribers Without Core Packages Reports for all the Service Areas, which have been provided by Pegasus to the Company, Pegasus and its Subsidiaries do not provide DIRECTV service to any Person who does not pay for a core DIRECTV programming package, who to the best knowledge of Pegasus resides outside the Service Areas or who is not a Committed Member Residence for a reason other than residing outside the Service Areas.

         5.21 Favorable Business Relationships. To the best knowledge of Pegasus, there are no favorable business relationships relating to the business of Pegasus and its Subsidiaries with lessors, licensors, subscribers, suppliers or other business associates of Pegasus or any of its Subsidiaries which will terminate after Closing.

         5.22 Securities Matters. Pegasus has filed all forms, reports, statements and other documents required to be filed with the Commission, and has heretofore made available to the Company, in the form filed with the Commission, together with any amendments thereto, its (i) Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K, and (v) all other reports or registration statements filed by Pegasus (collectively, the "Pegasus SEC Reports"). As of their respective filing dates the Pegasus SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         5.23 FCC Matters. Pegasus and its Subsidiaries hold all licenses, authorizations and permits (the "FCC Licenses") from the Federal Communications Commission (the "FCC") necessary for the operation of the broadcast television stations (the "Stations") operated by Pegasus and its Subsidiaries, except to the extent the absence thereof would not have a Material Adverse Effect on Pegasus, and except as disclosed in Section 5.23 of the Pegasus Disclosure Statement. Each of the FCC Licenses is in full force and effect, and no material default by Pegasus or any of its Subsidiaries has occurred and is continuing thereunder. As of the date hereof, except as limited by the provisions of the Communications Act of 1934, as amended, and the FCC's rules and regulations and as otherwise specified on the face of any FCC License, none of the FCC Licenses is subject to any restriction or condition that would limit in any material respect the operation of the business of Pegasus and its Subsidiaries as it is now conducted. There is not, as of the date hereof, pending or to, the knowledge of Pegasus, threatened any action by or before the FCC to revoke, cancel, rescind or modify (including a reduction in coverage area) any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability) or refuse to renew the FCC Licenses, and there is not now issued or outstanding, pending or, to the knowledge of Pegasus threatened by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Pegasus or any of its Subsidiaries with respect to any of the FCC Licenses. Pegasus has no reason to believe that any of the FCC licenses will be revoked or will not be renewed in the ordinary course.


                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

         Each of Pegasus and Merger Sub, severally and jointly, represents and warrants to the Company that the statements contained in Article VI are correct and complete as of the date of this Agreement and, except as provided in Section 10.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article VI), except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date.

         6.1 Organization and Qualification. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of it incorporation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has no assets (other than not more than $1,000 in cash) and has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         6.2 Certificate of Incorporation and Bylaws. Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

         6.3 Authority. Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorize by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Principal Company Shareholders, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         6.4 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any law, statute ordinance, rule regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

                  (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, state takeover laws, exchanges on which Pegasus's securities are traded, the HSR Act and the Communications Act, (B) filings and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

         6.5 Vote Required. The affirmative vote of Pegasus, the sole stockholder of Merger Sub, is the only vote of the holder of any class or series of Merger Sub capital stock necessary to approve any of the transactions contemplated hereby.


                                   ARTICLE VII
                      PRE-CLOSING COVENANTS OF THE SELLERS

         The Sellers jointly and severally covenant and agree as follows:

         7.1 Additional Information. The Sellers shall provide to Pegasus and its Representatives such financial, operating and other documents, data and information relating to the Company and its Subsidiaries, the Business and the Assets and Liabilities of the Company and its Subsidiaries, including pending and completed Acquisitions of DIRECTV Distribution Businesses, as Pegasus or its Representatives may reasonably request. Such access shall include the right of Pegasus and its Representatives to inspect the records, reports and material correspondence of NRTC and DIRECTV and discuss such records, reports and correspondence with NRTC and DIRECTV, and the Company shall take all action necessary to facilitate the foregoing. In addition, the Sellers shall take all action necessary to enable Pegasus and its Representatives (including Coopers & Lybrand L.L.P.) to review, inspect and audit the Assets, Business and Liabilities of the Company and its Subsidiaries and discuss them with the Company's officers, employees, independent accountants, and counsel. Notwithstanding any investigation that Pegasus may conduct of the Company and its Subsidiaries, the Business, the Assets and Liabilities, the Pegasus Parties may fully rely on the Sellers' warranties, covenants and indemnities set forth in this Agreement, the Collateral Documents and any documents, instruments or certificates delivered hereunder and thereunder, which will not be waived or affected by or as a result of such investigation.

         7.2 Exclusivity. Neither any Seller, nor any Affiliate or Representative of any Seller shall directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to any fiduciary obligations under applicable law after taking into account the advice of counsel with respect thereto, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever, to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any Person, other than Pegasus and its shareholders, employees, Representatives, agents and Affiliates, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities or similar transaction involving the Company or any of its Subsidiaries (all such transactions being referred to herein as "Company Alternative Transactions"); provided, however, that the term "Company Alternative Transactions" shall not be deemed to include, and the foregoing shall not prohibit (i) acquisitions permitted under Section 7.3(c)(i), excluding any business affiliated with Golden Sky Systems, Inc., (ii) the consummation of Exchange Offer, and (iii) other transactions expressly permitted under this

Agreement. The Sellers shall immediately notify Pegasus if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any Seller in respect of a Company Alternative Transaction, and shall, in any such notice to Pegasus, indicate the identity of the offeror.

         7.3 Continuity and Maintenance of Operations.

                  (a) The Company shall, and shall cause its Subsidiaries to, and the Principal Company Shareholders shall cause the Company and its Subsidiaries to: (i) comply with all Legal Requirements and requirements of the NRTC applicable to the Company and its Subsidiaries (including NRTC's by-laws, policies, procedures and guidelines) relating to the Business; (ii) fulfill all of its obligations under and maintain in full force and effect all Contracts, including the NRTC Distribution Agreements, and shall not, without the prior written consent of Pegasus, alter, modify or amend any of the foregoing in a manner adverse to the Company or its Subsidiaries; (iii) use its commercially reasonable efforts in consultation with Pegasus and its Affiliates, to promote the financial success of the Business and promptly notify Pegasus of any adverse change in the prospects or condition (financial or otherwise) of the Business; and (iv) use its commercially reasonable efforts to promote, develop and preserve its relationships with the NRTC, DSS retailers, participating cooperatives and its present employees as well as the goodwill of its suppliers, customers and others having business relations with it, and promptly notify Pegasus of any adverse change in its relationship with any such Person. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, and the Principal Company Shareholders shall cause the Company and its Subsidiaries to, maintain the Assets in good order, condition and repair, maintain insurance relating to the Business as in effect on the date of this Agreement, continue promotion and other activities with respect to the Business (including, without limitation, billing, collection and subscriber matters) substantially in accordance with past practice and in compliance with NRTC bylaws, policies, procedures and guidelines, maintain inventories of DSS Systems and supplies at reasonable levels, and keep and maintain all of the Books and Records in the Ordinary Course. Other than in the Ordinary Course, the Company and its Subsidiaries shall not pay or credit in any way any Accounts Receivable prior to the Closing Date, and shall not permit any of its Representatives to do so either. The Company shall, and the Principal Company Shareholders shall cause the Company and its Subsidiaries to, enforce procedures for disconnection and/or discontinuance of service to subscribers (i) whose accounts are delinquent, (ii) who do not pay for core DIRECTV programming packages, or (iii) who are not Committed Member Residences, all in accordance with NRTC by-laws, policies, procedures and guidelines.

                  (b) The Company shall not, and shall cause its Subsidiaries not to, and the Principal Company Shareholders shall cause the Company and its Subsidiaries not to, without the prior written consent of Pegasus: (i) deviate from DIRECTV national programming packages or rates; (ii) engage in marketing promotions other than in the Ordinary Course; (iii) sell, lease, transfer, convey or assign any of the Assets other than in the Ordinary Course (or enter into any contract to do any of the foregoing) or permit the creation of any Encumbrance on any of the Assets except under the Company Credit Agreement, the interest escrow established under the Company Indenture and the related escrow agreement, as disclosed in Section 3.6 of the Company

Disclosure Statement, or as otherwise contemplated by this Agreement; or (iv) permit the amendment or cancellation of any NRTC Distribution Agreement or any other Contract.

                  (c) Unless the Company shall have obtained the prior written consent of Pegasus, the Company shall not, and shall cause its Subsidiaries not to, and the Principal Company Shareholders shall cause the Company and its Subsidiaries not to:

                           (i) engage in any Acquisition unless (A) the
Acquisition is of a DIRECTV Distribution Business; (B) the Acquisition is funded solely out of the Company's cash on hand as of the date hereof, borrowings under the Company Credit Agreement, debt incurred to the Sellers, and equity contributions from the Company's shareholders; (C) on a pro forma basis, after giving effect to the Acquisition and any debt incurred in connection therewith, the Company would be in compliance with the Company Credit Agreement (including any amendments thereto permitted hereby) and the Company Indenture, and the Company shall have furnished Pegasus with satisfactory evidence to that effect;
(D) on a projected basis, after giving effect to the Acquisition and any debt incurred in connection therewith, the Company's cash resources (including available credit under the Company Credit Agreement) will be sufficient to satisfy its future cash requirements as reflected in the Company Financial Model, as updated to reflect such proposed Acquisition (other than the two pending acquisitions reflected in the Company Financial Model), including, without limitation, to fund Acquisitions of DIRECTV Distribution Businesses that have been completed or are pending at the time of the Acquisition and to fund operating expenses, working capital, debt service and capital expenditures (other than the Offer to Purchase) (it being acknowledged that the Company Financial Model reflects certain covenant noncompliance), and such updated projection shall show no worsening in any of the foregoing matters, including the extent of covenant noncompliance;

                           (ii) amend the Company Indenture, amend the Company
Credit Agreement to increase the amount of credit available thereunder or, except as permitted by Section 9.3(b), otherwise amend the Company Credit Agreement;

                           (iii) declare or pay any dividends or make any other
distributions to the Shareholders;

                           (iv) redeem or repurchase any stock (other than stock
of employees in connection with termination of their employment and other than with Permitted Redemptions;

                           (v) issue additional stock or options or warrants to
acquire stock (except in connection with the exercise of outstanding options and warrants or Acquisitions permitted by paragraph (i));

                           (vi) incur any material debt (except in connection
with Acquisitions permitted by paragraph (i), borrowings under the Company Credit Agreement to finance expenditures not prohibited by this Agreement, and other obligations incurred in the Ordinary Course); or

                           (vii) make any loans other than in the Ordinary
Course.

Notwithstanding paragraph (v), the Company may sell additional shares of Company Capital Stock for cash to some or all of its Shareholders if the proceeds are used solely to pay cash dividends to the holders of its preferred stock, and notwithstanding paragraph (iii), the Company may pay cash dividends to such holders solely out of such proceeds.

                  (d) No Seller shall take or omit to take any action that would cause any of them to be in breach of any representations, warranties or covenants in this Agreement or the Collateral Documents or that would, if such action had been taken or omitted on or before the date of this Agreement, have been required to be disclosed in Section 3.11 of the Company Disclosure Statement.

                  (e) Prior to the Closing Date, the Company shall, and the Principal Company Shareholder shall cause the Company to, terminate any consulting arrangements specified by Pegasus providing for aggregate annual payments in excess of $50,000.

         7.4 Consents and Approvals.

                  (a) As soon as practicable after execution of this Agreement, the Sellers shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Governmental Authority or Person as is required to be obtained, made or given by any of the Sellers to consummate the transactions contemplated by this Agreement and the Collateral Documents, including, without limitation: (i) consents required under the NRTC Distribution Agreements; and (ii) any authorizations, consents, approvals, actions, filings or notices set forth in Section 3.5 of the Company Disclosure Statement (other than consents required pursuant to indebtedness of the Company incurred in the Acquisition of a DIRECTV Distribution Business where such indebtedness is secured in full by a letter of credit issued pursuant to the Company Credit Agreement, provided that the completion of the Merger in the absence of such consents will not result in a Default or Event of Default under and as defined in the Company Credit Agreement).

                  (b) The Sellers shall cooperate with Pegasus in providing such information and reasonable assistance as may be required in connection with the obligations of the Pegasus Parties under Section 8.4(a).

         7.5 Adoption by Shareholders. The Sellers shall use their respective best efforts to secure the vote or consent of the Shareholders required by the DGCL and the Company's certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger, and the board of directors of the Company shall recommend to the Shareholders such approval and adoption. Unless the Company elects to obtain shareholder approval by written consent, the Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of the Shareholders to be held as soon as is reasonably practicable after the availability of the Pegasus Merger Registration Statement for the purpose of voting upon the approval of this Agreement and the Merger. The Company will furnish to each Shareholder a notice of its rights to dissent from the Merger under Section 262 of the DGCL and to demand an appraisal of its shares of Company and Common Stock and shall provide Pegasus with a copy of such notice prior to the Closing Date. Each of the Principal Company Shareholders (i) hereby waives its dissenters' appraised rights under
Section 262 of the DGCL and (ii) shall vote all of its shares of Company Capital Stock, or otherwise give its consent, to approve this Agreement and the Merger.

         7.6 Securities Filings; Financial Information. The Sellers shall, promptly after execution of this Agreement and from time to time thereafter, provide such information and documents to Pegasus and its Affiliates concerning the Company, its Subsidiaries and the Principal Company Shareholders as may be required or appropriate for inclusion in the Pegasus Merger Registration Statement and any other filing, notification or report made by Pegasus or any Affiliate of Pegasus under the Securities Act, the Exchange Act or any state securities law; shall cause their respective counsel and independent accountants to cooperate with Pegasus, its Affiliates and their investment bankers, counsel and independent accountants in the preparation of such filings, notifications and reports; and shall use their best efforts to obtain consents and "comfort letters" from such accountants as required in connection with such filings, notifications and reports. The Sellers represent and warrant to Pegasus that no information or document provided by any Seller for inclusion in any filing, notification or report made by Pegasus or any Affiliate under the Securities Act or the Exchange Act will contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

         7.7 Notification of Certain Matters. The Sellers shall promptly provide to Pegasus copies of any material notices from or correspondence from and to the NRTC or DIRECTV or any Affiliates of DIRECTV. The Sellers shall promptly notify Pegasus of any fact, event, circumstance or action that is reasonably likely to cause any Seller to be unable to perform any of its covenants contained herein or any condition precedent in Article VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to Pegasus pursuant to this Agreement or the existence or occurrence of which would cause any of the Sellers' representations or warranties under this Agreement not to be correct and/or complete. The Sellers shall give prompt written notice to Pegasus of any adverse development causing a breach of any of the representations and warranties in Article III or IV. However, no disclosure by the Sellers pursuant to this Section, and no supplement to the Company Registration Statement referred to in Section 13.2(a), shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by the Sellers.

         7.8 Supplements to Company Disclosure Statement and Company Registration Statement. The Sellers shall, from time to time prior to Closing, supplement the Company Disclosure Statement and the Company Registration Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Pegasus Parties in Article IX, the Company Disclosure Statement and the Company Registration Statement shall be deemed to include only
(a) the information contained therein on the date of this Agreement and (b) information added to the Company Disclosure Statement or the Company Registration Statement by written supplements delivered prior to Closing by the Sellers that (i) are accepted in writing by Pegasus, (ii) are described in Section 2.7(b) or (iii) reflect actions expressly permitted by this Agreement to be taken prior to Closing. Any supplement to the Company Registration Statement shall be in writing and delivered to Pegasus, but not be filed with the Commission unless the Company is otherwise required to do so.

         7.9 Duty of Good Faith and Fair Dealing. The Sellers shall act in good faith with regard to all matters that are the subject of this Agreement, and shall neither intentionally nor knowingly take any action or omit to take any action at any time for the primary purpose of depriving the Pegasus Parties unfairly of any right or benefit that any of them has at such time under this Agreement.

         7.10 Employee Matters. Not later than ten Business Days prior to the Closing Date, the Company shall, or shall cause the sponsor of the Digital Television Services 401(k) Plan (the "401(k) Plan") to, take the following actions: (i) adopt resolutions, or take such other action as required by the 401(k) Plan, to (A) terminate the 401(k) Plan effective as of the Closing Date, subject to receipt of a ruling from the District Director of Internal Revenue that the termination of the 401(k) Plan does not adversely affect the tax qualified status of the 401(k) Plan, and (B) cease contributions under the 401(k) Plan effective as of the Closing Date; and (ii) file Internal Revenue Service Form 5310 (Application for Determination for Terminating Plan) with respect to the 401(k) Plan termination with the District Director of Internal Revenue, such Form fully disclosing the corporate transaction contemplated by this Agreement and the status of 401(k) Plan participants after the transaction. Such resolutions (or other action required by the 401(k) Plan) and Form 5310 shall be in a form satisfactory to Pegasus.

         7.11 1997 Company Financial Statements. The Company will deliver to Pegasus at least ten days before the Closing Date its audited financial statements as of and for the year ended December 31, 1997, accompanied by (i) the report thereon of Arthur Andersen, L.L.P. and (ii) a schedule prepared by Arthur Andersen, L.L.P. showing adjustments to the Company Financial Statements as of and for the period ended September 30, 1997 determined to be appropriate as a result of their audits. The delivery of such audited financial statements shall constitute a representation and warranty that such financial statements (including the notes thereto) have been prepared in accordance with GAAP on a consistent basis with the Company Financial Statements and that such financial statements present fairly the financial condition of the Company and its Subsidiaries and the results of their operations as of December 31, 1997, and for the year then ended.

         7.12 1997 Tax Returns. The Company will deliver to Pegasus a draft copy of the partnership Tax Returns to be filed by Digital Television Services, LLC for the period ended October 10, 1997, and will provide Pegasus and its auditors a reasonable amount of time in which to review it before it is filed. The Company will deliver to Pegasus at or before the Closing Date drafts of Tax Returns for the Company and its Subsidiaries for the period ended December 31, 1997.

         7.13 Indemnity under Prior Company Acquisitions. If reasonably requested by Pegasus, the Company will assert claims for indemnification under, and in accordance with, agreements under which it has made Acquisitions of DIRECTV Distribution Businesses, provided that in the Company's judgment a reasonable basis for such claim exists.


                                  ARTICLE VIII
                  PRE-CLOSING COVENANTS OF THE PEGASUS PARTIES

         The Pegasus Parties jointly and severally covenant and agree as follows.

         8.1 Additional Information. The Pegasus Parties shall provide to the Sellers and their Representatives such financial, operating and other documents, data and information relating to Pegasus and its Subsidiaries, including pending and completed Acquisitions of DIRECTV Distribution Businesses, as the Sellers or their Representatives may reasonably request. Such access shall include the right of the Sellers and their Representatives to inspect the records, reports and material correspondence of NRTC and DIRECTV and discuss such records, reports and correspondence with NRTC and DIRECTV, and the Pegasus Parties shall take all action necessary to facilitate the foregoing. In addition, the Pegasus Parties shall take all action necessary to enable the Sellers and their Representatives (including Arthur Andersen, L.L.P.) to review and inspect books and records of Pegasus and its Subsidiaries and discuss them with the officers, employees, independent accountants, and counsel of the Pegasus Parties. Notwithstanding any investigation that the Sellers may conduct of Pegasus and its Subsidiaries, the Sellers may fully rely on the Pegasus Parties' warranties, covenants and indemnities set forth in this Agreement, the Collateral Documents and any documents, instruments or certificates delivered hereunder and thereunder, which will not be waived or affected by or as a result of such investigation.

         8.2 Exclusivity. Neither any Pegasus Party, nor any of their Affiliates, nor any of their respective Representatives shall directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to any fiduciary obligations under applicable law after taking into account the advice of counsel with respect thereto, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any Person, other than the Company and its shareholders, employees, Representatives, agents and Affiliates, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities or similar transaction involving Pegasus or any of its Subsidiaries (all such transactions being referred to as "Pegasus Alternative Transactions"); provided, however, that the term "Pegasus Alternative Transactions" shall not be deemed to include, and the foregoing shall not prohibit (i) acquisitions of media and communications businesses (including issuances of securities in connection therewith); (ii) sales or other extraordinary transactions relating to Pegasus's cable systems; (iii) a public offering of equity or debt securities; or (iv) any transaction described in
Section 10.1(d). Pegasus shall immediately notify the Company if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Pegasus in respect of a Pegasus Alternative Transaction, and shall, in any such notice to the Company, indicate the identity of the offeror.

         8.3 Conduct of Business. Unless Pegasus shall have obtained the prior written consent of the Company, Pegasus shall, and shall cause each of its Subsidiaries to, and the Principal Pegasus Shareholders shall cause Pegasus and each of its Subsidiaries to:

                  (a) conduct its business in the Ordinary Course (for purposes hereof, Acquisitions of media and communications businesses, including issuances of securities in connection therewith, sales or extraordinary transactions involving cable systems, public offerings of equity and debt securities and transactions described in Section 12.1(d) will be deemed conduct of business in the Ordinary Course);

                  (b) use its commercially reasonable efforts to maintain its business, assets and operations, and its relationships with employees, subscribers, and others with whom it has significant business relationships, as an ongoing business in accordance with past practice and custom;

                  (c) except for continuation or replacement arrangements relating to the Pegasus employee loan program (as described in Section 5.15 of the Pegasus Disclosure Statement), not enter into any material transaction with an affiliated person except on terms not less favorable to Pegasus than could have been obtained with unaffiliated parties; and

                  (d) not take or omit to take any action that would cause any of the Pegasus Parties to be in breach of any representation or warranty in this Agreement or the Collateral Documents the accuracy of which on the Closing Date is a condition precedent to the Sellers' obligations under Section 10.1, or in breach of any covenant in this Agreement or the Collateral Documents.

         8.4 Consents and Approvals.

                  (a) As soon as practicable after execution of this Agreement, the Pegasus Parties shall use their best efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Governmental Authority or Person as is required to be obtained, made or given by any of the Pegasus Parties to consummate the transactions contemplated by this Agreement and the Collateral Documents, including without limitation: (i) consents required under the NRTC Distribution Agreements; and (ii) any authorizations, consents, approvals, actions, filings or notices set forth in Section 4.5 of the Pegasus Disclosure Statement. Notwithstanding anything in this Section to the contrary, the Pegasus Parties shall not be required to agree to any amendment, modification or change in, the waiver of any term or condition of, or the imposition of any condition to the transfer to Pegasus of, any NRTC Distribution Agreement in order to obtain the consents required under the NRTC Distribution Agreements.

                  (b) The Pegasus Parties shall cooperate with the Sellers in providing such information and reasonable assistance as may be required in connection with the Sellers' obligations under Section 5.4(a).



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



         8.5 Adoption by Pegasus Shareholders. Pegasus shall, promptly after the effective date of the Pegasus Merger Registration Statement, take all actions necessary in accordance with the DGCL and its certificate of incorporation and by-laws to convene a special meeting of Pegasus's shareholders to act on this Agreement, to be held as soon as practicable following the effectiveness of the Pegasus Merger Registration Statement. Pegasus shall use all reasonable efforts to secure the vote of its shareholders required by the DGCL and its certificate of incorporation and by-laws to approve and adopt this Agreement, and the board of directors of Pegasus shall recommend to the shareholders of Pegasus such approval and adoption. Each of the Principal Pegasus Shareholders shall vote all of its shares of Pegasus's common stock to approve this Agreement and the Merger.

         8.6 Merger Registration Statement. As soon as practicable, and in any event within ten Business Days after the date of this Agreement, Pegasus shall prepare and file with the Commission a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Pegasus Merger Registration Statement") registering under the Securities Act of the Pegasus Class A Common Stock to be issued in the Merger. The Pegasus Merger Registration Statement will contain a combined proxy statement and prospectus (the "Proxy Statement/Prospectus") that will constitute
(i) a prospectus to be delivered to the Shareholders in connection with the meeting or solicitation of consents referred to in Section 7.5 and (ii) a proxy statement to be delivered to Pegasus's shareholders in connection with the meeting of Pegasus's shareholders referred to in Section 8.5. Pegasus shall provide the Sellers and their counsel reasonable opportunity to review and comment upon the contents of the Registration Statement. Pegasus will use commercially reasonable efforts to cause the Pegasus Merger Registration Statement to become effective as promptly as practicable. As promptly as practicable after the Pegasus Merger Registration Statement shall have become effective, Pegasus shall mail or deliver the Proxy Statement/Prospectus to the Shareholders and to the shareholders of Pegasus entitled to notice of and to vote at the Pegasus shareholders' meeting referred to in Section 8.5. All documents that Pegasus is responsible for filing with the Commission in connection with the transactions contemplated herein will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Pegasus will use commercially reasonable efforts to cause the Pegasus Class A Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to notice of issuance prior to the Effective Time.

         8.7 Notification of Certain Matters. The Pegasus Parties shall promptly provide to the Sellers copies of any material notices from or correspondence from and to the NRTC or DIRECTV or any Affiliates of DIRECTV. The Pegasus Parties shall promptly notify the Sellers of any fact, event, circumstance or action that is reasonably like to cause any Pegasus Party to be unable to perform any of its covenants contained herein or any condition precedent in
Article X not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Sellers pursuant to this Agreement or the existence or occurrence of which would cause any of the Pegasus Parties' representations or warranties under this Agreement not to be correct and/or complete. The Pegasus Parties shall give prompt written notice to the Sellers of any adverse development causing a breach of any of the representations and warranties in Article V or VI as of the date made. No disclosure by the Pegasus Parties pursuant to this

Section, however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by the Pegasus Parties.

         8.8 Supplements to Pegasus Disclosure Statement. The Pegasus Parties shall, from time to time prior to Closing, supplement the Pegasus Disclosure Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Sellers in Article X, the Pegasus Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Pegasus Disclosure Statement by written supplements delivered prior to Closing by the Pegasus Parties that (i) are accepted in writing by the Company or (ii) reflect actions taken or events occurring after the date hereof and prior to Closing that (A) do not breach any covenant in this Agreement so as to cause the condition precedent stated in
Section 10.2 not to be fulfilled at or prior to the Closing, (B) do not give rise to a right on the part of the Sellers to terminate this Agreement pursuant to Section 12.1(d), and (C) do not in the aggregate have a Material Adverse Effect on Pegasus.

         8.9 Duty of Good Faith and Fair Dealing. The Pegasus Parties shall act in good faith with regard to all matters that are the subject of this Agreement and shall neither intentionally nor knowingly take any action or omit to take any action at any time for the primary purpose of depriving the Sellers unfairly of any right or benefit that any of them has at such time under this Agreement.

         8.10 Tax Certificate. The Pegasus Parties shall take no action that would preclude them from delivering at Closing a tax certificate in the form of
Exhibit 8 attached hereto.


                                   ARTICLE IX
           CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PEGASUS PARTIES

         All obligations of the Pegasus Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the Pegasus Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

         9.1 Accuracy of Representations. All representations and warranties of the Company, the Principal DTS Shareholders and the DTS Parties contained in this Agreement, the Collateral Documents and any other document, instrument or certificate delivered by any of the Sellers or any of the DTS Parties at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, other than representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date. The Company shall have delivered to Pegasus and Merger Sub a certificate dated the Closing Date to the foregoing effect.

         9.2 Covenants. The Sellers shall, in all material respects, have performed and complied with each of the covenants, obligations, conditions and agreements contained in this Agreement that are to be performed or complied with by them at or prior to Closing. The Company shall have delivered to Pegasus and Merger Sub a certificate dated the Closing Date to the foregoing effect.

         9.3 Consents and Approvals.

                  (a) All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided in Sections 7.4(a) and 8.4(a) shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by applicable law, including the HSR Act, or any Governmental Authority in connection with such transactions shall have expired or have been earlier terminated, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, or to allow any such waiting period to expire or terminate would not have a Material Adverse Effect on the Company.

                  (b) Notwithstanding the foregoing, the condition precedent stated in subsection (a) shall not have been satisfied if any consent, approval, authorization or order obtained in connection with the transactions contemplated by this Agreement and the Collateral Documents is conditioned upon or related to the amendment, modification, cancellation or termination of, or waiver of any term or condition of, any contract, commitment or agreement, or imposes upon Pegasus or the Surviving Corporation any condition or requirement or change in policy not now imposed upon Pegasus, the Company, the Business or the DIRECTV Distribution Business of Pegasus (regardless of whether such imposition is specifically related to or predicated upon or precedes or follows such consent, approval, authorization or order) except that the consent of the lenders under the Company Credit Agreement may be conditioned on a reduction of the amount of credit available thereunder to an amount not less than that necessary to satisfy the standard described in Section 3.10 and on other modifications that are not, in Pegasus's judgment, materially burdensome.

                  (c) This Agreement and the Merger shall have been approved by the requisite vote of Pegasus's shareholders in accordance with the DGCL and the rules of the Nasdaq Stock Market.

                  (d) This Agreement and the Merger shall have been approved by the requisite vote of the Company's Shareholders in accordance with the DGCL.

                  (e) Pegasus and Merger Sub shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such consents, approvals, authorizations and orders, the making of such registrations and filings and the giving of such notices referred to in subsections (a), (c) and (d).

         9.4 Dissenters' Rights. The period for assertion of dissenters' rights pursuant to Section 262 of the DGCL shall have expired, and the holders of Company Capital Stock entitled to receive not more than five percent of the Pegasus Class A Common Stock included in the Merger Consideration shall have perfected their dissenters' appraisal rights under Section 262 of the DGCL in connection with the Merger.

         9.5 Delivery of Documents. The Sellers shall have delivered, or caused to be delivered, to Pegasus and Merger Sub the following documents:

                           (i) Fleet Confidentiality Agreement, executed by
Fleet Venture Resources, Inc., Fleet Equity Partners IV, L.P., and Chisholm Partners III, L.P.

                           (ii) Noncompetition Agreements -- Owners, executed by
each of the Specified Owners.

                           (iii) Noncompetition Agreements -- Management,
executed by each member of Company Senior Management.

                           (iv) Registration Rights Agreement, executed by the
each Principal Company Shareholder, each Columbia Principal, and each member of Company Senior Management who elects to do so.

                           (v) Escrow Agreement, executed by the Escrow Agent
and the Company, and delivery to the Escrow Agent of the shares of Pegasus Class A Common Stock required by Section 2.7 to be delivered to the Escrow Agent.

                           (vi) Voting Agreement, executed by the Principal
Company Shareholders.

                           (vii) Indemnification Agreement, executed by each of
the Successor Principal Company Shareholders and each of the Columbia
Principals.

                           (viii) Schedule satisfactory to Pegasus and certified
as being complete and correct by the Company reflecting the number of Subscribers in each of the Service Areas as of the Closing Date, based upon reports of the NRTC, including the most recent ad hoc Active Subscribers Report, ad hoc Active Subscribers Without Core Packages Report and the ad hoc Cut Off Report by Level.

                           (ix) Evidence reasonably satisfactory to Pegasus that
each Seller has taken all action necessary to authorize the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

                           (x) Opinion of Nelson Mullins Riley & Scarborough,
L.L.P., counsel to the Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Pegasus.

                           (xi) The Books and Records.


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




                           (xii) All originally executed NRTC Agreements, and
all originally executed amendments thereto, that are in the Company's possession.

                           (xiii) To the extent in the Company's possession, all
original Consumer Contracts and all original files relating thereto, including disclosure statements required by applicable Legal Requirements.

                           (xiv) Resignations of all members of the board of
directors or similar body of the Company and each of its Subsidiaries effective as of the Effective Time.

                           (xv) Such other documents and instruments as Pegasus
may reasonably request: (A) to evidence the accuracy of the Company's and the DTS Parties' representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Company and the DTS Parties of, or the compliance by the Company and the DTS Parties with, any covenant, obligation, condition and agreement to be performed or complied with by the Company or any of the DTS Parties under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

         9.6 No Material Adverse Change. There shall have been no material adverse change in the Assets or in the business, financial condition, prospects or operations of the Company and its Subsidiaries, taken as a whole, other than those affecting the DIRECTV Distribution Business in general.

         9.7 No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority, and no Legal Requirement or policy (other than Legal Requirements affecting the direct broadcast satellite industry generally) of the NRTC, DirecTV, Inc. or any of their Affiliates, or any applicable regulatory authority, shall have been enacted, promulgated or issued that would: (i) prohibit or adversely affect Pegasus's or the Surviving Corporation's and its Subsidiaries' ownership or operation of all or a material portion of the Business or the Assets or otherwise impair the ability of Pegasus or the Surviving Corporation and its Subsidiaries to realize the benefits of the transactions contemplated by this Agreement and the Collateral Documents or adversely affect the value of the Assets; (ii) restrict or limit or otherwise condition Pegasus's or the Surviving Corporation's and its Subsidiaries' right to transfer and/or assign the Business or the Assets in the future; (iii) compel Pegasus or the Surviving Corporation or any of its Subsidiaries to dispose of or hold separate all or a material portion of the Business or the Assets as a result of any of the transactions contemplated by this Agreement and the Collateral Documents; (iv) prevent or make illegal the consummation of any transactions contemplated by this Agreement and the Collateral Documents; or (v) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation.

         9.8 NRTC Compliance Certificate. The Company shall have delivered to Pegasus a certificate or letter from NRTC dated as of the Closing Date to the effect that the Company and its Subsidiaries are in compliance with the NRTC Distribution Agreements and there are no payments due by the Company under the NRTC Distribution Agreements other than payments for fees due in the Ordinary Course and not yet payable.


                                    ARTICLE X
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

         All obligations of the Sellers under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Sellers may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

         10.1 Accuracy of Representations. All representations and warranties of the Pegasus Parties contained in this Agreement (giving effect to Section 8.8) and the Collateral Documents and any other document, instrument or certificate delivered by any of the Pegasus Parties at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, other than representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date. The Pegasus Parties shall have delivered to the Sellers a certificate dated the Closing Date to the foregoing effect.

         10.2 Covenants. The Pegasus Parties shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by the Pegasus Parties at or prior to Closing. The Pegasus Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

         10.3 Consents and Approvals.

                  (a) All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided in Section 8.4(a) shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by applicable, including the HSR Act, or any Governmental Authority in connection with such transactions shall have expired or have been earlier terminated, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, or to allow any such waiting period to expire or terminate would not have a Material Adverse Effect on Pegasus.

                  (b) This Agreement and the Merger shall have been approved by the requisite vote of Pegasus's shareholders in accordance with the DGCL and the rules of the Nasdaq Stock Market.

                  (c) This Agreement and the Merger shall have been approved by the requisite vote of the Company's Shareholders in accordance with the DGCL.

                  (d) The Sellers shall have been furnished with the appropriate evidence, reasonably satisfactory to them and their counsel, of the granting of such consents, approvals, authorizations and orders, the making of such registrations and filings and the giving of such notices referred to in subsections (a), (b) and (c).

         10.4 Delivery of Documents. The Pegasus Parties, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company and the Principal Company Shareholders the following documents:

                           (i) Noncompetition Agreements -- Owners, executed by
Pegasus.

                           (ii) Noncompetition Agreements -- Management,
executed by Pegasus.

                           (iii) Registration Rights Agreement, executed by
Pegasus.

                           (iv) Escrow Agreement, executed by Pegasus and the
Escrow Agent.

                           (v) Voting Agreement, executed by the Principal
Pegasus Shareholders and by Marshall W. Pagon.

                           (vi) Schedule satisfactory to the Company and
certified as being complete and correct by Pegasus reflecting the number of subscribers in each of the service areas served by Pegasus as of the Closing Date, based on reports of the NRTC, including the most recent ad hoc Active Subscribers Report, ad hoc Active Subscribers Without Core Packages Report and ad hoc Cut Off Report by Level.

                           (vii) Evidence reasonably satisfactory to the Sellers
that the Pegasus Parties have each taken all action necessary to authorize the execution of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby.

                           (viii) Such other documents and instruments as the
Sellers may reasonably request: (A) to evidence the accuracy of the representations and warranties of the Pegasus Parties under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Pegasus Parties of, or the compliance by the Pegasus Parties with, any covenant, obligation, condition and agreement to be performed or complied with by the Pegasus Parties under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

                           (ix) Opinion of Drinker Biddle & Reath LLP, counsel
to the Pegasus Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Company.

                           (x) Opinion of counsel to the Principal Company
Shareholders, in form reasonably satisfactory to them, to the effect that their receipt of the Pegasus Class A Common Stock in the Merger is tax-deferred under the Code.

         10.5 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, prospects or operations of Pegasus and its Subsidiaries taken as a whole, other than those affecting the DIRECTV Distribution Business or the broadcast or cable television industry in general.

         10.6 Litigation. No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; or (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation.


                                   ARTICLE XI
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following
Closing:

         11.1 Transition. None of the Principal Company Shareholders shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, subscriber, supplier or other business associate of the Company, its Subsidiaries or the Business from maintaining the same business relationships with Pegasus, the Surviving Corporation and its Subsidiaries after Closing as it maintained with the Company and its Subsidiaries prior to Closing.

         11.2 Indemnification of Directors, Officers and Managers of the Company and its Predecessors; Directors' and Officers' Insurance.

                  (a) The certificate of incorporation and bylaws of the Surviving Corporation (and of any corporation that shall succeed to it by merger, consolidation or otherwise) shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

                  (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company (and its predecessors) and its Subsidiaries (collectively, the "DTS Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Pegasus and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, manager, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each DTS Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of DGCL).

                  (c) Without limiting the foregoing, in the event any Claim is brought against any DTS Indemnified Party (whether arising before or after the Effective Time) after the Effective Time, (i) subject to the last sentence of this subsection (c), the Surviving Corporation may retain counsel reasonably acceptable to the DTS Indemnified Parties to represent them in connection with the claim, and if it shall fail to do so the DTS Indemnified Parties may retain their regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Pegasus and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the DTS Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any DTS Indemnified Party wishing to claim indemnification under this Section 11.2, promptly upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 11.2, except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by
Section 145(e) of DGCL. The DTS Indemnified Parties and the Surviving Corporation and its Affiliates as a group shall be represented by one law firm (in addition to local counsel) with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such DTS Indemnified Parties) a conflict on any significant issue between the position of the Surviving Corporation and its Affiliates, on the one hand, and one or more DTS Indemnified Parties, on the other hand, or between the position of any two or more of such DTS Indemnified Parties, as the case may be, in which event additional counsel as may be required may be retained by such DTS Indemnified Parties.

                  (d) Pegasus shall cause to be maintained in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that Pegasus may substitute therefor policies of substantially the same coverage containing terms and conditions that are substantially the same for the DTS Indemnified Parties to the extent reasonably available.

                  (e) This Section 11.2 is intended to be for the benefit of, and shall be enforceable by, the DTS Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Pegasus and Merger Sub and the Surviving Corporation and their respective successors and assigns.

         11.3 Certain Securities Law Matters. For a period of six (6) months following the Closing, Pegasus shall take no action which would cause those Shareholders who are beneficial owners of 10 percent (10%) or more of the Pegasus Class A Common Stock (as determined under Section 16(b) of the Exchange
Act) at the Closing by virtue of their receipt or entitlement to the Merger Consideration to have liability under Section 16(b) of the Exchange Act.

         11.4 Offer to Purchase. Promptly following the Closing, Pegasus shall cause the Surviving Corporation to commence the Offer to Purchase.


                                   ARTICLE XII
                                   TERMINATION

         12.1 Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to Closing as provided below:

                  (a) This Agreement may be terminated by the mutual written consent of both Pegasus and the Company at any time prior to Closing.

                  (b) The Pegasus Parties may terminate this Agreement by giving written notice to the Sellers at any time prior to Closing (i) on or before January 15, 1998, if the Pegasus Parties' continuing due diligence investigation of the Company, the Business or the Assets is not satisfactory to the Pegasus Parties; or (ii) if the Company or any of the Sellers breaches any representation, warranty or covenant contained in this Agreement, which breach if unremedied would cause any condition precedent stated in Article IX not to be satisfied, Pegasus notifies the Sellers of the breach, and the breach continues without cure for a period of 30 days after the notice of breach.

                  (c) The Company may terminate this Agreement by giving written notice to Pegasus at any time prior to Closing if any Pegasus Party breaches any representation, warranty or covenant contained in this Agreement, which breach if unremedied would cause any condition precedent stated in Article X not to be satisfied, the Sellers notify Pegasus of the breach, and the breach continues without cure for a period of 30 days after the notice of breach.

                  (d) The Company may terminate this Agreement if any of the following occurs after the date hereof and before the Closing (it being understood that the occurrence of any of the following will not constitute a breach of this Agreement by any of the Pegasus Parties):

                           (i) Pegasus or any of its Subsidiaries makes any
Acquisition or an investment in any business in any single transaction or series of related transactions for total consideration in excess of $25,000,000, other than of a DIRECTV Distribution Business;

                           (ii) Pegasus or any of its Subsidiaries disposes of
any of its assets out of the Ordinary Course, or any of its businesses, in either case, in any single transaction or series of related transactions for consideration in excess of $25,000,000, other than in connection with the disposition of its New England cable operations;

                           (iii) Pegasus or any of its Subsidiaries issues
equity securities or securities convertible into or exchangeable for equity securities in any single transaction or series of related transactions at an offering price that is both greater than $25,000,000 in the aggregate and less than $25 per share on a common stock equivalent basis, other than (A) in connection with acquisitions, (B) under existing employee benefit plans, or (C) in payment in kind of regularly scheduled dividends on Pegasus's Series A Preferred Stock;

                           (iv) Pegasus or any of its Subsidiaries incurs
indebtedness in excess of $15,000,000 in the aggregate other than in connection with acquisitions (including increases in the letter of credit posted in favor of NRTC) and other than under the Pegasus Credit Agreement; or

                           (v) Pegasus declares or pays any dividend or other
distribution on its capital stock or redeems or repurchases any of its capital stock, other than regularly scheduled dividend payments on Pegasus's Series A Preferred Stock and other than redemptions or repurchase of shares of employees in connection with the termination of their employment.

                           (vi) Pegasus or any of its Subsidiaries enters into
any transaction (or series of related transactions), other than transactions in the Ordinary Course and other than transactions of the nature described in any of paragraphs (i) through (v), resulting in an expenditure or commitment in excess of $15,000,000.

                  (e) The Pegasus Parties may terminate this Agreement if the Company or any of its Subsidiaries enters into any agreement to make an Acquisition of or investment in any business permitted by Section 5.3(c)(i) for consideration in excess of $15,000,000 in any single transaction or series of related transactions (it being understood that any such action will not constitute a breach of this Agreement by any of the Sellers).

                  (f) Either Pegasus or the Company may terminate this Agreement if the Closing shall not have occurred on or before June 1, 1998, otherwise than because of a breach by the terminating Party of any of its representations, warranties or covenants in this Agreement.



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



         12.2 Effect of Termination. Upon any termination of this Agreement, all obligations under this Agreement shall cease, except for any obligation or liability of any Party based on or arising from a breach or default by such Party with respect to any of its covenants or agreements contained in this Agreement, other than covenants or agreements contained in Sections 7.1, 7.3 through 7.8, 7.10 through 7.13, 8.1, 8.3 through 8.8, and 8.10 and Article XI. No termination of this Agreement shall affect any Party's obligation under the Confidentiality Agreement.

         12.3 Procedure Upon Termination. If this Agreement is terminated by any Party pursuant to this Article, notice of such termination shall promptly be given by the terminating Party to the other Party.


                                  ARTICLE XIII
                                 INDEMNIFICATION

         13.1 Survival of Representations and Warranties.

                  (a) Except to the extent waived pursuant to Section 13.7, the representations and warranties contained in Sections 2.12, 3.12, 5.11(a), 5.12 and 7.11 and the last sentence of Section 5.2 shall survive Closing and shall expire on November 5, 1998; provided, however, that such survival shall be for the sole purpose of supporting indemnification claims under Section 13.2 and 13.3; and provided further that such expiration will not include, extend or apply to any claim for indemnification made pursuant to Section 13.2 or 13.3 prior to such date.

                  (b) Except as provided in Section 13.1(a), all of the representations and warranties contained in this Agreement shall be deemed conditions to the Merger, to the extent stated in Sections 9.1 and 10.1, and shall not survive the Closing or the termination of this Agreement.

                  (c) If the Closing occurs (i) the covenants and agreements contained in Sections 7.1 through 7.8, 7.10 through 7.13, 8.1 through 8.8 and
8.10 shall expire at the Closing (including any claim based on a breach of any such covenant or agreement occurring before the Closing), and (ii) the other covenants and agreements of the Pegasus Parties and the Sellers in this Agreement shall survive indefinitely.

         13.2 Indemnification Provisions for Benefit of the Pegasus Parties.

                  (a) If the Company breaches (or if any third party alleges facts that, if true, would mean the Company has breached) any representation or warranty of the Company that survives the Closing pursuant to Section 13.1, or if the Company Registration Statement (or if any third party alleges facts that, if true, would mean the Company Registration Statement), together with written supplements thereto provided to Pegasus prior to the Closing Date (whether or not filed with the Commission) contained, as of the Closing Date, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and if in any such case Pegasus makes a written claim for indemnification no later than November 5, 1998 (the "Indemnification Period"), then, subject to the limitations contained elsewhere in this Article XIII, the Shareholders shall, severally and in proportion to the amount of the Merger Consideration received by each, indemnify Pegasus, the Surviving Corporation and their Affiliates and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons (the "Pegasus Indemnitees") from and against any Adverse Consequences that any such Person may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that any such Person may suffer after the end of the Survival Period) resulting from, arising out of, relating to or caused by the breach, untrue statement or omission.

                  (b) In addition to the their obligations under Section 13.2(a), the Principal Company Shareholders and (as provided in the Indemnification Agreement) each of the Successor Principal Company Shareholders and the Columbia Principals shall, severally and in proportion to the amount of the Merger Consideration received by each, indemnify the Pegasus Indemnitees from and against any Adverse Consequences described in Section 13.2(a), subject to the limitations described elsewhere in this Article XIII.

                  (c) Notwithstanding the foregoing, the Shareholders, the Principal Company Shareholders, any Successor Principal Company Shareholders, and the Columbia Principals collectively shall not have any obligation to indemnify any Pegasus Indemnitee under Section 13.2(a) or (b) unless the Adverse Consequences with respect thereto shall exceed $2,000,000 in the aggregate, in which case they shall be required to indemnify the Pegasus Indemnitees only for the excess of such Adverse Consequences over $1,150,000. This limitation shall not apply to obligations arising out of the breach of any representation or warranty contained in Section 2.12.

                  (d) Notwithstanding the foregoing, (i) the liability of any Shareholder under Section 13.2(a) shall be satisfied only by the delivery pursuant to Section 13.6 of Escrowed Shares held for such Shareholder's account by the Escrow Agent, valued in accordance with Section 13.6; and (ii) the liability of any Principal Company Shareholder, Successor Principal Shareholder or Columbia Principal under Section 13.2(b) or under the Indemnification Agreement (A) shall be satisfied only by the delivery pursuant to Section 13.6 of shares of Pegasus Class A Common Stock, valued in accordance with Section 13.6, or, at the election of each Principal Company Shareholder, each Columbia Principal or each Successor Principal Company Shareholder, cash of equal value,
(B) shall be limited in the aggregate to five percent of the total number of shares of Pegasus Class A Common Stock included in the Merger Consideration and received by such Principal Company Shareholder, Successor Principal Shareholder or Columbia Principal, and (C) shall not apply until all of the Escrowed Shares shall have been delivered to Pegasus in satisfaction of indemnification obligations under Section 13.2(a). This limitation shall not apply to obligations arising out of the breach of any representation or warranty contained in Section 2.12.

         13.3 Indemnification Provisions for Benefit of the Shareholders.

                  (a) If Pegasus breaches (or if any third party alleges facts that, if true, would mean that Pegasus has breached) any representation or warranty of Pegasus that survives the

Closing pursuant to Section 13.1 or if the Pegasus Merger Registration Statement (or if any third party alleges facts that, if true, would mean that the Pegasus Merger Registration Statement), as of the Closing Date, contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (except for statements made or facts omitted in reliance on and in conformity with information furnished in writing by the Company or any Principal Company Shareholder specifically for inclusion therein), and if, in any such case, any Shareholder makes a written claim for indemnification against Pegasus and the Surviving Corporation within the Indemnification Period, then subject to the limitations contained elsewhere in this Article XIII, Pegasus and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the Shareholders, the former directors, officers, employees and agents of the Company and its Affiliates and the successors and assigns of any of such Persons (the "Company Indemnitees"), from and against any Adverse Consequences that any such Person may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that any such Person may suffer after the end of the Indemnification Period) resulting from, arising out of, relating to or caused by the breach, untrue statement or omission.

                  (b) Notwithstanding the foregoing, Pegasus and the Surviving Corporation shall not have any obligation to indemnify any Company Indemnitee under Section 13.3(a) unless the Adverse Consequences described therein shall exceed $2,000,000 in the aggregate, in which case they shall be required to indemnify the Company Indemnitees only for the excess of such Adverse Consequences over $1,150,000. This limitation shall not apply to obligations arising out of the breach of any representation or warranty contained in the last sentence of Section 5.2.

                  (c) Notwithstanding the foregoing, the liability of Pegasus and the Surviving Corporation under Section 13.3(a) shall be satisfied only by the delivery pursuant to Section 13.6 of additional shares of Pegasus Class A Common Stock, valued in accordance with Section 13.6, and shall be limited in the aggregate to 15 percent of the total number of shares of Pegasus Class A Common Stock included in the Merger Consideration, valued in accordance with
Section 13.6. This limitation shall not apply to obligations arising out of the breach of any representation or warranty contained in the last sentence of
Section 5.2.

         13.4 Matters Involving Third Parties.

                  (a) If any third party shall notify either Pegasus, the Surviving Corporation or any Principal Company Shareholder (the "Indemnified Party") prior to the expiration of the Indemnification Period with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the other (the "Indemnifying Party") under this Article, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party (but not beyond the expiration of the Indemnification Period, or, in the case of notice of a Third Party Claim received by the Indemnified Party on the last day of the Indemnification Period, the next Business Day) shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (b) Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer (limited as provided in this Article XIII) resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder (subject to the aggregate limitations contained herein); (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to (A) exceed the limit of the Indemnifying Party hereunder or (B) establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with subsection (b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (d) If any of the conditions in Section 13.4(b) is not or no longer satisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses) by delivery of shares of Pegasus Class A Common Stock, from the Escrowed Shares or otherwise, valued as set forth in Section 13.6; and (iii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent, but subject to the limitations, provided in this Article XIII.

         13.5 Determination of Adverse Consequences. Pegasus, the Surviving Corporation and the Shareholders shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Article XIII. Adverse Consequences arising from a breach or alleged breach of any representation or warranty referred to in
Section 13.2 or 13.3 shall be calculated, and whether there is a breach of any such representation or warranty for purposes of Section 13.2 or 13.3 shall be determined, without reference to any dollar threshold or materiality threshold contained in any such representation or warranty (it being understood that any such threshold shall be given effect for determining whether any condition precedent stated in Section 9.1 or 10.1 shall have been satisfied as of the Closing Date). All indemnification obligations under this Article shall be net of any insurance proceeds received by the Indemnified Party in respect of the event or circumstance giving rise to the claim for indemnification and shall be deemed adjustments to the Merger Consideration.

         13.6 Payment in Shares. All shares of Pegasus Class A Common Stock delivered in satisfaction of any indemnity claim under this Article XIII shall be delivered free and clear of all Encumbrances other than transfer restrictions under applicable securities laws. Each share of Pegasus Class A Common Stock (whether included in the Escrowed Shares or otherwise) delivered in satisfaction of any such indemnity claim shall be valued at the Market Price on the Closing Date (adjusted for stock splits and reclassifications). Any dividends previously paid and any other distributions made after the Closing Date in respect of shares of Pegasus Class A Common Stock delivered to Pegasus in settlement of any indemnity claim (whether paid in cash, securities or other property) shall also be transferred, free and clear of all Encumbrances other than transfer restrictions under applicable Securities laws, to Pegasus; and in the case of Pegasus Class A Common Stock delivered to any Company Indemnitee in settlement or any indemnity claim, Pegasus shall be required to deliver to such Company Indemnitee the amount of any cash, securities or other property, valued at the date of such settlement, that such Company Indemnitee would have received had such Company Indemnitee owned such shares on the date of such dividend or distribution.

         13.7 No Indemnification for Certain Disclosed Matters.

                  (a) If any of the Sellers shall disclose in writing to Pegasus on or before the Closing Date pursuant to Section 7.7 or 7.8 (but not otherwise) any fact that would cause any condition precedent stated in Article IX not to be satisfied or would give rise to a right on the part of the Pegasus Parties to terminate this Agreement pursuant to Section 12.1, if the Pegasus Parties do not terminate this Agreement pursuant to Section 12.1, then the Pegasus Indemnitees shall be deemed to have waived any claim to indemnification based on such fact upon completion of the Closing.

                  (b) If Pegasus shall disclose in writing to the Company on or before the Closing Date pursuant to Section 8.7 or 8.8 (but not otherwise) any fact that would cause any condition precedent stated in Article X not to be satisfied or would give rise to a right on the part of the Company to terminate this Agreement pursuant to Section 12.1, if the Company does not terminate this Agreement pursuant to Section 12.1, then the Company Indemnitees shall be deemed to have waived any claim to indemnification based on such fact upon completion of the Closing.




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



                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Shareholders shall be third party beneficiaries of this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents; provided, however, that Pegasus may collaterally assign its rights under this Agreement and the Collateral Documents to any Persons providing debt financing to Pegasus or its Affiliates.

         14.2 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

                  (a) If to Pegasus, Merger Sub or the Surviving Corporation, to:

                     Pegasus Communications Corporation
                     c/o Pegasus Communications Management Company 5 Radnor Corporate Center
                     100 Matsonford Road, Suite 454
                     Radnor, Pennsylvania  19087
                     Attn:    Mr. Marshall W. Pagon
                     Telecopier: 610-341-1835

                     (with a copy to Ted S. Lodge, Esquire at the same address)

                  (b) If to the Company before the Closing Date or to the Principal Company Shareholders before or after the Closing Date, to:

                      Digital Television Services, Inc.
                      880 Holcomb Bridge Road
                      Building C-200
                      Roswell, Georgia  30076
                      Attn:  Douglas S. Holladay, Jr.
                      Telecopier:  770-645-9429



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



                           with a copy to:

                           Nelson Mullins Riley & Scarborough, L.L.P.
                           NationsBank Corporate Center
                           100 North Tryon Street, Suite 2600
                           Charlotte, North Carolina 28202-4000
                           Attn:  H. Bryan Ives, III, Esq.
                           Telecopier: 704-377-4814

                  (c) If to any Shareholder after the Closing Date, as set forth on Exhibit 9.

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

         14.3 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party.

         14.4 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

         14.5 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania).

         14.6 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

         14.7 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

         14.8 Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.



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



         14.9 Late Payments. If either Party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the Applicable Rate.

         14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.11 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Statement, the Pegasus Disclosure Statement and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties and supersedes all prior oral or written agreements, understandings and representations to the extent that they relate in any way to the subject matter hereof, including the Agreement in Principle, but excluding the Confidentiality Agreement, which shall survive the execution and delivery of, and any termination of, this Agreement.

         14.12 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Person against whom its enforcement is sought, and no such waiver whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         14.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation." If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         14.14 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses and accountants' fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated hereby.

         14.15 Disclosure. The terms of this Agreement are confidential and no Party shall disclose to any individual or entity such terms, except that (i) any Party may make such disclosure about this Agreement and information related thereto as is required (in the opinion of its counsel) by law (including filings and other disclosure required under the Securities Act or the Exchange Act); (ii) any Party may make such disclosure to its Representatives and lenders who agree to keep the terms of this Agreement confidential; (iii) the Parties may disclose the terms of this Agreement to the NRTC and DirecTV, Inc.; (iv) the Sellers may disclose the terms of this Agreement to the Shareholders; (v) Pegasus may disclose the terms of this Agreement to its shareholders; and (vi) no Party shall have any obligation to refrain from disclosing any matter that shall have become a matter of public knowledge other than by a breach of such Party's obligations hereunder. Each of the Parties will be responsible for any damages resulting from the unauthorized disclosure of the terms of this Agreement by it or its Representatives.

         14.16 Company Action. Any action, consent or approval required or permitted to be taken, given, granted or withheld by the Company hereunder shall be taken, given, granted or withheld by action of the Company's Board of Directors and, unless such board action receives the unanimous vote of all the directors then in office, shall be subject to approval by the holders of 70% or more of the issued and outstanding shares of the Company's PIK Preferred Stock. This Section is for the exclusive purpose of regulating the relationship among the DTS Parties. Pegasus may conclusively rely on any writing signed on behalf of the Company as having received any approval required by this Section and shall not be under any duty to inquire as to the extent of any such authorization.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

                                  PEGASUS COMMUNICATIONS CORPORATION


                                  By: /s/ Marshall W. Pagon
                                      -----------------------------
                                           Marshall W. Pagon,
                                         Chairman and President



                                  PEGASUS DTS MERGER SUB, INC.

                                  By: /s/ Marshall W. Pagon
                                      -----------------------------
                                          Marshall W. Pagon,
                                       Chairman and President


                                  DIGITAL TELEVISION SERVICES, INC.

                                  By: /s/ Douglas S. Holladay, Jr.
                                      -----------------------------
                                         Douglas S. Holladay, Jr.,
                                                President



                                  Principal Pegasus Shareholders:

                                  PEGASUS CAPITAL, L.P.
                                  By: Pegasus Capital, Ltd., General Partner


                                  By: /s/ Marshall W. Pagon
                                      -----------------------------
                                          Marshall W. Pagon,
                                       Chairman and President



                                  PEGASUS COMMUNICATIONS HOLDINGS, INC.

                                  By: /s/ Marshall W. Pagon
                                      -----------------------------
                                           Marshall W. Pagon,
                                        Chairman and President



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





                          Principal Company Shareholders:

                          WHITNEY EQUITY PARTNERS, L.P.
                          By: J.H. Whitney Equity Partners LLC
                                    Its General Partner

                           By: /s/ Michael C. Brooks
                               ---------------------------------
                                   Michael C. Brooks,
                                   Managing Member



                           FLEET VENTURE RESOURCES, INC.

                           By: /s/ Riordon B. Smith
                               ---------------------------------
                                   Riordon B. Smith,
                                 Senior Vice President



                           FLEET EQUITY PARTNERS VI, L.P.
                           By: Fleet Growth Resources II, Inc.
                                    Its General Partner

                           By: /s/ Riordon B. Smith
                               ---------------------------------
                                   Riordon B. Smith,
                                Senior Vice President



                           CHISHOLM PARTNERS III, L.P.
                           By:  Silverado III L.P., its general partner
                           By:  Silverado III Corp., its general partner

                           By: /s/ Riordon B. Smith
                               ---------------------------------
                                  Riordon B. Smith,
                                Senior Vice President






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


                           KENNEDY PLAZA PARTNERS

                           By: /s/ Riordon B. Smith
                               ---------------------------------
                                  Riordon B. Smith,
                                   General Partner



                           COLUMBIA DBS CLASS A INVESTORS, LLC.

                           By: /s/ Mark R. Warner
                               ---------------------------------
                                   Mark R. Warner,
                                      Member



                          COLUMBIA DBS INVESTORS, L.P.
                          By:      Columbia Capital Corporation
                                   Its General Partner

                          By: /s/ Harry F. Hopper, III
                              ---------------------------------
                                  Harry F. Hopper, III,
                                   Managing Director



                          COLUMBIA DBS, INC.

                          By: /s/ Harry F. Hopper, III
                              ---------------------------------
                                  Harry F. Hopper,
                                     President

                                    Exhibit 1

                     Form of Fleet Confidentiality Agreement

         CONFIDENTIALITY AGREEMENT, dated ______________, 1998, among PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation ("Pegasus"), and [Fleet Parties] (collectively, "Fleet").

                                    RECITALS:

         Pegasus and Digital Television Services, Inc. ("DTS") have entered into that certain Agreement and Plan of Merger dated January 8, 1998 ("Merger Agreement"). Fleet is a direct or indirect equity owner of DTS. The Merger Agreement requires that Fleet execute and deliver this Agreement as a condition precedent to the obligations of Pegasus under the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, agreements, representations and warranties contained herein and intending to be legally bound hereby, Fleet agrees as follows:

         1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

         2. Acknowledgments by Fleet. Fleet acknowledges that:

                  (a) Pegasus has required that Fleet make the covenants set forth in this Agreement as a condition to Pegasus's consummating the transactions contemplated by the Merger Agreement.

                  (b) The portion of the Merger Consideration deliverable to Fleet is part of the consideration for his undertakings herein, and such undertakings are a material inducement to Pegasus to enter into the Merger Agreement and complete the Merger.

                  (c) The provisions of this Agreement are reasonable and necessary because of the unique nature of the Business.

         3. Confidentiality. Except for disclosure compelled by subpoena or other legal process, Fleet shall not retain in writing, use, divulge, furnish, or make accessable to anyone (except Fleet's employees or agents who have a need to know and who shall be bound by this confidentiality provision), without the express written consent of Pegasus, any trade secret, private or confidential information or knowledge of or about Pegasus, DTS or any subsidiary or Affiliate of either. All computer software, address books, telephone lists, customer lists, price lists and other pricing data, contract forms, books, records, files and know-how of which Fleet acquired knowledge while an indirect owner of DTS are acknowledged to be the property of DTS and Pegasus and shall not be duplicated or removed from the possession of Pegasus or DTS.

         4. Remedies. If Fleet breaches the covenants set forth in Section 3 of this Agreement, Pegasus shall be entitled to damages and the right to injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 3 of this Agreement.

         5. General.

                  (a) This Agreement shall be binding upon the parties hereto and shall inure to the benefit of their affiliates and successors and assigns.

                  (b) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                  (c) This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

                  (d) Whenever possible, each provision and term of this Agreement shall be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

                  (e) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

                  (f) The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified.

                  (g) This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the parties.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.


                                   PEGASUS COMMUNICATIONS CORPORATION


                                   By:_______________________________
                                            Name:
                                            Title:



                                   __________________________________
                                            [Fleet]

                                    Exhibit 2


         INDEMNIFICATION AGREEMENT, dated _____________, 1998, among the Persons executing this Agreement as Indemnitors (the "Indemnitors"), and PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation ("Pegasus").

         Pegasus, Pegasus DTS Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Digital Television Services, Inc., a Delaware corporation ("DTS"), and certain shareholders of Pegasus and of DTS are parties to an Agreement and Plan of Merger dated January 8, 1998 (the "Merger Agreement"). Terms defined in the Merger Agreement are used herein with the same definitions unless otherwise defined herein.

         The Indemnitors were, immediately before the Merger, direct or indirect shareholders of DTS.

         At the Closing held today under the Merger Agreement, Merger Sub is being merged with and into DTS, DTS is thereby becoming a wholly-owned subsidiary of Pegasus, and the Indemnitors, as well as the other shareholders of DTS immediately before the Merger, are receiving shares of Pegasus Class A Common Stock as the Merger Consideration. It is a condition precedent to the Closing that the parties execute and deliver this Agreement.

         NOW, THEREFORE, in consideration of the completion of the transactions contemplated by the Merger Agreement and of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, intending to be legally bound.

         Section 1. Agreement to Indemnify. Each Indemnitor shall severally indemnify the Pegasus Indemnitees against any Adverse Consequences described in
Section 13.2(a) or (b) of the Merger Agreement. The liability of each of the Indemnitors hereunder:

                  (a) shall, in the case of indemnification under Section 13.2(a) of the Merger Agreement, be in the proportion that the Merger Consideration received by such Indemnitor bears to the Merger Consideration received by all Shareholders;

                  (b) shall, in the case of indemnification under Section 13.2(b) of the Merger Agreement, be in the proportion that the Merger Consideration received by such Indemnitor bears to the Merger Consideration received by all Indemnitors and all Principal Company Shareholders; and

                  (c) shall be subject to all limitations contained in Article XIII of the Merger Agreement.

         Section 2.  Miscellaneous.

         (a) Notices. Except as otherwise provided below, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties hereto, wishes to provide to or serve upon the other party any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person or sent by telecopy, as follows:
















         (b) Entire Agreement. This Agreement and the Merger Agreement represent the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior oral and written agreements, arrangements and understandings among the parties hereto with respect to such subject matter; and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived or a departure from any provision hereof can be consented to, only by a written instrument making specific reference to this Agreement signed by Pegasus and the Indemnitors.

         (c) Paragraph Headings. The paragraph headings contained in this Agreement are for general reference purposes only and shall not affect in any manner the meaning, interpretation or construction of the terms or other provisions of this Agreement.

         (d) Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Pennsylvania applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case, without regard to the conflicts of law principles of such state.

         (e) Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         (f) No Waiver. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original instrument. Not all parties need sign the same counterpart. Delivery by facsimile of a signature page to this Agreement shall have the same effect as delivery of an original executed counterpart.

         (h) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the date first written above.


                                            PEGASUS COMMUNICATIONS CORPORATION

                                            By: ________________________________
                                                 Title:


                                            Indemnitors:




                                            ___________________________________
                                                 James B. Murray, Jr.



                                            ___________________________________
                                                  David P. Mixer

                        ___________________________________
                        Mark P. Warner




                        ___________________________________
                        Robert B. Blow




                        ___________________________________
                        Mark J. Kington




                        ___________________________________
                        Harry F. Hopper, III



                        ___________________________________
                        R. Philip Herget, III




                        ___________________________________
                        Neil P. Byrne




                        ___________________________________
                        Barton Schneider




                        ___________________________________
                        James Fleming


                        [SUCCESSOR PRINCIPAL COMPANY SHAREHOLDERS]

                                    Exhibit 3

                 Form of Noncompetition Agreement -- Management

         NONCOMPETITION AGREEMENT, dated ______________, 1998, between PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation ("Pegasus"), and _____________________ (the "Senior Manager").

                                    RECITALS:

         Pegasus and Digital Television Services, Inc. ("DTS") have entered into that certain Agreement and Plan of Merger dated January 8, 1998 ("Merger Agreement"). The Merger Agreement requires that the Senior Manager execute and deliver this Agreement as a condition precedent to the obligations of Pegasus under the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, agreements, representations and warranties contained herein and intending to be legally bound hereby, the Senior Manager agrees as follows:

         1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

         2. Acknowledgments by Senior Manager. The Senior Manager acknowledges that:

                  (a) Pegasus has required that Senior Manager make the covenants set forth in this Agreement as a condition to Pegasus's consummating the transactions contemplated by the Merger Agreement.

                  (b) [The Senior Manager is a shareholder of DTS. The portion of the Merger Consideration deliverable to him is part of the consideration for his undertakings herein, and such undertakings are a material inducement to Pegasus to enter into the Merger Agreement and complete the Merger.

                  (c)] Pegasus has consented to certain modifications to the Senior Manager's employment arrangements with DTS favorable to the Senior Manager. Those modifications are part of the consideration for the Senior Manager's undertakings herein, and the Senior Manager's agreement to undertake them is a material inducement to Pegasus to consent to those modifications.

                  [(c)(d)] The provisions of this Agreement are reasonable and necessary because of the unique nature of the Business.

         3. Noncompetition. The Senior Manager hereby agrees that, for a period beginning on the date hereof and ending as provided below, the Senior Manager will not own, control, manage or be financially interested in, directly or indirectly, (1) any DirecTV Distribution Business (as defined below) in any C or D county in the United States as determined by A. C. Nielsen Company; or (2) any direct-to-home multichannel satellite service that is substantially similar to any service offered by DirecTV, Inc. as of the date of this Agreement in any geographic area (collectively, the "NRTC Service Areas") served by members and affiliates of the National Rural Telecommunications Cooperative ("NRTC"). The Senior Manager's obligations under the preceding sentence shall expire (a) three years after the date of this Agreement, in the case of activities within NRTC Service Areas, and (b) September 1, 1998, in the case of activities other than within NRTC Service Areas. "DirecTV Distribution Business" means the distribution of any service transmitted using the frequencies licensed to Hughes Communications Galaxy, Inc. or its successors at the 101 (degrees) West orbital location. Notwithstanding the foregoing, nothing herein shall be construed to prohibit or restrict the Senior Manager from owning (i) Pegasus stock, or (ii) securities that are listed on a national securities exchange or the Nasdaq Stock Market, which securities constitute less than 1% of the outstanding voting stock of the issuer thereof, ownership of which does not constitute control over such issuer, and which are held solely for investment purposes. The Senior Manager agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

         4. Confidentiality. Except for disclosure compelled by subpoena or other legal process, the Senior Manager shall not, at any time before or after the expiration of the restrictions in Section 3, retain in writing, use, divulge, furnish, or make accessable to anyone, without the express written consent of Pegasus, any trade secret, private or confidential information or knowledge of or about Pegasus, DTS or any subsidiary or Affiliate of either. All computer software, address books, telephone lists, customer lists, price lists and other pricing data, contract forms, books, records, files and know-how of which the Senior Manager acquired knowledge while an employee of DTS are acknowledged to be the property of DTS and Pegasus and shall not be duplicated, removed from the possession of Pegasus or DTS or made use of other than in pursuit of the business of Pegasus, DTS and their Subsidiaries during any period of the Senior Manager's continued employment. Upon termination of the Senior Manager's employment for any reason, the Senior Manager shall deliver to Pegasus all copies of any such materials that are then in his possession or under his control.

         5. Remedies. If the Senior Manager breaches the covenants set forth in
Section 3 or 4 of this Agreement, Pegasus shall be entitled to damages and the right to injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 3 or 4 of this Agreement.

         6. General.

                  (a) This Agreement shall be binding upon the parties hereto and shall inure to the benefit of their affiliates and successors and assigns.

                  (b) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                  (c) This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

                  (d) Whenever possible, each provision and term of this Agreement shall be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 3 of this Agreement is held to be invalid or unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall be fully enforceable as so modified.

                  (e) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

                  (f) The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified.

                  (g) This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the parties.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.


                                PEGASUS COMMUNICATIONS CORPORATION


                                By:_______________________________
                                         Name:
                                         Title:



                                __________________________________
                                         [Senior Manager]

                                    Exhibit 4

                   Form of Noncompetition Agreement -- Owners

         NONCOMPETITION AGREEMENT, dated ______________, 1998, between PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation ("Pegasus"), and _____________________ (the "Owner").

                                    RECITALS:

         Pegasus and Digital Television Services, Inc. ("DTS") have entered into that certain Agreement and Plan of Merger dated January 8, 1998 ("Merger Agreement"). The Owner is a direct or indirect equity owner of DTS. The Merger Agreement requires that the Owner execute and deliver this Agreement as a condition precedent to the obligations of Pegasus under the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, agreements, representations and warranties contained herein and intending to be legally bound hereby, the Owner agrees as follows:

         1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

         2. Acknowledgments by Owner. The Owner acknowledges that:

                  (a) Pegasus has required that Owner make the covenants set forth in this Agreement as a condition to Pegasus's consummating the transactions contemplated by the Merger Agreement.

                  (b) The portion of the Merger Consideration deliverable to the Owner is part of the consideration for his undertakings herein, and such undertakings are a material inducement to Pegasus to enter into the Merger Agreement and complete the Merger.

                  (c) The provisions of this Agreement are reasonable and necessary because of the unique nature of the Business.

         3. Noncompetition. The Owner hereby agrees that, for a period beginning on the date hereof and ending as provided below, the Owner will not own, control, manage or be financially interested in, directly or indirectly, (1) any DirecTV Distribution Business (as defined below) in any C or D county in the United States as determined by A. C. Nielsen Company; or (2) any direct-to-home multichannel satellite service that is substantially similar to any service offered by DirecTV, Inc. as of the date of this Agreement in any geographic area (collectively, the "NRTC Service Areas") served by members and affiliates of the National Rural Telecommunications Cooperative ("NRTC"). The Owner's obligations under the preceding sentence shall expire three years after the date of this Agreement. "DirecTV Distribution Business" means the distribution of any service transmitted using the frequencies licensed to Hughes Communications Galaxy, Inc. or its successors at the 101 (degrees) West orbital location. Notwithstanding the foregoing, nothing herein shall be construed to prohibit or restrict the Owner from owning (i) Pegasus stock, or (ii) securities that are listed on a national securities exchange or the Nasdaq Stock Market, which securities constitute less than 1% of the outstanding voting stock of the issuer thereof, ownership of which does not constitute control over such issuer, and which are held solely for investment purposes. The Owner agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

         4. Confidentiality. Except for disclosure compelled by subpoena or other legal process, the Owner shall not, at any time before or after the expiration of the restrictions in Section 3, retain in writing, use, divulge, furnish, or make accessable to anyone (except Owner's employees or agents who have a need to know and who shall be bound by this confidentiality provision), without the express written consent of Pegasus, any trade secret, private or confidential information or knowledge of or about Pegasus, DTS or any subsidiary or Affiliate of either. All computer software, address books, telephone lists, customer lists, price lists and other pricing data, contract forms, books, records, files and know-how of which the Owner acquired knowledge while an indirect owner of DTS are acknowledged to be the property of DTS and Pegasus and shall not be duplicated or removed from the possession of Pegasus or DTS.

         5. Remedies. If the Owner breaches the covenants set forth in Section 3 or 4 of this Agreement, Pegasus shall be entitled to damages and the right to injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 3 or 4 of this Agreement.

         6. General.

                  (a) This Agreement shall be binding upon the parties hereto and shall inure to the benefit of their affiliates and successors and assigns.

                  (b) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                  (c) This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

                  (d) Whenever possible, each provision and term of this Agreement shall be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 3 of this Agreement is held to be invalid or unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall be fully enforceable as so modified.

                  (e) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

                  (f) The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified.

                  (g) This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the parties.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.


                                        PEGASUS COMMUNICATIONS CORPORATION


                                        By:_______________________________
                                                 Name:
                                                 Title:



                                        __________________________________
                                                 [Owner]

                                    Exhibit 5


                  REGISTRATION RIGHTS AGREEMENT dated ____________, 1998 (the "Agreement"), among PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"), and the Persons executing this Agreement as Holders.

                  The Company, Pegasus DTS Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Digital Television Services, Inc., a Delaware corporation ("DTS"), and certain shareholders of the Company and of DTS are parties to an Agreement and Plan of Merger dated January 8, 1998 (the "Merger Agreement"). The Holders (this and certain other terms are defined in Section 1) are shareholders of DTS.

                  At the Closing held today under the Merger Agreement, Merger Sub is being merged with and into DTS, DTS is thereby becoming a wholly-owned subsidiary of the Company, and the Holders are receiving shares of Class A Common Stock as the Merger Consideration. It is a condition precedent to the Closing that the parties execute and deliver this Agreement.

                  NOW, THEREFORE, in consideration of the completion of the transactions contemplated by the Merger Agreement and of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, intending to be legally bound.

                  Section 1. Definitions. As used in this Agreement, the following terms have the following meanings:

                  "Business Day": any day on which the New York Stock Exchange is open for trading.

                  "Class A Common Stock": the Company's Class A Common Stock, par value $0.01 per share.

                  "Closing Date": the date of this Agreement.

                  "Exchange Act": the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

                  "Holder": each Person (other than the Company) executing this Agreement and each Permitted Transferee of a Holder, for so long as (and to the extent that) such Person or Permitted Transferee owns any Registrable Securities.

                  "Merger Agreement": as defined in the recitals.

                  "Merger Consideration": as defined in the Merger Agreement; any reference in this Agreement to a number or percentage of Registrable Securities initially included in the Merger Consideration shall be appropriately adjusted to reflect stock dividends, stock splits, reverse stock splits, recapitalizations and similar transactions that occur after the Closing Date.

                  "Permitted Transferee": (a) in the case of an individual (1) a family member of such individual, (2) a charitable organization (including a private foundation) described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, to which a Holder may transfer any Registrable Securities,
(3) a trust for the benefit of any of such individual, such charitable organizations or any family member of such individual, or (4) a Person substantially all of the equity interests in which are owned by such individual or by Persons described in clauses (a)(1), (2) and (3); and (b) in the case of a Person that is not an individual, (1) any shareholder, partner, member or other owner of equity interests in such Person, or (2) a Person all of the equity interests in which are owned by such first Person.

                  "Person": an individual, a partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

                  "Registrable Securities": (1) the Class A Common Stock included in the Merger Consideration and (2) any additional shares of Class A Common Stock or other equity securities of the Company issued or issuable after the Closing Date in respect of the Class A Common Stock included in the Merger Consideration (or other equity securities issued in respect thereof) by way of a stock dividend or stock split, in connection with a combination, exchange, reorganization, recapitalization or reclassification of Company securities, or pursuant to a merger, division, consolidation or other similar business transaction or combination involving the Company; provided that as to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities (a) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of thereunder, (b) when such securities shall have been disposed of pursuant to Rule 144 (or any successor provision to such Rule) under the Securities Act, (c) when such securities shall have been disposed of to a Person other than a Permitted Transferee, or (d) when such securities shall have ceased to be outstanding.

                  "Registration Expenses": all expenses incident to the Company's performance of or compliance with the registration requirements set forth in this Agreement including, without limitation, the following: (a) the fees, disbursements and expenses of the Company's counsel, accountants, and experts in connection with the registration under the Securities Act of Registrable Securities; (b) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto, and the mailing and delivering of copies thereof to underwriters and dealers, if any; (c) the cost of printing or producing any agreement(s) among underwriters, underwriting agreement(s) and blue sky or legal investment memoranda, any selling agreements, and any other documents in connection with the offering, sale or delivery of Registrable Securities to be disposed of; (d) the fees and expenses incurred in connection with the listing of Registrable Securities on each securities exchange on which Company securities of the same class are then listed or with the Nasdaq National Market System (including, if applicable, the reasonable fees and expenses of any "qualified independent underwriter" and its counsel); (e) the reasonable fees and expenses of a single counsel retained by the Holders participating in a particular registration pursuant to this Agreement, (f) any SEC or blue sky registration or filing fees attributable to Registrable Securities or transfer taxes applicable to Registrable Securities, (g) any other expenses in connection with the qualification of Registrable Securities for offer and sale under state securities laws, including the fees and disbursements of counsel for the underwriters in connection with such qualification and in connection with any blue sky and legal investment surveys; and (h) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of Registrable Securities to be disposed of; but the term "Registration Expenses" does not include (i) underwriters' discounts or compensation, brokers' commissions or similar selling expenses attributable to the sale of Registrable Securities.

                  "Registration Statement": a registration statement under the Securities Act filed by the Company pursuant to this Agreement, including all amendments thereto, all preliminary and final prospectuses included therein and all exhibits thereto.

                  "SEC": the United States Securities and Exchange Commission, or such other federal agency at the time having the principal responsibility for administering the Securities Act.

                  "Securities Act": the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

                  Section 2. Underwritten Demand Registration.

                  (a) At any time on or after November 5, 1998, and before the fifth anniversary of the Closing Date the Holder or Holders of ten percent or more of the Registrable Securities initially included in the Merger Consideration may (by written notice delivered to the Company) require registration of all or any portion of such Registrable Securities for sale in an underwritten public offering. In each such case, such notice shall specify the number of Registrable Securities for which such underwritten offering is to be made. Within ten Business Days after its receipt of any such notice, the Company shall give written notice of such request to all other Holders, and all such Holders shall have the right to have any or all Registrable Securities owned by them included in the requested underwritten offering as they shall specify in a written notice received by the Company within twenty Business Days after the Company's notice is given. Within ten Business Days after the expiration of such twenty Business Day period, the Company shall notify all Holders requesting inclusion of Registrable Securities in the proposed underwriting of (1) the aggregate number of Registrable Securities proposed to be included by all Holders in the offering, and (2) the proposed commencement date of the offering, which shall be a date not more than thirty days after the Company gives such notice. The managing underwriter for such offering shall be chosen by the Holders of a majority of the Registrable Securities being included therein and shall be satisfactory to the Company.

                  (b) If any request for an underwriting shall have been made pursuant to subsection (a), the Company shall, at the request of the managing underwriter for such offering, prepare and file a Registration Statement with the SEC as promptly as reasonably practicable, but in any event within thirty days after the managing underwriter's request therefor.

                  (c) Subject to Section 2(g) below, the Company shall not have any obligation to permit or participate in more than two underwritten public offerings pursuant to this Section, or to file a Registration Statement pursuant to this Section with respect to less than ten percent of the Registrable Securities initially included in the Merger Consideration.

                  (d) The Company shall have the right to defer the filing or effectiveness of a Registration Statement relating to any registration requested under this Section for a reasonable period of time not to exceed 90 days if (1) the Company is, at such time, working on an underwritten public offering of its securities for the account of the Company and is advised by its managing underwriter that such offering would in its opinion be materially adversely affected by such filing; or (2) the Company in good faith determines that any such filing or the offering of any Registrable Securities would (A) materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving the Company or (B) require the disclosure of material non-public information, the disclosure of which would materially and adversely affect the Company. If the Company shall exercise its deferral right under this subsection, it may not do so again until 90 days shall have elapsed since the expiration of such deferral.

                  (e) The Company shall have no obligation to file a Registration Statement pursuant to this Section earlier than 360 days after the effective date of a prior registration statement of the Company, if any, covering an underwritten public offering for the account of the Company the closing date of which is after the Closing Date if (1) the Company shall have offered pursuant to Section 4 to include the Holders' Registrable Securities in such Registration Statement; (2) the Holders shall not have elected to include in such Registration Statement at least ten percent of the Registrable Securities initially included in the Merger Consideration; (3) no Registrable Securities requested to be included in such registration statement shall have been excluded therefrom pursuant to Section 4(c); and (4) if such registration statement is filed before November 5, 1998, the offering price per share of Class A Common Stock is not less than $30.

                  (f) The Holders of any Registrable Securities requested to be included in any offering pursuant to this Section may elect by written notice to the Company not to include their Registrable Securities in the offering. If they do so, the Company shall be obligated to proceed with the registration relating to the offering only if the offering continues to include at least the number of shares of Registrable Securities specified in
Section 2(a). In any such case in which the Company is not obligated to and does not proceed with the registration, the Holders that shall have requested Registrable Securities to be included in the offering but that shall have elected not to include their shares shall pay all Registration Expenses incurred by the Company in connection with such offering.

                  (g) Subject to the rights, if any, of holders of registration rights under the existing agreements identified on Exhibit A hereto (the "Existing Registration Rights Holders"), neither the Company nor any other Person not party to this Agreement shall be entitled to include any securities held by it or any of them in any underwritten offering pursuant to this Section, unless all Registrable Securities for which inclusion has been requested are also included and unless the managing underwriter concludes that the inclusion of other securities will not interfere with an orderly sale and distribution of Registrable Securities being sold in such offering or adversely affect the price of such Registrable Securities. If the managing underwriter does not so conclude, the number of shares to be included in the registration shall be reduced among the Holders and the Existing Registration Rights Holders pro rata in accordance with the number of shares requested to be included by each, in which case (1) the Company will bear all Registration Expenses relating to the registration, whether or not the offering proceeds, and (2) the Holders shall be entitled to one additional demand registration under this Section 2.

                  (h) No registration of Registrable Securities under this Section shall relieve the Company of its obligation to effect registrations of Registrable Securities pursuant to Sections 3 and 4.


                  Section 3. Shelf Registrations.

                  (a) At any time on or after November 5, 1998, and before the fifth anniversary of the Closing Date, the Holder or Holders of 100,000 or more shares of Registrable Securities may (by written notice to the Company) require registration of all or any portion of such Registrable Securities for sale through broker-dealers, through agents or directly to one or more purchasers in one or more transactions in the over-the-counter market, through writing of options or otherwise effected at market prices prevailing at the time of sale, at prices related to such prevailing prices, at negotiated prices or at fixed prices. Within ten Business Days after its receipt of such notice, the Company shall give written notice of such request to all other Holders, and all such Holders shall have the right to have any or all Registrable Securities owned by them included in the requested registration as they shall specify in a written notice received by the Company within ten Business Days after the Company's notice is given. Within ten Business Days after the expiration of such ten Business Day period, the Company shall notify all Holders requesting inclusion of Registrable Securities in the requested registration of the aggregate number of Registrable Securities proposed to be included by all Holders in this registration.

                  (b) If any request for registration shall have been made pursuant to subsection (a), the Company shall prepare and file a Registration Statement with the SEC as promptly as reasonably practicable, but in any event within thirty days after the expiration of the ten Business Day period within which Holders may request inclusion in the registration.

                  (c) The Company shall not have any obligation under this Section to file a Registration Statement with respect to fewer than 100,000 shares of Registrable Securities.

                  (d) The Company shall have no obligation to file a Registration Statement pursuant to this Section earlier than 180 days after the effective date of any earlier Registration Statement filed pursuant to this Section.

                  (e) The Holders of any of Registrable Securities requested to be included in any registration pursuant to this Section may elect by written notice to the Company not to include their Registrable Securities in such registration. If they do so, the Company shall be obligated to proceed with the registration only if it continues to include at least the number of shares of Registrable Securities specified in Section 3(a). In any such case in which the Company is not obligated to and does not proceed with the registration, the Holders that shall have requested Registrable Securities to be included in the registration but shall have elected not to include their shares shall pay all Registration Expenses incurred by the Company in connection with such registration.

                  (f) No registration of Registrable Securities under this Section shall relieve the Company of its obligation to effect registrations of Registrable Securities under Sections 2 and 4.

                  Section 4. Incidental Registration.

                  (a) From and after the Closing Date, if the Company proposes, other than pursuant to Section 2 or 3, to file a Registration Statement under the Securities Act to register any of its common equity securities for public sale under the Securities Act (whether proposed to be offered for sale by the Company or by any other Person), it will give prompt written notice (which notice shall specify the intended method or methods of disposition) to the Holders of its intention to do so, and upon the written request of any Holder delivered to the Company within ten Business Days after any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder), the Company shall, subject to the other provisions of this Section 4, include in such Registration Statement all Registrable Securities which the Company has been so requested to register by Holders.

                  (b) If at any time prior to the effective date of any Registration Statement described in subsection (a), the Company shall in good faith determine for any reason not to proceed with such registration, the Company may, at its election, give written notice of such determination to the Holders requesting registration and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with such registration.

                  (c) The Company will not be required to effect any registration of Registrable Securities pursuant to this Section in connection with an offering of securities for the account of the Company if the Company shall have been advised in writing (with a copy to the Holders requesting registration) by a nationally recognized investment banking firm (which may be the managing underwriter for the offering) selected by the Company that, in such firm's opinion, registration of Registrable Securities and of any other securities requested to be included in such registration by Persons having rights to include securities therein at that time may interfere with an orderly sale and distribution of the securities being sold by the Company in such offering or adversely affect the price of such securities; but if the inclusion of less than all of the Registrable Securities requested to be registered by the Holders and other securities requested to be included in such registration by such other Persons would not, in the opinion of such firm, adversely affect the distribution or price of the securities to be sold by the Company in the offering, the aggregate number of Registrable Securities requested to be included in such offering by the Holders shall be reduced pro rata in accordance with the proportion that the number of shares proposed to be included in such registration by Holders bears to the number of shares proposed to be included in such registration by Holders and all other such Persons.

                  (d) The Company shall not be required to give notice of, or effect any registration of Registrable Securities under this Section incidental to the registration of any of its securities on Form S-4 or S-8 or in connection with dividend reinvestment plans.

                  (e) No registration of Registrable Securities effected under this Section shall relieve the Company of its obligations to effect registrations of Registrable Securities pursuant to Sections 2 and 3.


                  Section 5. Holdbacks and Other Transfer Restrictions.

                  (a) No Holder shall sell, transfer or otherwise dispose of any Registrable Securities or any interest therein before November 5, 1998, except to a Permitted Transferee or pursuant to an effective Registration Statement described in Section 4 that includes the Registrable Securities to be disposed of.

                  (b) No Holder shall, if requested by the managing underwriter in an underwritten offering that includes such Holder's Registrable Securities, effect any public sale or distribution of securities of the Company of the same class as the securities included in such Registration Statement (or convertible into such class), including a sale pursuant to Rule 144(k) under the Securities Act (except as part of such underwritten registration), during the ten day period prior to, and during the 90-day period (or such longer period, not to exceed 180 days, as the managing underwriter shall request) beginning on the closing date of each underwritten offering made pursuant to such registration statement, to the extent timely notified in writing by the Company or the managing underwriter. If the Company or such managing underwriter so requests, each Holder shall enter into a holdback agreement reflecting such restrictions.

                  (c) No Holder shall, during any period in which any of its Registrable Securities are included in any effective Registration Statement, (1) effect any stabilization transactions or engage in any stabilization activity in connection with the Class A Common Stock or other equity securities of the Company in contravention of Regulation M under the Exchange Act; or (2) permit any Affiliated Purchaser (as that term is defined in Regulation M under the Exchange Act) to bid for or purchase for any account in which such Holder has a beneficial interest, or attempt to induce any other person to purchase, any shares of Common Stock or Registrable Securities in contravention of Regulation M under the Exchange Act.

                  (d) The Company, upon request by each Holder, shall, at the Company's expense, in the case of a registration including Registrable Securities to be offered by such Holder for sale through brokers transactions, furnish each broker through whom such Holder offers Registrable Securities such number of copies of the prospectus as the broker may require, and such Holder shall otherwise comply with the prospectus delivery requirements under the Securities Act, and the Company shall comply with Rule 153 under the Securities Act.


                  Section 6. Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to effect a registration of Registrable Securities:

                  (a) The Company shall prepare and file with the SEC, within the time periods specified herein, a Registration Statement on Form S-3 or its equivalent (or on such other registration form available to the Company that permits the greatest extent of incorporation by reference of materials filed by the Company, under the Exchange Act), and will use its best efforts to cause such registration statement to become effective as promptly as practicable (and, in any event, within sixty days) thereafter and to remain effective under the Securities Act until (1) the earlier of such time as all securities covered thereby have been disposed of pursuant to such Registration Statement or 180 days after such Registration Statement becomes effective, in the case of registrations pursuant to Section 2, or (2) 90 days after such Registration Statement becomes effective, in the case of registrations pursuant to Section 3, in every case as any such period may be extended pursuant to subsection (h) or
Section 8.

                  (b) The Company shall prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for such period of time required by subsection (a), as such period may be extended pursuant to subsection (h) or
Section 8.

                  (c) The Company shall comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the period during which any such Registration Statement is required to be effective.

                  (d) The Company shall furnish to any Holder and any underwriter of Registrable Securities (1) such number of copies (including manually executed and conformed copies) of such Registration Statement and of each amendment thereof and supplement thereto (including all annexes, appendices, schedules and exhibits), (2) such number of copies of the prospectus used in connection with such Registration Statement (including each preliminary prospectus, any summary prospectus and the final prospectus and including prospectus supplements), and (3) such number of copies of other documents, in each case as such Holder or such underwriter may reasonably request.

                  (e) The Company shall use its best efforts to register or qualify all Registrable Securities covered by such Registration Statement under the securities or "blue sky" laws of such states of the United States as any Holder or any underwriter shall reasonably request, and do any and all other acts and things which may be reasonably requested by such Holder or such underwriter to consummate the offering and disposition of Registrable Securities in such jurisdictions; but the Company shall not be required to qualify generally to do business as a foreign corporation or as a dealer in securities, subject itself to taxation, or consent to general service of process in any jurisdiction wherein it is not then so qualified or subject.

                  (f) The Company shall use its best efforts to cause the Registrable Securities covered by such Registration Statement to be registered with, or approved by, such other United States public, governmental or regulatory authorities, if any, as may be required in connection with the disposition of such Registrable Securities.

                  (g) The Company shall list the Registrable Securities covered by such Registration Statement on any securities exchange (or if applicable, the Nasdaq National Market System) on which any securities of the Company are then listed.

                  (h) The Company shall notify each Holder as promptly as practicable and, if requested by any Holder, confirm such notification in writing, (1) when a prospectus or any prospectus supplement has been filed with the SEC, and when a Registration Statement or any post-effective amendment thereto has been filed with and declared effective by the SEC, (2) of the issuance by the SEC of any stop order or the coming to its knowledge of the initiation of any proceedings for that purpose, (3) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (4) of the occurrence of any event which requires the making of any changes to a Registration Statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (and the Company shall promptly prepare and furnish to each Holder a reasonable number of copies of a supplemented or amended prospectus such that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading), and (5) of the

Company's determination that the filing of a post-effective amendment to a Registration Statement shall be necessary or appropriate. Upon the receipt of any notice from the Company of the occurrence of any event of the kind described in clause (4), the Holders shall forthwith discontinue any offer and disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until all Holders shall have received copies of a supplemented or amended prospectus which is no longer defective and, if so directed by the Company, shall deliver to the Company all copies (other than permanent file copies) of the defective prospectus covering such Registrable Securities which are then in the Holders' possession. If the Company shall provide any notice of the type referred to in the preceding sentence, the period during which the Registration Statement is required by subsection (a) to be effective shall be extended by the number of days from and including the date such notice is provided, to and including the date when Holders shall have received copies of the corrected prospectus.

                  (i) The Company shall enter into such agreements and take such other appropriate actions as are customary and reasonably necessary to expedite or facilitate the disposition of such Registrable Securities, and in that regard, deliver to the Holders such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold or, as applicable, the managing underwriters, to evidence the Company's compliance with this Agreement, including, in the case of any underwritten offering, using commercially reasonable efforts to cause its independent accountants to deliver to the managing underwriters an accountants' comfort letter substantially similar to that in scope delivered in an underwritten public offering and covering audited and interim financial statements included in the registration statement, or if such letter can not be obtained through the exercise of commercially reasonable efforts, cause its independent accountants to deliver to the managing underwriters a comfort letter based on negotiated procedures providing comfort with respect to the Company's financial statements included or incorporated by reference in the registration statement at the highest level permitted to be given by such accountants under the then applicable standards of the American Institute of Certified Public Accountants with respect to such Registration Statement.


                  Section 7. Underwriting.

                  (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration under Section 2, the Company will enter into and perform its obligations under an underwriting agreement with the underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary provisions relating to indemnities and contribution and the provision of opinions of counsel and accountants' comfort letters. If Registrable Securities are to be distributed by such underwriters on behalf of any Holder, such Holder shall also be a party to any such underwriting agreement.

                  (b) If any registration pursuant to Section 4 shall involve an underwritten offering, the Company may require Registrable Securities requested to be registered pursuant to Section 4 to be included in such underwriting on the same terms and conditions as shall be applicable to the securities being sold through underwriters under such registration. In such case, each Holder requesting registration shall be a party to any such underwriting agreement. Such agreement shall contain such representations and warranties by the Holders requesting registration and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions relating to indemnities and contribution; provided, however, that no Holder shall be required to make representations or warranties concerning the Company or any other Holder.

                  (c) In any offering of Registrable Securities pursuant to a registration hereunder, each Holder requesting registration shall also enter into such additional or other agreements as may be customary in such transactions, which agreements may contain, among other provisions, such representations and warranties as the Company or the underwriters of such offering may reasonably request (including, without limitation, those concerning such Holder, its Registrable Securities, such Holder's intended plan of distribution and any other information supplied by it to the Company for use in such registration statement), and customary provisions relating to indemnities and contribution.


                  Section 8. Information Blackout.

                  (a) At any time when a Registration Statement is effective, upon written notice from the Company to the Holders that the Company has determined in good faith that sale of Registrable Securities pursuant to the Registration Statement would require disclosure of non-public material information, the disclosure of which would have a material adverse effect on the Company, all Holders shall suspend sales of Registrable Securities pursuant to such Registration Statement until the earlier of (1) 90 days after the Company notifies the Holders of such good faith determination, and (2) such time as the Company notifies the Holders that such material information has been disclosed to the public or has ceased to be material or that sales pursuant to such Registration Statement may otherwise be resumed (the number of days from such suspension of sales by the Holders until the day when such sales may be resumed hereunder is hereinafter called a "Sales Blackout Period").

                  (b) The time period set forth in Section 6(a)(1) or (2) shall be extended for a number of days equal to the number of days in the Sales Blackout Period.

                  (c) No Sales Blackout Period shall be commenced by the Company within 60 days after the end of a Sales Blackout Period.


                  Section 9. Rule 144. The Company shall take all actions reasonably necessary to comply with the filing requirements described in Rule 144(c)(1) under the Securities Act so as to enable the Holders to sell Registrable Securities without registration under the Securities Act. Upon the written request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with the filing requirements under such Rule 144(c)(1).


                  Section 10. Preparation; Reasonable Investigation; Information. In connection with the preparation and filing of each Registration Statement registering Registrable Securities under the Securities Act, (a) the Company will give the Holders and the underwriters, if any, and their respective counsel and accountants, drafts of such registration statement for their review and comment prior to filing and (during normal business hours and subject to such reasonable limitations as the Company may impose to prevent disruption of its business) such reasonable and customary access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of the Holders of a majority of the Registrable Securities being registered and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act and (b) as a condition precedent to including any Registrable Securities of any Holder in any such registration, the Company may require such Holder to furnish the Company such information regarding such Holder and the distribution of such securities as the Company may from time to time reasonably request in writing or as shall be required by law or the SEC in connection with any registration.


                  Section 11. Indemnification and Contribution.

                  (a) In the case of each offering of Registrable Securities made pursuant to this Agreement, the Company shall indemnify and hold harmless each Holder, its officers and directors, each underwriter of Registrable Securities so offered and each Person, if any, who controls any of the foregoing persons within the meaning of the Securities Act ("Holder Indemnitees"), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any violation or alleged violation by the Company of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or county in which the Registrable Securities are offered, and relating to action taken or action or inaction required of the Company in connection with such offering, or shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in any preliminary or final prospectus included therein) relating to the offering and sale of such Registrable Securities, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; but the Company shall not be liable to any Holder Indemnitee in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement, or any omission or alleged omission, if such statement or omission shall have been made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of such Holder specifically for inclusion in the Registration Statement (or in any preliminary or final prospectus included therein), or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to any Holder Indemnitee.

                  (b) In the case of each offering of Registrable Securities made pursuant to this Agreement, each Holder shall indemnify and hold harmless the Company, its officers and directors and each person, if any, who controls any of the foregoing within the meaning of the Securities Act (the "Company Indemnitees"), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, including any amount paid in settlement of any litigation commenced or threatened, and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shall arise out of, or shall be based upon, any violation or alleged violation by such Holder of the Securities Act, any blue sky laws, securities laws or other applicable laws of any state or country in which the Registrable Securities are offered and relating to action taken or action or inaction required of such Holder in connection with such offering, or shall arise out of, or shall be based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in any preliminary or final prospectus included therein) relating to the offering and sale of such Registrable Securities or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement is contained in, or such fact is omitted from, information furnished in writing to the Company by or on behalf of such Holder specifically for inclusion in such Registration Statement (or in any preliminary or final prospectus included therein). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Company Indemnitee. The foregoing indemnity is in addition to any liability which Holder may otherwise have to any Company Indemnitee.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 11, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing. No indemnification provided for in subsection (a) or (b) shall be available to any person who shall fail to give notice as provided in this subsection (c) if the indemnifying party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, but the failure to give such notice shall not relieve the indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution or otherwise than on account of the provisions of subsection (a) or (b). In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of the counsel retained by the indemnified party in the event (1) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (2) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel, in the written opinion of such counsel, would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties (in addition to local counsel). Such firm shall be designated in writing by the Holders of a majority of the Registrable Securities disposed under the applicable Registration Statements in the case of Holder Indemnitees and by the Company in the case of Company Indemnitees. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

                  (d) If the indemnification provided for in this Section 11 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, or if the indemnified party failed to give the notice required under subsection (c), then each indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect not only both the relative benefits received by such party (as compared to the benefits received by all other parties) from the offering in respect of which indemnity is sought, but also the relative fault of all parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by a party shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by it bear to the total amounts received by each other party. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contributions pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (e) The indemnity provided for hereunder shall not inure to the benefit of any indemnified party to the extent that the claim is based on such indemnified party's failure to comply with the applicable prospectus delivery requirements of the Securities Act as then applicable to the person asserting the loss, claim, damage or liability for which indemnity is sought.


                  Section 12. Expenses. In connection with any registration under this Agreement the Company shall pay all Registration Expenses (to the extent not borne by underwriters or others), except as provided in Section 2(f) or 3(e), and each Holder shall pay its pro rata share of the items described in clause (i) of the definition of "Registration Expenses" in Section 1.


                  Section 13. Notices. Except as otherwise provided below, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties hereto, wishes to provide to or serve upon the other party any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person, delivered by the U.S. mail, delivered by overnight courier service, or sent by telecopy, as follows: (a) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 13, which address initially is, with respect to the Holders who have executed this agreement, the addresses set forth in Schedule A and with respect to all other holders is as set forth in the register for the Registrable Securities; and (b) if to the Company, initially at the Company's address set forth in the Merger Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this
Section 13. The furnishing of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly furnished or served on the party to which it is addressed, in the case of delivery in person or by telecopy, on the date when sent (with receipt personally acknowledged in the case of telecopied notice), in the case of delivery by overnight courier service, on the dated delivered as evidenced by delivery receipt, and in all other cases, five business days after it is sent.

                  Section 14. Entire Agreement. This Agreement represents the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral and written agreements, arrangements and understandings among the parties hereto with respect to such subject matter; and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived or a departure from any provision hereof can be consented to, only by a written instrument making specific reference to this Agreement signed by the Company and the Holders of a majority of the Registrable Securities then outstanding.


                  Section 15. Headings. The section headings contained in this Agreement are for general reference purposes only and shall not affect in any manner the meaning, interpretation or construction of the terms or other provisions of this Agreement.


                  Section 16. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Pennsylvania applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case, without regard to the conflicts of law principles of such state.


                  Section 17. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.


                  Section 18. No Waiver. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.


                  Section 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original instrument. Not all parties need sign the same counterpart. Delivery by facsimile of a signature page to this Agreement shall have the same effect or delivery of an original executed counterpart.

                  Section 20. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders; but nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of applicable law. If any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registerable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Holder shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, including the restrictions on resale set forth in this Agreement, and such Holder shall be entitled to receive the benefits hereof.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.


                                    PEGASUS COMMUNICATIONS CORPORATION


                                    By ________________________________________


                                    [HOLDERS]

                                    EXHIBIT A
                        to Registration Rights Agreement


Stockholders' Agreement dated as of October 8, 1996, among Pegasus, Pegasus Communications Holdings, Inc. and Harron Communications Corp.

Stockholders Agreement dated as of October 8, 1996, among Pegasus, John W. Bride, John H. Bride and Christopher McHenry Bride.

Stockholders' Agreement dated as of January 31, 1997, among Pegasus, and the former shareholders of DBS of Indiana, Inc.

Stockholders' Agreement dated as of November 7, 1997, among Pegasus, Donald W. Weber and Woodrow W. Griffin.

                                    Exhibit 6


         VOTING AGREEMENT, dated _____________, 1998, among PEGASUS COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company"); COLUMBIA CAPITAL CORPORATION, a Virginia corporation, COLUMBIA DBS CLASS A INVESTORS, LLC., a Delaware limited liability company, COLUMBIA DBS, INC., a Virginia corporation, and COLUMBIA DBS INVESTORS, L.P., a Delaware limited partnership; WHITNEY EQUITY PARTNERS, L.P., a ______________ limited partnership; FLEET VENTURE RESOURCES, INC., a Rhode Island corporation, FLEET EQUITY PARTNERS VI, L.P., a Delaware limited partnership, CHISHOLM PARTNERS III, L.P., a Delaware limited partnership, and KENNEDY PLAZA PARTNERS, a Rhode Island general partnership; and PEGASUS COMMUNICATIONS HOLDINGS, INC. a Delaware corporation, PEGASUS CAPITAL, L.P., a Pennsylvania limited partnership, and MARSHALL W. PAGON, an individual.

         The Company, Pegasus DTS Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Digital Television Services, Inc., a Delaware corporation ("DTS"), and certain shareholders of the Company and of DTS are parties to an Agreement and Plan of Merger dated January 8, 1998 (the "Merger Agreement"). Certain of the DTS Parties (this and certain other terms are defined in Section
1) or certain of their equity holders are shareholders of DTS.

         PCH and PCLP hold all the issued and outstanding shares of Class B Common Stock. Pagon controls PCH and PCLP.

         At the Closing held today under the Merger Agreement, Merger Sub is being merged with and into DTS, DTS is thereby becoming a wholly-owned subsidiary of the Company, and certain of the DTS Parties or certain of their equity holders are receiving shares of Class A Common Stock as the Merger Consideration. It is a condition precedent to the Closing that the parties execute and deliver this Agreement.

         NOW, THEREFORE, in consideration of the completion of the transactions contemplated by the Merger Agreement and of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, intending to be legally bound.

                                    SECTION 1

                                   DEFINITIONS


         1.1 Definitions. As used in this Agreement, the following terms have the following terms have the following meanings:

                  "Audit Committee": the audit committee of the Board of Directors referred to in Section 3.4.

                  "Board of Directors":  the Board of Directors of the Company.

                  "Chisholm": Chisholm Partners III, L.P., a Delaware limited partnership.

                  "Chisholm Designee": a person designated by Chisholm to serve as a director in accordance with this Agreement.

                  "Class A Common Stock": the Company's Class A Common Stock, par value $0.01 per share.

                  "Class B Common Stock": the Company's Class B Common Stock, par value $0.01 per share.

                  "Columbia Capital": Columbia Capital Corporation, a Virginia corporation.

                  "Columbia Designee": a person designated by Columbia Capital to serve as a director in accordance with this Agreement.

                  "Columbia Parties": Columbia Capital, Columbia DBS Class A Investors, LLC, a Delaware limited liability company, Columbia DBS, Inc., a Virginia corporation, and Columbia DBS Investors, L.P., a Delaware limited partnership.

                  "Columbia Principals": each of James B. Murray, Jr., David P. Mixer, Mark R. Warner, Robert B. Blow, Mark J. Kington, Harry F. Hopper, III, R. Philip Herget, III, Neil P. Byrne, Barton Schneider and James Fleming.

                  "Committee": the Audit Committee, the Compensation Committee or the Nominating Committee.

                  "Compensation Committee": the compensation committee of the Board of Directors referred to in Section 3.4.

                  "Covered Shares": (a) the shares of Class A Common Stock received as the Merger Consideration by the shareholders of DTS that are parties to this Agreement; and (b) all shares of voting securities of the Company now or hereafter beneficially owned (within the meaning of the Securities Exchange Act of 1934) by PCH, PCLP or Pagon.

                  "Designation Right Loss Event": With respect to any person, any of the following, as determined by a majority of the Independent Directors (whose determination shall be conclusive):

                  (a) such person's designee as a director commits a breach of fiduciary duty to the Company or a material violation of any federal or state securities law in connection with the purchase or sale of any of the Company's securities;

                  (b) such person (or, in the case of Columbia Capital, any Columbia Principal who owns at the time 100,000 or more shares of Class A Common Stock) commits a material violation of any federal or state securities law in connection with the purchase or sale of any of the Company's securities;

                  (c) such person materially breaches its or his noncompetition or confidentiality agreement with the Company;

                  (d) such person shall own, control, manage or be financially interested, directly or indirectly, in any business (other than a less than 5% interest in a publicly held company) that competes with the Company or any of its Subsidiaries in any geographic area in which the Company does business; but this paragraph (d) shall not apply (1) to any investment held on November 5, 1997, (2) to any investment in a business that comes into competition with the Company or any of its Subsidiaries as a result of the Company's acquisition or establishment of a new business or its expansion into a geographic area in which it did not previously operate if such person shall have held such investment before the Company's management proposes to the Board of Directors such acquisition, establishment or expansion, (3) to any investment in an investment fund or pool that itself makes or holds an investment in a competitive business if such person (A) is regularly engaged in making investment of that kind and (B) does not have the power to, and does not in fact, exercise an influence on the decision of the fund or pool in making the investment in the competitive business, and (4) unless prior to the exercise by a majority of the Independent Directors of the right to terminate the relevant person's right to designate a director, such person is given notice of the potential applicability of this paragraph (d) and a reasonable opportunity to cure or modify the relationship to the satisfaction of a majority of the Independent Directors;

                  (e) such person shall violate Section 2; or

                  (f) any director designated by such person shall take or omit to take any action in his capacity as a director or Committee member in a manner materially inconsistent with this Agreement, and the Person who has the right to designate such director has not obtained such director's resignation as a director within 30 days after being requested to do so by the Board of Directors.

                  "Director" or "director": a member of the Board of Directors.

                  "DTS": as defined in the recitals.

                  "DTS Designee": a Columbia Designee, a Chisholm Designee or a Whitney Designee.

                  "DTS Parties": the Columbia Parties, Whitney and the Fleet Parties.

                  "Fleet Parties": Chisholm, Fleet Venture Resources, Inc., a Rhode Island corporation, Fleet Equity Partners VI, L.P., a Delaware limited partnership, and Kennedy Plaza Partners, a Rhode Island general partnership.

                  "Independent Director": a natural person who (a) is not Marshall W. Pagon or a Columbia Principal or an officer, employee or principal of the Company, PCH, PCLP, any of the Columbia Parties, Whitney, any of the Fleet Parties, DTS, or any of their subsidiaries or affiliates, or any spouse or sibling, or any ancestor or lineal descendant of any such person, spouse or sibling ("immediate family") (b) is not a former officer or employee of any such person, (c) does not in addition to such person's role as a director, act on a regular basis, either individually or as a member or representative of an organization, serving as a professional adviser, legal counsel or consultant to any such person, if, in the reasonable discretion of the Nominating Committee, such relationship is material to any such person, and (d) does not represent, and is not a member of the immediate family of, a person who would not satisfy the requirements of the preceding clauses (a), (b) and (c) of this sentence. A person who has been or is a partner, officer or director of an organization that has customary commercial, industrial, banking or underwriting relationships with any of the persons named in clause (a) of the preceding sentence that are carried on in the ordinary course of business and on an arms-length basis and who otherwise satisfies the requirements set forth in clauses (a), (b), (c) and
(d) of the first sentence of this definition, may qualify as a Independent Director unless, in the reasonable discretion of the Nominating Committee, such person is not independent or may not be independent with respect to the management of the business and affairs of the Company. A person shall not be disqualified as an Independent Director under clause (b), (c) or (d) above solely because of such person's (or a member of such person's immediate family's) having served in any capacity with a business (other than DTS) acquired by the Company, or solely because such person is a representative or designee of any such business (whether or not the Company shall enter into a consulting agreement with such person in connection with such acquisition).

                  "Merger Agreement": as defined in the recitals.

                  "Merger Consideration": as defined in the Merger Agreement.

                  "Pagon": Marshall W. Pagon, an individual.

                  "Pagon Designee": a person designated by Pagon (or, in the event of his death or incapacity, by PCLP or another person appointed by Pagon for this purpose) to serve as a director in accordance with this Agreement.

                  "PCH": Pegasus Communications Holdings, Inc., a Delaware corporation.

                  "PCLP": Pegasus Capital, L.P., a Pennsylvania limited partnership.

                  "Permitted Transferee": as defined in the Company's certificate of incorporation on the date hereof.

                  "Person or "person": an individual, a partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

                  "Subsidiary": as defined in the Merger Agreement.

                  "Whitney": Whitney Equity Partners, L.P., a Delaware limited partnership.

                  "Whitney Designee": a person designated by Whitney to serve as a director in accordance with this Agreement.


                                    SECTION 2

                                     VOTING

         Section 2.1 Each party warrants to the others that it has voting control over the number of Covered Shares set forth opposite its name on Exhibit
A. Each party shall vote all Covered Shares held by it, or over which it has the power to direct the voting, as specified in this Agreement and shall take any and all other action necessary or appropriate to implement the provisions of this Agreement, including without limitation proposing and voting on amendments to the Company's certificate of incorporation and by-laws as may be necessary to fully implement the provisions hereof. No party shall permit any Covered Shares held by it, or over which it has the power to direct the voting, to be voted in any manner inconsistent with this Agreement. "Voting" includes the execution of written consents.

                                    SECTION 3


                        COMPOSITION OF BOARD OF DIRECTORS
                                 AND COMMITTEES

         Section 3.1 Board of Directors. Except as otherwise provided in Section 3.3, the Board of Directors shall consist of nine members, of whom:

                  (a) three will be Pagon Designees;

                  (b) one will be a Columbia Designee until Columbia Capital ceases to have the right to designate a director under Section 4.1;

                  (c) one will be a Whitney Designee until Whitney ceases to have the right to designate a director under Section 4.1;

                  (d) one will be a Chisholm Designee until Chisholm ceases to have the right to designate a director under Section 4.1; and

                  (e) three will be Independent Directors, who shall be the persons identified in Section 3.5(e) (so long as they continue to satisfy the definition of "Independent Director") or their successors (who satisfy the definition of "Independent Director") nominated by the Nominating Committee.

Section 2.1 shall apply to the election of directors specified in this Section 3.1.

         Section 3.2 Vacancies Caused by Resignation, etc.. Any vacancy in the Board of Directors or a Committee caused by the resignation, removal, incapacity or death of a Pagon Designee or a DTS Designee shall be filled by a person designated by the party that had the right to designate the resigned, removed, incapacitated or dead director or Committee member, except as provided in
Section 3.3. Section 2.1 shall apply to the election of directors and Committee members specified in this Section 3.2.

         Section 3.3 Other Vacancies.

                  (a) If Columbia Capital, Whitney or Chisholm ceases to have the right to designate a director pursuant to Section 4.1, such party shall promptly cause the director designated by it to resign if so requested by Pagon (or, in the event of his death or incapacity, by PCLP or another person appointed for Pagon for this purpose), except that in case of the loss pursuant to Section 4.1(a)(1), (b)(1) or (c)(1) of the right of Columbia Capital, Whitney or Chisholm to designate a director, as the case may be, which also results in the termination of this Agreement pursuant to Section 4.3, such party shall cause the director designated by it to resign not later than the date on which this Agreement terminates. Failing such resignation, such director may be removed in the manner provided by law. If a vacancy occurs in the Board of Directors by reason of any such required resignation or permitted removal, the Board of Directors (as constituted after giving effect to such vacancy) shall either (1) reduce the number of directors to eliminate the vacancy or (2) instruct the Nominating Committee to nominate an Independent Director to fill the vacancy.

                  (b) The size of the Board of Directors may be increased as provided by law. Each director elected to fill any position created by an increase in the size of the Board of Directors shall be an Independent Director.

                  (c) No party to this Agreement will take any action to fill a vacancy created under this Section 3.3 by a person who is not an Independent Director. Otherwise, Section 2.1 shall not apply to the election of directors to fill vacancies created under this Section 3.3

         Section 3.4 Committees. The Board of Directors shall establish an Audit Committee, a Nominating Committee and a Compensation Committee, each of which shall consist of three directors who shall be (1) a director designated by Pagon, (2) a director designated by a majority of the DTS Designees then serving as directors; and (3) one of the Independent Directors specified in Section 3.1(e) designated by the Board of Directors in the manner provided by law. [NOTE: Need to consider suitability of DTS designees for Compensation Committee for purposes of Section 16 and Section 162(m)]. The Audit Committee and the Compensation Committee shall have the powers and functions of the present audit committee and compensation committee of the Board of Directors. The Nominating Committee shall nominate all persons (other than the Pagon Designees and the DTS Designees) to serve as directors, which nominee shall be subject to election by the shareholders of the Company or subject to appointment by the Board of Directors to fill vacancies. The Company shall not establish a committee with the authority to act on all or substantially all matters on which the Board of Directors may act (commonly known as an "executive committee") without the consent of a majority of the DTS Designees.

         Section 3.5 Initial Designations. The parties make the following designations pursuant to this Section 3:

                  (a) The Pagon Designees are Pagon, Robert N. Verdecchio and
__________.

                  (b) The Columbia Designee is __________.

                  (c) The Whitney Designee is ___________.

                  (d) The Chisholm Designee is ___________.

                  (e) The Independent Directors specified in Section 3.1(e) are James J. McEntee, III, Mary C. Metzger and Donald W. Weber, each of whom is currently a director of the Company.

                  (f) The Audit Committee shall consist of the persons serving thereon on the date of this Agreement (_____________ and _____________) and __________. [DTS Designee].

                  (g) The Nominating Committee shall consist of the persons serving thereon on the date of this Agreement (_______________ and _______________) and __________ [DTS Designee].

                  (h) The Compensation Committee shall consist of the persons serving thereon on the date of this Agreement (______________ and _______________) and __________ [DTS Designee].

Immediately following the execution of this Agreement, the Board of Directors shall take such action as shall be required to create vacancies on the Board of Directors and the present audit, nominating and compensation committees of the Board of Directors, and to elect persons to the Board of Directors and to the Committees as specified in this Section 3.5

         Section 3.6 Subsequent Designations. Except as provided in Section 3.5, each party to this Agreement that is entitled to designate one or more directors or Committee members shall do so by written notice to each of the other parties to this Agreement and to the Secretary of the Company, signed by the Person making such designation.

         Section 3.7 Removal. Any director may be removed by the shareholders of the Company in the manner provided by law, except that no DTS Designee may be removed without the written consent of the party that designated him unless such party shall have ceased to have the right to designate a director pursuant to
Section 4.1. Section 2.1 shall apply to this Section 3.7.

         Section 3.8 Chairman, President and Chief Executive Officer. For so long as this Agreement is in effect, Pagon will be elected by the Board of Directors as Chairman, President and Chief Executive Officer of the Company, except in case of incapacity.

         Section 3.9 Preferred Stock. If the holders of the Company's 12-3/4% Series A Cumulative Exchangeable Preferred Stock shall become entitled to elect directors in accordance with the terms thereof, this Agreement shall not apply to any additional directorships to which their rights apply.

                                    SECTION 4

                                   TERMINATION

         Section 4.1 Termination of Designation Rights.

                  (a) Columbia Capital shall cease to have the right to designate a director if at any time (1) the Columbia Parties and the Columbia Principals collectively own less than half the Covered Shares received by the Columbia Parties and the Columbia Principals pursuant to the Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to any Columbia Party or any Columbia Principal.

                  (b) Whitney shall cease to have the right to designate a director if at any time (1) Whitney owns less than half the Covered Shares received by it pursuant to the Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to Whitney.

                  (c) Chisholm shall cease to have the right to designate a director if at any time (1) the Fleet Parties collectively own less than half the Covered Shares received by them pursuant to the Merger Agreement, or (2) a Designation Right Loss Event occurs with respect to any Fleet Party.

                  (d) For purposes of this Section 4.1, a party no longer owns Covered Shares distributed to its equity holders unless the distributee is also a party to this Agreement or, in the case of the Columbia Parties, is a Columbia Principal. Continuing ownership of Covered Shares shall be determined by the specific identification method.

                  (e) For purposes of this Section 4.1, if the Columbia Parties, the Columbia Principals, the Fleet Parties and Whitney, or any of them, shall transfer any Covered Shares to a partnership or limited liability company wholly owned by such transferors immediately following the Closing, then for purposes of this Section 4.1 the transferor shall be deemed to own a portion of the Covered Shares transferred to such partnership or limited liability company, which portion shall be designated in writing by such partnership or limited liability company to the Company at the time of the transfer of such Covered Shares, as long as (i) such partnership or limited liability company continues to own such Covered Shares, and (ii) such transferors continue to own all of the equity interests in such partnership or limited liability company.

         Section 4.2 Termination of Voting Obligations.

                  (a) The obligations of any party under Section 2.1 shall terminate with respect to any Covered Share upon the sale or other transfer of such Covered Share to any person who is not a party to this Agreement and is not required by subsection (b) to become a party to this Agreement.

                  (b) PCH or PCLP shall not sell or otherwise transfer any Covered Shares to a Permitted Transferee unless the Permitted Transferee agrees in writing to be bound by, and to become a party to, this Agreement (including the requirements of this subsection) to the same extent as its transferor, as it relates to the Covered Shares so transferred.

         Section 4.3 Termination of Agreement. This Agreement shall terminate in its entirety on the date of the meeting of the Company's shareholders at which directors are scheduled to be elected next following the date on which all of Columbia Capital, Whitney and Chisholm shall cease to have the right to designate a director pursuant to Section 4.1. Neither Section 2 nor the requirements of this Agreement relating to actions by the Nominating Committee shall apply to the election of directors to occur at such meeting.


                                    SECTION 5

                                  MISCELLANEOUS


         Section 5.1 Notices. Except as otherwise provided below, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties hereto, wishes to provide to or serve upon the other party any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person or sent by telecopy, as follows:

         Section 5.2 Entire Agreement. This Agreement represents the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral and written agreements, arrangements and understandings among the parties hereto with respect to such subject matter; and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived or a departure from any provision hereof can be consented to, only by a written instrument making specific reference to this Agreement signed by all parties to this Agreement other than (a) the Columbia Parties if Columbia Capital shall no longer have the right to designate a director pursuant to Section 4.1, (b) Whitney if Whitney shall no longer have the right to designate a director pursuant to Section 4.1, or (c) the Fleet Parties if Chisholm shall no longer have the right to designate a director under
Section 4.1.

         Section 5.3 Paragraph Headings. The paragraph headings contained in this Agreement are for general reference purposes only and shall not affect in any manner the meaning, interpretation or construction of the terms or other provisions of this Agreement.

         Section 5.4 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case, without regard to the conflicts of law principles of such state.

         Section 5.5 Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         Section 5.6 No Waiver. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         Section 5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original instrument. Not all parties need sign the same counterpart. Delivery by facsimile of a signature page to this Agreement shall have the same effect as delivery of an original executed counterpart.

         Section 5.8 Successors and Assigns. Subject to Section 4.1(d), this Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the date first written above.

                                PEGASUS COMMUNICATIONS CORPORATION

                                By: ____________________________________________
                                    Title:



                                PEGASUS CAPITAL, L.P.
                                By:      Pegasus Capital, Ltd., General Partner

                                By: ____________________________________________
                                     Title:



                                PEGASUS COMMUNICATIONS HOLDINGS, INC.

                                By: ____________________________________________
                                    Title:



                                ________________________________________________
                                Marshall W. Pagon



                                WHITNEY EQUITY PARTNERS, L.P.
                                By: J.H. Whitney Equity Partners LLC
                                    Its General Partner

                                By: ____________________________________________
                                    Title:            Managing Member

                             FLEET VENTURE RESOURCES, INC.

                             By: _________________________________________

                             Title:   Senior Vice President



                             FLEET EQUITY PARTNERS VI, L.P.
                             By: Fleet Growth Resources II, Inc.
                                 Its General Partner

                             By: _________________________________________

                             Title:   Senior Vice President


                             CHISHOLM PARTNERS III, L.P.
                             By: Silverado III L.P., its general partner
                             By: Silverado III Corp., its general partner

                             By: _________________________________________

                             Title: Senior Vice President


                             KENNEDY PLAZA PARTNERS

                             By: _________________________________________

                             Title: General Partner


                             COLUMBIA CAPITAL CORPORATION

                             By: _________________________________________



                             COLUMBIA DBS CLASS A INVESTORS, LLC.

                             By: _________________________________________

                             Title: Member

                              COLUMBIA DBS INVESTORS, L.P.
                              By: Columbia Capital Corporation
                                  Its General Partner

                              By: _________________________________________

                              Title:



                              COLUMBIA DBS, INC.

                              By: _________________________________________

                              Title:

                                    Exhibit 7


                              CERTIFICATE OF MERGER
                                       of

                          PEGASUS DTS MERGER SUB, INC.

                                  with and into

                        DIGITAL TELEVISION SERVICES, INC.

                Under Section 251 of the General Corporation Law
                            of the State of Delaware
 ------------------------------------------------------------------------------

DIGITAL TELEVISION SERVICES, INC. hereby certifies that:

1. The name and state of incorporation of each of the constituent corporations to the merger are:

         (a) Digital Television Services, Inc., a Delaware corporation (the "Surviving Corporation"); and

         (b) Pegasus DTS Merger Sub, Inc., a Delaware corporation ("Pegasus Merger Sub").

2. An Agreement and Plan of Merger (the "Merger Agreement") among Pegasus Communications Corporation, a Delaware corporation, the Surviving Corporation and certain of its shareholders, Pegasus Merger Sub and certain of its shareholders has been approved, adopted, certified, executed and acknowledged by the Surviving Corporation and Pegasus Merger Sub in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the corporation surviving the merger is Digital Television Services, Inc.

4. The Certificate of Incorporation of the Surviving Corporation is amended as follows:

         (a) The first paragraph of Article FOURTH is amended in its entirety to read as follows:

                           "FOURTH: The aggregate number of shares of capital
                  stock which the Corporation shall have authority to issue is two thousand (2,000) shares, of which one thousand (1,000) shares shall be designated common stock, par value $.01 per share (the "Common Stock"), and one thousand (1,000) shares shall be designated preferred stock, par value $.01 per share (the "Preferred Stock")."

          (b) Paragraph (1) of Article SEVENTH is amended in its entirety to read as follows:

                           "(1) Election of directors need not be by written
                  ballot unless the by-laws of the Corporation so provide."

5. An executed copy of the Merger Agreement is on file at 5 Radnor Corporate Center, Suite 454, 100 Matsonford Road, Radnor, Pennsylvania 19087.

6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Pegasus Merger Sub or the Surviving Corporation.

         IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by a duly authorized officer thereof, as of the _____ day of ____________, 1998.

                                         DIGITAL TELEVISION SERVICES, INC.


                                         By:____________________________________
                                            Name:
                                            Title:

                                    EXHIBIT 8

                       PEGASUS COMMUNICATIONS CORPORATION
                                       AND
                          PEGASUS DTS MERGER SUB, INC.
                            368(a)(2)(E) CERTIFICATE
                                       TO
                   NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.


          Re: Agreement and Plan of Merger among Digital Television Services, Inc. (the "Company") and certain of its Shareholders, Pegasus Communications Corporation (the "Parent"), certain of Parent's Shareholders and Pegasus DTS Merger Sub, Inc. (the "Subsidiary") dated as of January 8, 1998 (the "Acquisition Agreement").

Gentlemen:

This Certificate is supplied to you in connection with the issuance of your
Section 368(a)(2)(E) tax opinion in accordance with Section 10.4(ix) of the Acquisition Agreement. Capitalized terms used and not defined herein have the meanings set forth in the Acquisition Agreement including exhibits and schedules attached thereto. All Section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended to the date hereof (the "Code").

The undersigned officers of the Parent and the Subsidiary hereby certify to Nelson Mullins Riley & Scarborough, L.L.P. for the purpose of making certain factual representations upon which Nelson Mullins Riley & Scarborough, L.L.P. is entitled to rely in rendering its legal opinion regarding certain federal income tax consequences of the Merger, as follows:

1. To the best knowledge of the undersigned, the fair market value of the Pegasus Class A Common Stock to be received by each Shareholder in the Merger will be approximately equal to the fair market value of the Company Capital Stock surrendered by each such Shareholder in exchange therefor.

2. The undersigned confirm that the Company will hold substantially all (within the meaning of Code Section 368(a)(2)(E)) of the assets of the Subsidiary immediately after the Closing, and the undersigned have no reason to believe that the Company would not hold "substantially all" (within the meaning of Code
Section 368(a)(2)(E)) of the assets of the Company immediately after the Closing.

3. Prior to the Merger, Parent will be in control of Subsidiary within the meaning of Section 368(c) of the Code.

4. Parent has no plan or intention to cause the Company to issue additional shares of Company Capital Stock following the Merger that would result in Parent losing Control of the Company within the meaning of Section 368(c) of the Code.

5. Parent has no plan or intention to reacquire any of the Pegasus Class A Common Stock issued in the Merger.

6. Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell or otherwise dispose of the stock of the Company except for transfers of stock to corporations controlled by Parent (within the meaning of Section 368(c)); or to cause the Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Subsidiary, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Company (within the meaning of Section 368(c)).

7. Subsidiary will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the Merger. Subsidiary is a wholly-owned subsidiary of Parent and was organized by Parent solely for purposes of the Merger and Subsidiary has not, and prior to the Merger will not, engage in any business or activities whatsoever except for such activities as may be contemplated by the Acquisition Agreement.

8. Following the Merger, Parent shall cause the Company to continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business.

9. Parent does not own nor has it owned during the past five years, any shares of the stock of the Company.

10. Neither Parent nor Subsidiary is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

11. Parent and Subsidiary will pay their respective expenses incurred in connection with the Merger.

12. There is no intercompany indebtedness existing between Parent and the Company or between Subsidiary and the Company that was issued, acquired, or will be settled at a discount.

13. The Pegasus Class A Common Stock to be received by Shareholders of the Company constitutes voting stock of Parent.

14. The payment (if any) of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and from Parent's perspective does not represent separately bargained-for consideration.

15. The undersigned officers of Parent and Subsidiary are authorized to execute this Certificate and each of Parent and Subsidiary is authorized to make all representations made by it and set forth herein.

The undersigned have executed this Certificate as of the _____ day of ___________, 1998.

                                    PEGASUS COMMUNICATION CORPORATION


                                    By:______________________________
                                             Name:_______________________
                                             Title:______________________


                                    PEGASUS DTS MERGER SUB, INC.


                                    By:______________________________
                                             Name:_______________________
                                             Title:______________________




                                       -3-